As filed with the Securities and Exchange Commission on February 17, 2006

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE WALT DISNEY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	7990	95-454390
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

500 South Buena Vista Street, Burbank, California 91521

(818) 560-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan N. Braverman

Senior Executive Vice President, General Counsel and Secretary

500 South Buena Vista Street, Burbank, California 91521

(818) 560-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian J. McCarthy, Esq. Joseph J. Giunta, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000	Morton A. Pierce, Esq. Gordon E. Warnke, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000	Lois Scali Executive Vice President and General Counsel Pixar 1200 Park Avenue, Emeryville, California 94608 (510) 752-3000	Larry W. Sonsini, Esq. Jose F. Macias, Esq. Michael S. Ringler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock $0.01 par value per share	317,568,291	N/A	$8,334,096,541	$891,748.33

(1)	This Registration Statement relates to common stock, par value $0.01 per share of the registrant issuable to holders of common stock, without par value (“Pixar common stock”), of Pixar, a California corporation (“Pixar”), in the proposed merger of Lux Acquisition Corp., a California corporation and a wholly-owned subsidiary of the registrant with and into Pixar.
(2)	Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 138,073,170, the aggregate number of shares of Pixar common stock outstanding as of February 10, 2006 or issuable pursuant to the exercise of outstanding options prior to the date the merger is expected to be completed and (b) an exchange ratio of 2.3 shares of the registrant’s common stock for each share of Pixar common stock.
(3)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457 (c) and (f) of the Securities Act of 1933, as amended, based upon the product of: (i) 138,073,170, the maximum number of shares of Pixar common stock that may be exchanged in the merger (the sum of (a) 120,253,773 shares of Pixar common stock outstanding as of February 10, 2006, and (b) 17,819,397 shares of Pixar common stock issuable upon the exercise of outstanding options as of February 10, 2006, multiplied by (ii) $60.36, the average of the high and low sale prices for shares of Pixar common stock as reported on the Nasdaq National Market on February 13, 2006.
(4)	Calculated by multiplying the proposed maximum aggregate offering price for Pixar common stock by 0.00010700.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Disney may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

Subject to completion, dated February 17, 2006

To the Shareholders of Pixar:

You are cordially invited to attend a Special Meeting of Pixar shareholders to be held on             , 2006 at     . At the Special Meeting, Pixar shareholders will be asked to approve the principal terms of the Agreement and Plan of Merger that Pixar entered into as of January 24, 2006 with The Walt Disney Company (“Disney”) and Lux Acquisition Corp., a wholly-owned subsidiary of Disney, and to approve the merger contemplated by the merger agreement. If the principal terms of the merger agreement and the merger are approved, and the other conditions in the merger agreement are satisfied or waived, Lux Acquisition Corp. will merge with and into Pixar, and Pixar will become a wholly-owned subsidiary of Disney. Upon completion of the merger, each outstanding share of Pixar common stock will be converted into the right to receive 2.3 shares of Disney common stock.

Disney common stock is listed on the New York Stock Exchange under the trading symbol “DIS.” On             , 2006, the closing sale price of Disney common stock was $            .

Pixar’s board of directors has carefully reviewed and considered the terms and conditions of the merger agreement. Based on its review, Pixar’s board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Pixar and its shareholders and recommends that you vote for approval of the principal terms of the merger agreement and approval of the merger.

Your vote is very important. Pixar cannot complete the merger unless the principal terms of the merger agreement and the merger are approved by the affirmative vote of the holders of a majority of the outstanding shares of Pixar common stock entitled to vote at the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or on the Internet as soon as possible. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card. If you do not submit your proxy, instruct your broker how to vote your shares or vote in person at the Special Meeting, it will have the same effect as a vote against approval of the principal terms of the merger agreement and the merger.

The accompanying proxy statement/prospectus explains the merger agreement and proposed merger in detail and provides specific information concerning the Special Meeting. Please review this document carefully. In particular, you should carefully consider the matters discussed under “ Risk Factors” beginning on page 19.

Sincerely,

Steven P. Jobs
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the Disney common stock to be issued in connection with the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2006 and is first being mailed to shareholders on or about                     , 2006.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on                     , 2006

To the Shareholders of Pixar:

Notice is hereby given that a Special Meeting of shareholders (the “Special Meeting”) of Pixar, a California corporation, will be held on                     , 2006 at             , local time, at             , for the following purpose:

To consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Merger, dated as of January 24, 2006, by and among The Walt Disney Company (“Disney”), Lux Acquisition Corp., a wholly-owned subsidiary of Disney, and Pixar, pursuant to which Lux Acquisition Corp. will merge with and into Pixar, and Pixar will become a wholly-owned subsidiary of Disney, and to approve the merger, which we refer to as the merger proposal.

The merger proposal is more fully described in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting.

Only holders of record of Pixar’s common stock at the close of business on                     , 2006 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. A majority of the shares of Pixar common stock outstanding on the Record Date must be voted in favor of the merger proposal in order for the merger to be completed. Therefore, your vote is very important. Your failure to vote your shares is the same as voting against the merger proposal.

Dissenters’ rights may be available under Chapter 13 of the California General Corporation Law in connection with the merger. In order to exercise dissenters’ rights, Pixar shareholders must deliver a written demand to Pixar no later than the date of the Special Meeting and must vote “AGAINST” the merger proposal. A copy of the applicable California statutory provisions is included as Annex D of the attached proxy statement/prospectus, and a summary of these provisions can be found under “Dissenters’ Rights” in the attached proxy statement/prospectus.

All Pixar shareholders are cordially invited to attend the Special Meeting in person. However, to assure your representation at the Special Meeting, please vote as soon as possible using one of the following methods: (1) by telephone by calling the toll-free number as instructed on the enclosed proxy card, (2) by using the Internet as instructed on the enclosed proxy card or (3) by mail by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Special Meeting may vote in person even if he or she has voted using the Internet, telephone or proxy card.

The board of directors of Pixar unanimously recommends that you vote “FOR” the approval of the merger proposal.

By Order of the Board of Directors

Simon T. Bax
Executive Vice President, Chief Financial Officer and Secretary

Emeryville, California

                    , 2006

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE BY (1) TELEPHONE, (2) USING THE INTERNET OR (3) COMPLETING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

i

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Disney and Pixar from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 101 of this proxy statement/prospectus.

Disney will provide you with copies of this information relating to Disney (excluding all exhibits unless Disney has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

The Walt Disney Company

500 South Buena Vista Street, MC 9722

Burbank, California 91521

Shareholder Services Department

(818) 553-7200

Pixar will provide you with copies of this information relating to Pixar (excluding all exhibits unless Pixar has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Pixar

1200 Park Avenue

Emeryville, California 94608

Attn: Investor Relations

(510) 752-3000

In order to receive timely delivery of the documents, you must make your requests no later than                     , 2006.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a shareholder of Pixar, may have regarding the merger and the other matters being considered at the Special Meeting of Pixar shareholders and brief answers to those questions. Pixar urges you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the merger and the other matters being considered at the Special Meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Disney agreed to acquire Pixar under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see “The Merger Agreement” beginning on page 68 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, Pixar shareholders must approve the principal terms of the merger agreement and approve the merger, and all other conditions to the merger must be satisfied or waived. Pixar will hold a Special Meeting of its shareholders to obtain this approval.

This proxy statement/prospectus contains important information about the merger, the merger agreement and the Special Meeting of the shareholders of Pixar, and you should read this proxy statement/prospectus carefully.

Your vote is very important. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your Pixar shares without attending the Special Meeting. For more specific information on how to vote, please see the questions and answers for Pixar shareholders below.

Q:	Why are Disney and Pixar proposing the merger?

A:	We believe that combining the strengths of our two companies is in the best interests of each company and our respective shareholders. This acquisition combines Pixar’s creative and technological resources with Disney’s portfolio of world-class family entertainment, characters, theme parks and other franchises, which we expect will result in new creative output and technological innovation that can fuel future growth across the businesses. By combining Pixar with Disney, Pixar’s shareholders will participate in the benefits expected to be derived from the merger, such as a greater ability for Pixar to develop fully the creative assets previously developed by Pixar, the opportunity to leverage Disney’s numerous distribution channels and the benefits of combining the Disney and Pixar brands to more fully exploit their combined market potential. The merger will also enable the companies to combine the animation studios of Pixar and Disney. To review the reasons for the merger in greater detail, see “The Merger—Recommendation of the Pixar Board of Directors and Its Reasons for the Merger” beginning on page 50 and “The Merger—Disney’s Reasons for the Merger” beginning on page 57 of this proxy statement/prospectus.

Q:	How does the Pixar board of directors recommend that Pixar shareholders vote?

A:	The Pixar board of directors unanimously recommends that Pixar shareholders vote “FOR” the proposal to approve the principal terms of the merger agreement and to approve the merger. The Pixar board of directors has determined that the principal terms of the merger agreement and the merger are advisable, fair to and in the best interests of Pixar and its shareholders. Accordingly, the Pixar board of directors has approved the merger agreement and the merger contemplated by the merger agreement. For a more complete description of the recommendation of the Pixar board of directors, see “The Pixar Special Meeting—Pixar Board of Directors’ Recommendation” beginning on page 43 of this proxy statement/prospectus and “The Merger—Recommendation of the Pixar Board of Directors and Its Reasons for the Merger” beginning on page 50 of this proxy statement/prospectus.

Q:	What will happen in the merger?

A:	Pursuant to the terms of the merger agreement, Lux Acquisition Corp., a wholly-owned subsidiary of Disney, will merge with and into Pixar, and Pixar will survive and continue as a wholly-owned subsidiary of Disney.

Q:	What consideration will Pixar shareholders receive in the merger?

A:	Pixar shareholders will receive 2.3 shares of Disney common stock for each share of Pixar common stock they own. Each Pixar shareholder will receive cash for any fractional share of Disney common stock that such shareholder would be entitled to receive in the merger after aggregating all fractional shares to be received by such shareholder.

Q:	When do Disney and Pixar expect the merger to be completed?

A:	Disney and Pixar are working to complete the merger as quickly as practicable and currently expect that the merger could be completed in the summer of 2006. However, we cannot predict the exact timing of the completion of the merger because it is subject to regulatory approvals and other conditions.

Q:	What are the United States federal income tax consequences of the merger?

A:	We expect the merger to qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code. If the merger qualifies as a reorganization, Pixar shareholders generally will not recognize any gain or loss upon the receipt of Disney common stock in exchange for Pixar common stock in connection with the merger, except for cash received in lieu of a fractional share of Disney common stock.

Pixar shareholders are urged to read the discussion in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 61 and to consult their tax advisors as to the United States federal income tax consequences of the merger, as well as the effects of state, local and non-United States tax laws.

Q:	What vote of Pixar shareholders is required to approve the principal terms of the merger agreement and to approve the merger contemplated by the merger agreement?

A:	Approval of the principal terms of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of Pixar common stock entitled to vote at the Special Meeting.

Q:	Are there any risks related to the merger or any risks relating to owning Disney common stock?

A:	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus.

Q:	Is there any shareholder already committed to vote in favor of the merger?

A:	Yes. Pursuant to a voting agreement, Steven P. Jobs agreed to vote shares of Pixar common stock held by him on the Record Date of the Special Meeting representing 40% of the outstanding shares of Pixar in favor of the merger. For a more complete description of the voting agreement, see “The Voting Agreement” beginning on page 84 of this proxy statement/prospectus. The voting agreement is also attached to this proxy statement/prospectus as Annex B.

Q:	Am I entitled to dissenters’ rights?

A:

If you are a Pixar shareholder, under California law, you may have the right to dissent from the merger and obtain payment in cash for the fair market value of your shares of common stock rather than shares of

Disney common stock. To exercise dissenters’ rights, holders of at least 5% of the outstanding shares of Pixar must have filed for demand payments under Chapter 13 of the California General Corporation Law. If you wish to exercise dissenters’ rights or preserve your right to do so, you must precisely comply with all of the procedures set forth in Chapter 13 of the California General Corporation Law, including voting “AGAINST” the approval of the principal terms of the merger agreement and approval of the merger and delivering a written demand to Pixar for purchase of your shares before the date of the Special Meeting. Chapter 13 of the California General Corporation Law is attached to this proxy statement/prospectus as Annex D.

Holders of Disney common stock are not entitled to dissenters’ rights in connection with the issuance of Disney common stock in the merger.

Q:	What will happen to Pixar’s outstanding options in the merger?

A:	Pixar’s outstanding options will be assumed by Disney in the merger. Each option so assumed will thereafter represent an option to purchase a number of shares of Disney common stock equal to the number of shares of Pixar common stock subject to the option immediately prior to the merger (whether or not vested) multiplied by the exchange ratio, which is 2.3. The assumed options will have the same vesting and expiration provisions as the original Pixar options, except for options held by an executive officer and non-employee directors, the vesting of which will accelerate. The exercise price per share for each assumed Pixar option will be equal to the exercise price per share of the original Pixar option divided by 2.3, rounded up to the nearest one-hundredth of a cent.

Q:	When and where will the Special Meeting of Pixar’s shareholders be held?

A:	The Special Meeting will take place at , on , , at local time.

Q:	Who can attend and vote at the Special Meeting?

A:	All Pixar shareholders of record as of the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting.

Q:	What should I do now in order to vote on the proposals being considered at the Special Meeting?

A:	Pixar shareholders as of the Record Date may vote by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold Pixar common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you must complete, sign, date and return the enclosed voting instruction form to the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction form used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Additionally, you may also vote in person by attending the Special Meeting. If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the Special Meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the Special Meeting. Whether or not you plan to attend the Special Meeting, you should submit your proxy card or voting instruction form as described in this proxy statement/prospectus.

Q:	Do I need to send in my Pixar stock certificates now?

A:

No. You should not send in your Pixar stock certificates now. Following the merger, a letter of transmittal will be sent to Pixar shareholders informing them where to deliver their Pixar stock certificates in order to receive shares of Disney common stock and any cash in lieu of a fractional share of Disney common stock. You should not send in your Pixar common stock certificates prior to receiving this letter of transmittal.

Q:	What will happen if I abstain from voting or fail to vote?

A:	Your abstention or failure to vote or to instruct your broker to vote if your shares are held in “street name” will have the same effect as a vote against the proposal to approve the principal terms of the merger agreement and to approve the merger.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the Special Meeting by:

•	delivering a signed written notice of revocation to the Secretary of Pixar;

•	signing and delivering a new, valid proxy bearing a later date;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions will be followed); or

•	attending the Special Meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” you must contact your broker, bank or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials for the Special Meeting?

A:	You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Toll Free from within the United States and Canada: 877-456-3463

Banks and Brokers call collect: 212-750-5833

SUMMARY

The following is a summary that highlights information contained in this proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the merger contemplated by the merger agreement, we encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Disney and Pixar that has been filed with the Securities and Exchange Commission, referred to as the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 101 of this proxy statement/prospectus.

The Companies

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

(818) 560-1000

The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment and Consumer Products.

The Media Networks segment is comprised of domestic broadcast television network, domestic television stations, cable/satellite networks and international broadcast operations, television production and distribution, domestic broadcast radio networks and stations and internet operations. As noted below, Disney recently entered into an agreement to combine its ABC radio business with Citadel Broadcast Corporation.

Disney owns and operates the Walt Disney World Resort and Disney Cruise Line in Florida, the Disneyland Resort in California and ESPN Zone facilities in several states. Disney manages and has effective ownership interests of 51% and 43%, respectively, in the Disneyland Resort Paris in France and Hong Kong Disneyland, which opened in September 2005. Disney also licenses the operations of the Tokyo Disney Resort in Japan. Disney’s Walt Disney Imagineering unit designs and develops new theme park concepts and attractions as well as resort properties.

The Studio Entertainment segment produces and acquires live-action and animated motion pictures, animated direct-to-video programming, musical recordings and live stage plays. Disney distributes produced and acquired films (including its film and television library and films produced by Pixar) to the theatrical, home entertainment, pay-per-view, video-on-demand, pay television and free-to-air television markets.

The Consumer Products segment partners with licensees, manufacturers, publishers and retailers throughout the world to design, promote and sell a wide variety of products based on existing and new Disney characters and other intellectual property. Disney also engages in retail, direct mail and online distribution of products based on its characters and films through The Disney Store, the Disney Catalog and DisneyDirect.com, respectively. Disney sold its North American Disney Store operations in November 2004, but continues to own and operate The Disney Store business outside of North America.

Recent Developments

Unrelated to the merger of Disney and Pixar, on February 6, 2006, Disney and Citadel Broadcasting Corporation (“Citadel”) announced that their boards of directors approved a definitive agreement to combine ABC Radio assets, which include 22 radio stations and the ABC Radio Network, with Citadel. Disney stockholders would own approximately 52% of the new company and Disney would retain between $1.4 billion and $1.65 billion in cash depending on the market conditions at the date of closing. ESPN Radio and Radio Disney networks and stations are not included in the transaction. The transaction is valued at approximately $2.7 billion and is expected to be completed by the end of 2006, subject to regulatory approvals. However, there can be no assurance that the transaction will be completed or completed when expected or on the terms described here. The Citadel transaction and the merger of Disney and Pixar are separate and independent transactions and the occurrence or nonoccurrence of either transaction is not dependent on the occurrence or nonoccurrence of the other transaction.

Pixar

1200 Park Avenue

Emeryville, California 94608

(510) 752-3000

Pixar is a leading digital animation studio with the creative, technical and production capabilities to create animated feature films and related products. Pixar’s objective is to create, develop and produce computer-animated feature films with heartwarming stories and memorable characters that appeal to audiences of all ages. Through the creation of entertaining, enduring and successful films, Pixar seeks to maintain its position as a leading brand in animated feature films. To date, Pixar has created and produced six full-length computer-animated feature films, which were marketed and distributed by Disney. Pixar has won 20 Academy Awards® for its films and technical achievements, and Pixar’s six films have grossed an aggregate of more than $3.2 billion at the worldwide box office to date. Pixar’s next film, Cars, is scheduled for release on June 9, 2006. Pixar was incorporated in the state of California on December 9, 1985.

Recent Developments

On January 27, 2006, an action, titled Jonathan Levene v. Pixar et al., was filed in the Superior Court of the State of California for the County of Alameda, naming Pixar and all members of the Pixar board of directors as defendants. The complaint generally alleged that Pixar’s directors breached their fiduciary duties in approving the proposed merger between Pixar and Disney because they failed to maximize value for Pixar’s shareholders. The complaint sought class certification and certain forms of equitable relief, including enjoining the consummation of the proposed merger. The complaint did not seek compensatory damages. On January 30, 2006, the defendants removed the action to the United States District Court for the Northern District of California. On February 1, 2006, the plaintiff dismissed the action voluntarily.

The Merger

(see page 46)

Disney and Pixar agreed to the acquisition of Pixar by Disney under the terms of the merger agreement that is described in this proxy statement/prospectus. Pursuant to the merger agreement, Lux Acquisition Corp., a wholly-owned subsidiary of Disney, will merge with and into Pixar, with Pixar surviving the merger and continuing as a wholly-owned subsidiary of Disney. We have attached the merger agreement as Annex A to this proxy statement/prospectus. We encourage you to read carefully the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration and the Treatment of Pixar Stock Options

Pixar shareholders will receive 2.3 shares of Disney common stock for each share of Pixar common stock they own. As a result, Disney expects to issue approximately 274.4 million shares of Disney common stock in the merger based on the number of shares of Pixar common stock outstanding on January 1, 2006. We refer to the stock to be issued to Pixar shareholders by Disney as the merger consideration. Each outstanding option to purchase Pixar common stock will be converted at the effective time of the merger into an option to acquire Disney common stock. Each option so assumed will thereafter represent an option to purchase a number of shares of Disney common stock equal to the number of shares of Pixar common stock subject to the option immediately prior to the merger (whether or not vested) multiplied by the exchange ratio, which is 2.3. The exercise price per share for each assumed Pixar option will be equal to the exercise price per share of the original Pixar option divided by 2.3.

For a full description of the merger consideration, see “The Merger Agreement—Conversion of Securities” beginning on page 68. For a full description of the treatment of Pixar stock options, see “The Merger Agreement—Treatment of Pixar Stock Options and Assumption of Pixar Stock Option Plan” beginning on page 69.

Fractional Shares

Disney will not issue fractional shares of Disney common stock in the merger. As a result, Pixar shareholders will receive cash for any fractional share of Disney common stock that they would otherwise be entitled to receive in the merger.

For a full description of the treatment of fractional shares, see “The Merger Agreement—Fractional Shares” beginning on page 69.

Risk Factors

(see page 19)

In evaluating the merger agreement and the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 19.

Pixar Shareholders Entitled to Vote; Vote Required

(see page 43)

The Special Meeting of Pixar shareholders will be held on                     , 2006 at         , local time, at             . At the Special Meeting, Pixar shareholders will be asked to approve the principal terms of the merger agreement and to approve the merger.

Only holders of record of Pixar’s common stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were              shares of Pixar’s common stock outstanding and entitled to vote at the Special Meeting.

Approval of the principal terms of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Pixar common stock entitled to vote on the Record Date.

Recommendation of the Pixar Board of Directors

(see page 50)

Pixar’s board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Pixar and its shareholders and recommends that you vote “FOR” approval of the principal terms of the merger agreement and approval of the merger.

Opinion of Pixar’s Financial Advisor

(see page 52)

Pixar’s financial advisor, Credit Suisse Securities (USA) LLC, delivered an opinion to the board of directors of Pixar to the effect that, as of January 24, 2006 and based upon and subject to the various considerations described in its written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Pixar common stock, other than affiliates of Pixar.

The full text of the written opinion of Credit Suisse, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex C to this proxy statement/prospectus. Holders of Pixar common stock are urged to, and should, read the opinion carefully and in its entirety. Credit Suisse provided its opinion for the information and assistance of the board of directors of Pixar in connection with its consideration of the merger. The Credit Suisse opinion addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of Pixar common stock, other than affiliates of Pixar, as of the date of the Credit Suisse opinion. The Credit Suisse opinion does not address any other aspect of the proposed merger and does not constitute a recommendation as to how any holder of common stock should vote or act with respect to the merger or any other matter.

Ownership of Disney Following the Merger

Based on the number of shares of Pixar common stock outstanding as of January 1, 2006, Disney expects to issue approximately 274.4 million shares of Disney common stock in the merger. Based on the number of shares of Pixar common stock and the number of shares of Disney common stock outstanding on the Record Date, after completion of the merger, former Pixar shareholders will own approximately         % of the then-outstanding shares of Disney common stock.

Share Ownership of Pixar Directors and Executive Officers

As of the Record Date, the directors and executive officers of Pixar beneficially owned and were entitled to vote              shares of Pixar common stock, which represent approximately         % of Pixar common stock outstanding on that date. Concurrently with the execution and delivery of the merger agreement, on January 24, 2006, Disney entered into a voting agreement with Steven P. Jobs, the Chairman and Chief Executive Officer of Pixar. Approximately              shares, or 40%, of Pixar common stock outstanding on the Record Date are subject to the voting agreement. For more information regarding the voting agreement, see “The Voting Agreement” beginning on page 84 of this proxy statement/prospectus. The voting agreement is also attached to this proxy statement/prospectus as Annex B.

Interests of Directors and Executive Officers of Pixar in the Merger

(see page 58)

In considering the recommendation of the Pixar board of directors with respect to the merger agreement and the merger, Pixar shareholders should be aware that certain executive officers and directors of Pixar have interests in the merger that may be different from, or in addition to, the interests of Pixar shareholders generally. These interests include:

•	the appointment of Pixar Chairman and Chief Executive Officer Steven P. Jobs to the board of Disney following the merger;

•	the potential grant of performance unit awards to certain executive officers;

•	the positions at Disney that certain Pixar executive officers are expected to hold upon completion of the merger;

•	the acceleration of options and other potential benefits under Pixar Executive Vice President, Creative John A. Lasseter’s employment contract as a result of the merger;

•	the acceleration of options granted to non-employee directors as a result of the merger; and

•	the continued indemnification and directors’ and officers’ insurance coverage of current Pixar directors and officers following the merger.

The Pixar board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

Listing of Disney Common Stock and Delisting and Deregistration of Pixar Common Stock

(see page 63)

Application will be made to have the shares of Disney common stock issued in the merger approved for listing on the New York Stock Exchange. If the merger is completed, Pixar common stock will no longer be listed on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and Pixar will no longer file periodic reports with the SEC.

Dissenters’ Rights

(see page 63)

In the event that the holders of at least 5% of the outstanding shares of Pixar have filed for demand payments under Chapter 13 of the California General Corporation Law, Pixar shareholders will have the right to have Pixar purchase their shares at the fair market value determined under Chapter 13 of the California General Corporation Law. The shares subject to such purchase are called “dissenting shares.” In general, to preserve their dissenters’ rights, Pixar shareholders who wish to exercise these rights must:

•	vote their shares of Pixar common stock “AGAINST” approval of the principal terms of the merger agreement and approval of the merger;

•	deliver a written demand to Pixar for purchase of their shares, which must be received by Pixar no later than the date of the Special Meeting;

•	submit the dissenting shares for endorsement in accordance with Section 1302 of the California General Corporation Law; and

•	comply with the other provisions of Chapter 13 of the California General Corporation Law, including continuously holding their shares of Pixar common stock from the date they make the demand through the completion of the merger.

The text of the California General Corporation Law governing dissenters’ rights is attached to this proxy statement/prospectus as Annex D. Your failure to comply with the procedures described in Annex D will result in the loss of your dissenters’ rights.

Conditions to Completion of the Merger

(see page 79)

A number of conditions must be satisfied before the merger will be completed. These include, among others:

•	the receipt of the approval of the principal terms of the merger agreement and approval of the merger by Pixar shareholders;

•	the termination or expiration of all necessary waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1979, referred to as the HSR Act, and all other material antitrust laws, and the obtainment of all clearances and approvals that are strictly necessary for the completion of the merger, in each case, except as would not reasonably be expected to have a material adverse effect on the business and operations of the feature animation business of Disney and Pixar, taken as a whole, and the benefits that are expected to derive from the merger;

•	the absence of any legal restraints or prohibitions preventing the completion of the merger;

•	the authorization for listing on the New York Stock Exchange of the shares of Disney common stock to be issued in the merger;

•	the effectiveness of a registration statement on Form S-4 and no pending stop order relating thereto;

•	the delivery of tax opinions of legal counsel to the effect that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code;

•	the representations and warranties of each party contained in the merger agreement being true and correct, except to the extent that breaches of such representations and warranties would not result in a material adverse effect on the representing party;

•	the performance or compliance in all material respects of each party with all agreements and covenants contained in the merger agreement at the closing; and

•	the absence of certain material adverse effects with respect to either party.

Each of Disney, Lux Acquisition Corp. and Pixar may waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions have not been met. Neither Disney nor Pixar can give any assurance that all of the conditions to the merger will be either satisfied or waived or that the merger will occur.

Regulatory Matters

(see page 62)

The merger is subject to antitrust laws. Disney, Pixar and Steven P. Jobs have made all required filings under applicable U.S. antitrust laws with the Antitrust Division of the United States Department of Justice, referred to as the Antitrust Division, and the United States Federal Trade Commission, referred to as the FTC. The applicable waiting periods associated with those filings have not yet expired. Disney and Pixar are also required to make applicable foreign antitrust filings. The applicable foreign antitrust filings have not yet been made and applicable foreign antitrust clearances, consents or approvals necessary for the completion of the merger have not yet been obtained. Under the terms of the merger agreement, neither Disney nor Pixar would be required to enter into any consent arrangement that would be reasonably expected to have a material adverse effect on the feature animation business of Disney together with Pixar, taken as a whole, or the benefits that are expected to derive from the merger and other transactions contemplated by the merger agreement.

Pixar Is Prohibited From Soliciting Other Offers

(see page 74)

The merger agreement contains detailed provisions that prohibit Pixar and its subsidiaries, officers, directors and representatives from taking any action to solicit or engage in discussions or negotiations with any person or group with respect to an acquisition proposal as defined in the merger agreement, including an acquisition that would result in the person or group acquiring more than a 20% interest in Pixar’s total outstanding securities, a sale of more than 20% of Pixar’s assets or a merger or other business combination. The merger agreement does not, however, prohibit Pixar’s board of directors from considering and recommending to Pixar’s shareholders an unsolicited acquisition proposal from a third party if specified conditions are met.

Termination of the Merger Agreement and Termination Fees

(see page 81)

Under circumstances specified in the merger agreement, either Disney or Pixar may terminate the merger agreement. Subject to the limitations set forth in the merger agreement, the circumstances generally include if:

•	Disney and Pixar mutually agree;

•	the merger is not completed by September 30, 2006;

•	any law has been enacted, entered, enforced or deemed applicable to the merger by a governmental entity that makes the consummation of the merger illegal in the United States or any foreign jurisdiction in which Disney or Pixar has substantial business and operations;

•	a non-appealable final order is issued or granted by a governmental entity in the United States or foreign jurisdiction in which Disney or Pixar has substantial business and operations that makes the merger illegal in the United States or any such foreign jurisdiction;

•	the required approval of the shareholders of Pixar has not been obtained at its Special Meeting; or

•	the other party commits a material breach of any representation, warranty, covenant or agreement that is not reasonably capable of being cured prior to September 30, 2006.

Under circumstances specified in the merger agreement, Disney may terminate the merger agreement if:

•	Pixar’s board of directors withdraws (or modifies in a manner adverse to Disney in any material respect), or publicly proposes to withdraw (or modify in a manner adverse to Disney in any material respect), the adoption or recommendation by Pixar’s board of directors or any such committee thereof of the merger agreement or the merger or adopts or recommends, or proposes publicly to adopt or recommend, any acquisition proposal; or

•	Pixar’s board of directors fails to reaffirm publicly its recommendation of the merger agreement and the merger within 10 business days following the commencement of a third-party tender or exchange offer for Pixar’s capital stock.

Under circumstances specified in the merger agreement, Disney or Pixar may also terminate the merger agreement if there has occurred a material adverse effect on the part of Pixar or Disney, as the case may be, due to the occurrence of certain events specified in the merger agreement.

Under circumstances specified in the merger agreement, Pixar may terminate the merger agreement in response to a superior proposal in compliance with the no solicitation provision discussed above, provided Disney has received the termination fee described below.

Pixar has agreed to pay Disney $210 million as a termination fee if:

•	the merger agreement is terminated by Disney because Pixar’s board of directors withdraws (or modifies in a manner adverse to Disney in any material respect), or publicly proposes to withdraw (or modify in a manner adverse to Disney in any material respect), the adoption or recommendation by Pixar’s board of directors or any such committee thereof of the merger agreement or the merger or adopts or recommends, or proposes publicly to adopt or recommend, any acquisition proposal;

•	the merger agreement is terminated by Disney because Pixar’s board of directors fails to reaffirm publicly its recommendation of the merger agreement and the merger within 10 business days following the commencement of a third-party tender or exchange offer for Pixar’s capital stock;

•	the merger agreement is terminated by Pixar in response to a superior proposal in compliance with the no solicitation provision discussed above; or

•	all of the following three events have occurred: (i) prior to the Special Meeting, a qualified acquisition proposal has been made directly to Pixar’s shareholders or has become publicly known, or any person has publicly announced an intention to make a qualified acquisition proposal; (ii) thereafter the merger agreement is terminated by either Disney or Pixar because Pixar shareholder approval has not been obtained at a duly convened meeting; and (iii) within 12 months after such termination, Pixar enters into a definitive contract to consummate, or consummates, the transactions contemplated by such qualified acquisition proposal.

Material United States Federal Income Tax Consequences of the Merger

(see page 61)

Disney and Pixar expect that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code, and it is a condition to closing that each of Disney and Pixar receive opinions from legal counsel to the effect that the merger will so qualify. If the merger qualifies as a reorganization, Pixar shareholders generally will not recognize any gain or loss upon the receipt of Disney common stock in exchange for Pixar common stock in connection with the merger, except for cash received in lieu of a fractional share of Disney common stock.

Pixar shareholders are urged to read the discussion in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 61 and to consult their tax advisors as to the United States federal income tax consequences of the merger, as well as the effect of state, local and non-United States tax laws.

Accounting Treatment

(see page 63)

In accordance with accounting principles generally accepted in the United States of America, Disney will account for the merger using the purchase method of accounting for business combinations.

Comparison of Rights of Disney Stockholders and Pixar Shareholders

(see page 90)

Pixar shareholders, whose rights are currently governed by the Pixar amended and restated articles of incorporation, the Pixar amended and restated bylaws and California law, will, upon completion of the merger, become stockholders of Disney and their rights will be governed by the Disney restated certificate of incorporation, the Disney amended and restated bylaws and Delaware law.

SELECTED SUMMARY HISTORICAL FINANCIAL DATA OF DISNEY

The following selected financial data of Disney as of and for each of the five fiscal years in the period ended October 1, 2005 has been derived from Disney’s audited historical financial statements. The financial statements for those periods were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The data is only a summary and should be read in conjunction with Disney’s financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference into this proxy statement/prospectus. For a complete list of the documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 101 of this proxy statement/prospectus.

(In millions, except per share data)	2005(1)	2004(2)	2003(3)	2002(4)	2001(5)
Statements of income
Revenues	$31,944	$30,752	$27,061	$25,329	$25,172
Income before the cumulative effect of accounting change	2,569	2,345	1,338	1,236	120
Per common share
Earnings before the cumulative effect of accounting change:
Diluted	$1.24	$1.12	$0.65	$0.60	$0.11
Basic	1.27	1.14	0.65	0.61	0.11
Dividends	0.24	0.21	0.21	0.21	0.21
Balance sheets
Total assets	$53,158	$53,902	$49,988	$50,045	$43,810
Borrowings	12,467	13,488	13,100	14,130	9,769
Shareholders’ equity	26,210	26,081	23,791	23,445	22,672
Statements of cash flows
Cash provided (used) by:
Operating activities	$4,269	$4,370	$2,901	$2,286	$3,048
Investing activities	(1,691)	(1,484)	(1,034)	(3,176)	(2,015)
Financing activities	(2,897)	(2,701)	(1,523)	1,511	(1,257)

(1)	During fiscal 2005, Disney adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment (SFAS 123R), which resulted in $253 million of pre-tax expense, or ($0.08) per diluted share. See Note 2 to the Consolidated Financial Statements in Disney’s 2005 Annual Report on Form 10-K incorporated herein by reference. In addition, as shown in the table on page 35 included in Item 7 of Disney’s 2005 Annual Report on Form 10-K incorporated herein by reference, the 2005 results include certain items which affected comparability. The impact on diluted earnings per share of these items was an aggregate favorable impact of $0.03 per share. The amounts do not reflect the cumulative effect of adopting Emerging Issues Task Force (EITF) Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, which was a non-cash charge of $57 million ($36 million after-tax or $0.02 per diluted share). See Note 2 to the Consolidated Financial Statements in Disney’s Annual Report on Form 10-K incorporated herein by reference.
(2)

During fiscal 2004, Disney adopted FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (FIN 46), and as a result, consolidated the balance sheets of Euro Disney and Hong Kong Disneyland as of March 31, 2004 and the income and cash flow statements beginning April 1, 2004, the beginning of Disney’s fiscal third quarter. Under FIN 46 transition rules, Euro Disney and Hong Kong Disneyland’s operating results continued to be accounted for on the equity method for the six-month period ended March 31, 2004. In addition, as shown in the table on page 35 included in Item 7 of Disney’s 2005 Annual Report on Form 10-K incorporated herein by reference, the 2004 results include certain items which affected comparability. The impact on diluted earnings per share of these items was an aggregate favorable impact of $0.04 per share.

(3)	As shown in the table on page 35 included in Item 7 of Disney’s 2005 Annual Report on Form 10-K incorporated herein by reference, the 2003 results include certain items which affected comparability. The impact on diluted earnings per share of these items was an aggregate unfavorable impact of $0.01 per share. The amounts do not reflect the cumulative effect of adopting EITF 00-21, Revenue Arrangements with Multiple Deliverables, which was an after-tax charge of $71 million or ($0.03) per diluted share. See Note 2 to the Consolidated Financial Statements in Disney’s 2005 Annual Report on Form 10-K incorporated herein by reference.
(4)	The 2002 results include a $216 million pre-tax gain on the sale of investments and a $34 million pre-tax gain on the sale of the Disney Stores in Japan. These items had a $0.06 and $0.01 impact on diluted earnings per share, respectively. During fiscal 2002, Disney acquired Fox Family Worldwide, Inc. for $5.2 billion. Effective at the beginning of fiscal 2002, Disney adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and, accordingly, ceased amortization of goodwill and substantially all other intangible assets.
(5)	The 2001 results include restructuring and impairment charges totaling $1.5 billion pre-tax. The charges were primarily related to the closure of GO.com, investment write downs and a work force reduction. The diluted earnings per share impact of these charges was ($0.52). The amounts do not reflect the cumulative effect of required accounting changes related to film and derivative accounting which were after-tax charges of $228 million and $50 million, respectively or ($0.11) and ($0.02) per diluted share, respectively.

SELECTED SUMMARY HISTORICAL FINANCIAL DATA OF PIXAR

The following selected financial data of Pixar for, and as of the end of, each of the fiscal years in the five year period ended January 1, 2005, has been derived from Pixar’s audited historical financial statements. The financial statements for those periods were audited by KPMG LLP, an independent registered public accounting firm. The financial statements of Pixar as of January 1, 2005 and January 3, 2004, and for each of the years in the three-year period ended January 1, 2005, are incorporated by reference in this proxy statement/prospectus. The following unaudited selected financial data of Pixar for, and as of the end of, the nine months ended October 1, 2005 and October 2, 2004 has been derived from Pixar’s unaudited historical financial statements. The data is only a summary and should be read in conjunction with Pixar’s financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference into this proxy statement/prospectus. For a complete list of the documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 101 of this proxy statement/prospectus.

	Nine Months Ended		2004	2003	2002	2001	2000
(In thousands, except per share data)	October 1, 2005	October 2, 2004
Statements of income
Revenues	$233,493	$164,576	$273,472	$262,498	$201,724	$70,223	$172,267
Net income	121,997	86,548	141,722	124,768	89,950	36,217	78,433
Earnings per common share (a)
Basic	$1.03	$0.77	$1.25	$1.15	$0.89	$0.38	$0.83
Diluted	0.99	0.73	1.19	1.09	0.84	0.35	0.79
Dividends	—	—	—	—	—	—	—

Balance sheets
Total assets	$1,443,462	$1,155,959	$1,275,037	$1,002,056	$732,066	$523,294	$479,603
Borrowings	—	—	—	—	—	—	—
Shareholders’ equity	1,387,485	1,119,351	1,220,095	940,510	713,062	505,686	435,720

Statements of cash flows
Cash provided (used) by:
Operating activities	$173,183	$266,867	$271,373	$124,803	$(5,141)	$60,116	$56,197
Investing activities	(190,251)	(345,312)	(374,752)	(186,075)	(85,231)	(90,158)	(29,779)
Financing activities	27,608	57,670	83,720	65,161	78,514	23,090	5,653

(a)	Reflects the 2 for 1 stock split of Pixar common stock effected at the close of business on April 18, 2005.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth for Disney common stock and Pixar common stock certain historical, pro forma combined and pro forma combined equivalent per share financial information. The pro forma combined and pro forma combined equivalent income and dividend per share data reflects the merger as if it had been effective on October 1, 2004. The pro forma combined and pro forma combined equivalent net book value per share reflects the merger as if it had been effective on December 31, 2005.

The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations for the periods presented. As of the date of this document, Disney has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Pixar assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has it identified all the adjustments necessary to conform Pixar’s data to Disney’s accounting policies. However, Disney has made certain adjustments to the historical book values of the assets and liabilities of Pixar as of October 1, 2005 to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma combined and pro forma combined equivalent data. The fair value adjustments included in the unaudited pro forma combined and pro forma combined equivalent data represent management’s estimate of these adjustments based upon currently available information. The preliminary purchase price allocation assigned value to certain identifiable intangible assets, including Pixar’s film library and the Pixar trademark and tradename. Actual results may differ from this pro forma combined data once Disney has determined the final purchase price for Pixar and has completed the detailed valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting policy changes for Pixar. Accordingly, the final purchase price allocation, which will be determined subsequent to the closing of the merger, and its effect on results of operations, may differ materially from the pro forma combined amounts included in this section, although these amounts represent management’s best estimates as of the date of this document.

The pro forma combined and pro forma combined equivalent data is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Disney would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

	Three Months Ended December 31, 2005		Year Ended October 1, 2005
Disney historical data:
Income before cumulative effect of accounting change per basic share	$0.38		$1.27
Income before cumulative effect of accounting change per diluted share	$0.37		$1.24
Cash dividends per share	$—		$0.24
Net book value per share(1)	$13.19

Pixar historical data:
Net income per basic share	$0.23	(2)	$1.51	(3)
Net income per diluted share	$0.22	(2)	$1.44	(3)
Cash dividends per share	$—	(2)	$—	(3)
Net book value per share(1)	$11.70

Pro forma combined data(4):
Income before cumulative effect of accounting change per basic share(5)	$0.34		$1.16
Income before cumulative effect of accounting change per diluted share(5)	$0.33		$1.14
Cash dividends per share	$—		$0.24
Net book value per share(1)	$14.90

	Three Months Ended December 31, 2005	Year Ended October 1, 2005
Pro forma combined equivalent data(6):
Income before cumulative effect of accounting change per basic share	$0.78	$2.67
Income before cumulative effect of accounting change per diluted share	$0.76	$2.62
Cash dividends per share	$—	$0.55
Net book value per share	$34.27

(1)	The historical net book value per Disney share is computed by dividing shareholders’ equity by the number of shares of Disney common stock outstanding at December 31, 2005. The historical net book value per Pixar share is computed by dividing shareholders’ equity by the number of shares of Pixar common stock outstanding at October 1, 2005. The pro forma combined net book value per share is computed by dividing the pro forma combined shareholders’ equity by the pro forma number of shares of Disney common stock outstanding as of December 31, 2005, assuming the merger had occurred as of that date.

(2)	The Pixar historical net income and cash dividends per share are shown for the three months ended October 1, 2005 as contained in its Form 10-Q for the period then ended.

(3)	The Pixar historical net income and cash dividends per share are shown for the twelve months ended October 1, 2005 and has been derived by adding (a) the audited statement of income of Pixar contained in its Annual Report on Form 10-K for the year ended January 1, 2005, which is incorporated by reference in this document, plus (b) the unaudited statement of income of Pixar contained in its Form 10-Q for the nine months ended October 1, 2005, and subtracting (c) the unaudited statement of income of Pixar contained in its Form 10-Q for the nine months ended October 2, 2004.

(4)	The pro forma combined amounts for the three months ended December 31, 2005 have been developed from (a) the unaudited condensed consolidated financial statements of Disney contained in its Form 10-Q as of and for the three months ended December 31, 2005 and (b) the unaudited financial statements of Pixar contained in its Form 10-Q as of and for the three months ended October 1, 2005. The pro forma combined amounts for the year ended October 1, 2005 were derived from (a) the audited consolidated financial statements of Disney contained in its Annual Report on Form 10-K as of and for the fiscal year ended October 1, 2005, which is incorporated by reference in this document and (b) the unaudited financial statements of Pixar as of and for the twelve months ended October 1, 2005 determined as described in Note 3 above.

(5)	Shares used to calculate unaudited pro forma combined income per basic share were computed by adding 273 million shares assumed to be issued in the merger in exchange for the outstanding Pixar shares at October 1, 2005 to Disney’s weighted average shares outstanding for the respective periods. Shares used to calculate unaudited pro forma combined income per diluted share were computed by adding 273 million shares assumed to be issued in the merger and approximately 10 million common stock equivalents from Pixar stock options converted to Disney stock options (using the treasury stock method) to Disney’s weighted average shares outstanding.

(6)	The pro forma combined equivalent data is calculated by multiplying the pro forma combined data amounts by the exchange ratio of 2.3 shares of Disney common stock for each share of Pixar common stock.

COMPARATIVE PER SHARE MARKET PRICE DATA

Disney common stock trades on the New York Stock Exchange under the symbol “DIS.” Pixar common stock trades on the Nasdaq National Market under the symbol “PIXR.”

The following table sets forth the closing prices for Disney common stock and Pixar common stock as reported on the New York Stock Exchange and the Nasdaq National Market, respectively, on January 24, 2006, the last trading day before Disney and Pixar announced the merger, and February 16, 2006, the last trading day before the date of this proxy statement/prospectus. The table also includes the market value of Pixar common stock on an equivalent price per share basis, as determined by reference to the value of merger consideration to be received in respect of each share of Pixar common stock in the merger. These equivalent prices per share reflect the fluctuating value of the Disney common stock that Pixar shareholders would receive in exchange for each share of Pixar common stock if the merger was completed on either of these dates, applying the exchange ratio of 2.3 shares of Disney common stock for each share of Pixar common stock.

	Disney Common Stock	Pixar Common Stock	Equivalent Value of Pixar Common Stock
January 24, 2006	$25.99	$57.57	$59.78
February 16, 2006	$27.05	$61.65	$62.22

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Pixar shareholders in determining whether to approve the principal terms of the merger agreement and to approve the merger. Pixar shareholders are urged to obtain current market quotations for Disney and Pixar common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, when considering whether to approve the principal terms of the merger agreement and to approve the merger. See “Where You Can Find More Information” beginning on page 101.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 41, you should carefully consider the following risks before deciding whether to vote for approval of the principal terms of the merger agreement and approval of the merger. In addition, you should read and consider the risks associated with each of the businesses of Disney and Pixar because these risks will also affect the combined company.

Risk Factors Relating to the Merger

Although Disney and Pixar expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of various challenges.

Disney and Pixar believe that the merger will combine Pixar’s creative and technological resources with Disney’s portfolio of world-class family entertainment, characters, theme parks and other franchises, resulting in new creative output and technological innovation that can fuel future growth across the businesses of the combined company. Realizing the benefits anticipated from the merger will depend, in part, on the following:

•	preserving the creative processes and culture of Pixar after the merger;

•	retaining key employees;

•	developing successful future feature films or sequels to existing feature films; and

•	improving the overall performance of the feature animation business of the combined company.

The integration of a new company is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by Disney and Pixar. We cannot assure you that the combination of Pixar with Disney will result in the realization of the anticipated benefits from the merger.

The issuance of shares of Disney common stock to Pixar shareholders in the merger will initially have a negative impact on the earnings per share of the combined company and will decrease the aggregate voting power of current Disney stockholders.

If the merger is completed, we expect that approximately 274.4 million shares of Disney common stock will be issued to Pixar shareholders based on the number of shares of Pixar common stock outstanding as of January 1, 2006. We expect that the merger will initially result in lower earnings per share than would have been earned by Disney in the absence of the merger. In addition, the issuance of shares in connection with the merger will decrease the aggregate voting power of Disney’s stockholders. We expect that over time the merger will yield benefits to the combined company such that the merger will ultimately be accretive to earnings per share. However, there can be no assurance that the increase in earnings per share expected in the long term will be achieved. In order to achieve increases in earnings per share as a result of the merger, the combined company will, among other things, need to effectively continue the successful operations of Pixar after the merger, develop successful sequels to previous Pixar productions, and improve the overall performance of the feature animation business of the combined company.

The price of Disney common stock may decline, which would decrease the value of the merger consideration to be received by Pixar shareholders in the merger.

The price of Disney common stock might decline from the $25.99 price per share at the close of trading on January 24, 2006, the last full trading day prior to the public announcement of the merger. Accordingly, if the price of Disney common stock declines prior to the completion of the merger, the value of the merger consideration to be received by Pixar shareholders in the merger will decrease as compared to the value on the date the merger was announced. See “The Merger Agreement—Conversion of Securities” beginning on page 68.

In addition, because the time that the merger is completed will be later than the time of the Special Meeting, Pixar shareholders will not know the exact value of the Disney common stock that will be issued in the merger at the time they vote on the merger proposal. As a result, if the market price of Disney common stock at the completion of the merger is lower than the market price at the time of the Special Meeting, the value of the Disney common stock that Pixar shareholders will receive as merger consideration will be less than the value on the date of the Special Meeting.

During the twelve-month period ending on                     , the most recent practicable date prior to the printing of this proxy statement/prospectus, the closing price of Disney common stock varied from a low of $             to a high of $            , and ended that period at $            . We encourage you to obtain current market quotations for Disney common stock before you vote your shares.

Disney and Pixar may be unable to obtain the regulatory approvals required to complete the merger.

The merger is subject to review by the Antitrust Division and the FTC under the HSR Act. Under the HSR Act, Disney and Pixar are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. Both Disney and Pixar submitted the filings required by the HSR Act on February 6, 2006. The merger may also be subject to review by certain other governmental authorities under the antitrust laws of various other jurisdictions where Disney and Pixar conduct business.

While Disney and Pixar expect to obtain the required regulatory clearances, consents and approvals, Disney and Pixar cannot be certain that the required approvals will be obtained, nor can they be certain that the approvals will be obtained within the time contemplated by the merger agreement. A delay in obtaining the required clearances, consents and approvals will delay and may possibly prevent the completion of the merger.

In addition, during or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the Antitrust Division, the FTC, or other United States or foreign governmental authorities could challenge or seek to block the merger under the antitrust laws, as they deem necessary or desirable in the public interest. Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Disney and Pixar cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Disney and Pixar will prevail. For a full description of the regulatory clearances, consents and approvals required for the merger, see “The Merger—Regulatory Matters” beginning on page 62.

The merger agreement limits Pixar’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Pixar to sell its business to a party other than Disney. These provisions include the prohibition on Pixar generally from soliciting any acquisition proposal or offer for a competing transaction, the requirement that Pixar pay a termination fee of $210 million if the merger agreement is terminated in specified circumstances and the requirement that Pixar submit the merger agreement and the merger to a vote of Pixar’s shareholders even if the Pixar board of directors changes its recommendation. See “The Merger Agreement—Termination; Termination Fees” beginning on page 81, and “The Merger Agreement—Obligation of Pixar Board of Directors with Respect to Its Recommendation and Holding of a Shareholder Meeting” beginning on page 75.

These provisions might discourage a third party that might have an interest in acquiring all of or a significant part of Pixar from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share market price than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Pixar than it might otherwise have proposed to pay.

Certain directors and executive officers of Pixar have interests in the merger that may be different from, or in addition to, the interests of Pixar shareholders.

When considering the Pixar board of directors’ recommendation that Pixar shareholders vote in favor of the proposal to approve the principal terms of the merger agreement and to approve the merger, Pixar shareholders should be aware that some directors and executive officers of Pixar have interests in the merger that may be different from, or in addition to, the interests of Pixar shareholders. These interests include the appointment of Pixar’s current Chairman and Chief Executive Officer to the Disney board of directors following completion of the merger, the potential grant of performance unit awards to certain executive officers, the employment of certain Pixar executive officers at Disney, the acceleration of Pixar options granted to certain officers and directors and the right to continued indemnification and insurance coverage by Disney for acts or omissions occurring prior to the merger. As a result of these interests, these directors and officers could be more likely to vote to approve the principal terms of the merger agreement and to approve the merger contemplated by the merger agreement than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Pixar shareholders. For a full description of the interests of directors and executive officers of Pixar in the merger, see “The Merger—Interests of Executive Officers and Directors of Pixar in the Merger” beginning on page 58.

Risk Factors Relating to Disney

For an enterprise as large and complex as Disney, a wide range of factors could materially affect future developments and performance. The most significant factors affecting Disney’s operations include the following:

Changes in U.S., global or regional economic conditions could adversely affect the profitability of any of Disney’s businesses.

A decrease in economic activity in the United States or in other regions of the world in which Disney does business could adversely affect demand for any of Disney’s businesses, thus reducing Disney’s revenue and earnings. A decline in economic conditions could reduce attendance and spending at one or more of Disney’s parks and resorts, purchase of or prices for advertising on Disney’s broadcast or cable networks or owned stations, prices that cable operators will pay for Disney’s cable programming, performance of Disney’s theatrical and home entertainment releases and purchases of Disney-licensed consumer products. In addition, an increase in price levels generally, or in price levels in a particular sector such as the energy sector, could result in a shift in consumer demand away from the entertainment and consumer products Disney offers, which could also adversely affect Disney’s revenues and, at the same time, increase Disney’s costs. Changes in exchange rates for foreign currencies may reduce international demand for Disney’s products, increase Disney’s labor or supply costs in non-United States markets or reduce the United States dollar value of revenue Disney receives from other markets.

Changes in public and consumer tastes and preferences for entertainment and consumer products could reduce demand for Disney’s entertainment offerings and products and reduce profitability.

Each of Disney’s businesses creates entertainment or consumer products whose success depends substantially on consumer tastes and preferences that change in often unpredictable ways. The success of Disney’s businesses depends on its ability to consistently create and distribute filmed entertainment, broadcast and cable programming, theme park attractions, resort facilities and consumer products that meet the changing preferences of the broad consumer market. Many of Disney’s businesses increasingly depend on worldwide acceptance of its offerings and products, and their success therefore depends on Disney’s ability to successfully predict and adapt to changing consumer tastes and preferences outside as well as inside the United States. Moreover, Disney must often invest substantial amounts in film production, broadcast and cable programming, theme park attractions or resort facilities before it learns the extent to which products will earn consumer acceptance. If Disney’s entertainment offerings and products do not achieve sufficient consumer acceptance, Disney’s revenue from advertising sales (which are based in part on ratings for the programs in which advertisements air) or subscription fees for broadcast and cable programming, from theatrical film receipts or home video sales, from theme park admissions, from sales of licensed consumer products or from sales of Disney’s other consumer products and services may decline and adversely affect the profitability of one or more of Disney’s businesses.

Changes in technology and in consumer consumption patterns may affect demand for Disney’s entertainment products or the cost of producing or distributing products.

The media and entertainment businesses in which Disney participates depend significantly on Disney’s ability to acquire, develop, adopt and exploit new technologies to distinguish Disney’s products and services from those of its competitors. In addition, new technologies affect the demand for Disney’s products and the time and manner in which consumers acquire and view some of Disney’s entertainment products. For example:

•	the success of Disney’s offerings in the home entertainment market depends in part on consumer preferences with respect to home entertainment formats, including DVD players and personal video recorders, as well as the availability of alternative home entertainment offerings and technologies;

•	technological developments offer consumers an expanding array of entertainment options and if consumers favor options Disney has not yet fully developed rather than the entertainment products Disney offers, Disney’s sales may be adversely affected.

The unauthorized use of Disney’s intellectual property rights may increase the cost of protecting these rights or reduce Disney’s revenues.

The success of Disney’s businesses is highly dependent on maintenance of intellectual property rights in the entertainment products and services Disney creates. New technologies such as peer-to-peer technology, high speed digital transmission (including digital distribution of theatrical films) and some features of digital video recorders have made infringement of Disney’s intellectual property in films and television programming easier and faster and enforcement of intellectual property rights more challenging. There is evidence that unauthorized use of intellectual property rights in the entertainment industry generally is a significant and rapidly growing phenomenon. These developments require Disney to devote substantial resources to protecting its intellectual property against unauthorized use and present the risk of increased losses of revenue as a result of sales of unauthorized products.

A variety of uncontrollable events may reduce demand for Disney’s products and services or impair Disney’s ability to provide or increase the cost of providing products and services.

Demand for Disney’s products and services, particularly its theme parks and resorts, is highly dependent on the general environment for travel and tourism. The environment for travel and tourism as well as demand for other entertainment products can be significantly adversely affected in the United States, globally or in specific regions as a result of a variety of factors beyond Disney’s control, including: adverse weather conditions or natural disasters (such as excessive heat or rain, hurricanes and earthquakes); health concerns; international, political or military developments; and terrorist attacks. These events, and others such as fluctuations in travel and energy costs and computer virus attacks or other widespread computing or telecommunications failures, may also damage Disney’s ability to provide its products and services. These events could therefore reduce Disney’s revenue or result in a reduction in demand for or ability to provide products and services or increase Disney’s costs to the extent damage is not covered by insurance or is subject to self-insurance.

Sustained increases in costs of pension and post-retirement medical and other employee health and welfare benefits may reduce Disney’s profitability.

With more than 133,000 employees, Disney’s profitability is substantially affected by costs of pension benefits and current and post-retirement medical benefits. In recent years, Disney has experienced significant increases in these costs as a result of macro-economic factors beyond Disney’s control, including increases in health care costs, declines in investment returns on plan assets and changes in discount rates used to calculate pension and related liabilities. At least some of these macro-economic factors may continue to put upward pressure on the cost of providing pension and medical benefits. Although Disney has actively sought to control increases in these costs, there can be no assurance that Disney will succeed in limiting cost increases, and continued upward pressure could reduce the profitability of Disney’s businesses.

Changes in Disney’s business strategy or restructuring of Disney’s businesses may increase Disney’s costs or otherwise affect the profitability of Disney’s businesses.

As changes in Disney’s business environment occur Disney may need to adjust its business strategies to meet these changes or it may otherwise find it necessary to restructure its operations or particular businesses or assets. In addition, external events including acceptance of Disney’s theatrical offerings and changes in macro-economic conditions may impair the value of Disney’s assets. When these changes or events occur, Disney may incur costs to change its business strategy and may need to write down the value of assets. Disney may also need to invest in new businesses that have short-term returns that are negative or low and whose ultimate business prospects are uncertain. In any of these events, Disney’s costs may increase, it may have significant charges associated with the write-down of assets or returns on new investments may be lower than prior to the change in strategy or restructuring.

Macro-economic factors may impede access to or increase the cost of financing Disney’s operations and investments.

Changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations, may make it more difficult for Disney to obtain financing for Disney’s operations or investments or increase the cost of obtaining financing. In addition, Disney’s borrowing costs can be affected by short and long-term debt ratings assigned by independent rating agencies which are based, in significant part, on Disney’s performance as measured by credit metrics such as interest coverage and leverage ratios. A decrease in these ratings could increase Disney’s cost of borrowing or make it more difficult for Disney to obtain financing.

Increased competitive pressures may reduce Disney’s revenues or increase Disney’s costs.

Disney faces substantial competition in each of its businesses from alternative providers of the products and services it offers and from other forms of entertainment, lodging, tourism and recreational activities. Disney also must compete to obtain human resources, programming and other resources it requires in operating its business. For example:

•	Disney’s broadcast and cable networks and stations compete for viewers with other broadcast, cable and satellite services as well as with home video products and Internet usage.

•	Disney’s broadcast and cable networks and stations compete for the sale of advertising time with other broadcast, cable and satellite services, as well as newspaper, magazines, billboards and the Internet.

•	Disney’s cable networks compete for carriage of their programming with other programming providers.

•	Disney’s broadcast and cable networks compete for the acquisition of creative talent and sports and other programming with other broadcast and cable networks.

•	Disney’s theme parks and resorts compete for guests with all other forms of entertainment, lodging, tourism and recreation activities.

•	Disney’s studio operations compete for customers with all other forms of entertainment.

•	Disney’s studio operations, broadcast and cable networks and publishing businesses compete to obtain creative and performing talent, story properties, advertiser support, broadcast rights and market share.

•	Disney’s consumer products segment competes in the character merchandising and other licensing, publishing, interactive and retail activities with other licensors, publishers and retailers of character, brand and celebrity names.

Competition in each of these areas may divert consumers from Disney’s creative or other products, or to other products or other forms of entertainment, which could reduce Disney’s revenue or increase Disney’s marketing costs. Competition for the acquisition of resources can increase the cost of producing Disney’s products and services.

Disney’s results may be adversely affected if long-term programming or carriage contracts are not renewed on sufficiently favorable terms.

Disney enters into long-term contracts for both the acquisition and the distribution of media programming and products, including contracts for the acquisition of programming rights for sporting events and other programs, and contracts for the distribution of Disney’s programming to cable and satellite operators. As these contracts expire, Disney must renew or renegotiate the contracts, and if Disney is unable to renew them on acceptable terms, it may lose programming rights or distribution rights. Even if these contracts are renewed, the cost of obtaining programming rights may increase (or increase at faster rates than Disney’s historical experience) or the revenue from distribution of programs may be reduced (or increase at slower rates than Disney’s historical experience). With respect to the acquisition of programming rights, particularly sports programming rights, the impact of these long-term contracts on Disney’s results over the term of the contracts depends on a number of factors, including the strength of advertising markets, effectiveness of marketing efforts and the size of viewer audiences. There can be no assurance that revenues from programming based on these rights will exceed the cost of the rights plus the other costs of producing and distributing the programming.

Changes in regulations applicable to Disney’s businesses may impair the profitability of Disney’s businesses.

Disney’s broadcast networks and television stations are highly regulated, and each of Disney’s other businesses is subject to a variety of United States and overseas regulations. These regulations include:

•	United States FCC regulation of Disney’s television and radio networks and owned stations, including licensing of stations, ownership limits, prohibitions on “indecent” programming and restrictions on commercial time in children’s programming and regulation of Disney’s broadcasting businesses in non-United States markets.

•	Environmental protection regulations.

•	Federal, state and foreign privacy and data protection laws and regulations.

•	Regulation of the safety of consumer products and theme park operations.

•	Imposition by foreign countries of trade restrictions or motion picture or television content requirements or quotas.

•	Domestic and international tax laws or currency controls.

Changes in any of these regulatory areas may require Disney to spend additional amounts to comply with the regulations, or may restrict Disney’s ability to offer products and services that are profitable.

Labor disputes may disrupt Disney’s operations and impair its profitability.

A significant number of employees in various of Disney’s businesses are covered by collective bargaining agreements, including employees of Disney’s theme parks and resorts as well as writers, directors, actors, production personnel and others employed in Disney’s media networks and studio operations. In addition, the employees of licensees who manufacture and retailers who sell Disney’s consumer products may be covered by collective labor agreements with their employers. A labor dispute involving Disney’s employees or the employees of Disney’s licensees or retailers who sell Disney’s consumer products may disrupt Disney’s operations and reduce Disney’s revenues, and resolution of disputes with Disney’s employees may increase Disney’s costs.

Provisions in Disney’s corporate documents and Delaware state law could delay or prevent a change of control, even if that change would be beneficial to stockholders.

Disney’s restated certificate of incorporation contains a provision regulating the ability of stockholders to bring matters for action before annual and special meetings and authorizes Disney’s board of directors to issue and set the terms of preferred stock. The regulations on stockholder action could make it more difficult for any person seeking to acquire control of Disney to obtain stockholder approval of actions that would support this effort. The issuance of preferred stock could effectively dilute the interests of any person seeking control or otherwise make it more difficult to obtain control. In addition, Disney is subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control in some circumstances.

The seasonality of certain of Disney’s businesses could exacerbate negative impacts on its operations.

Each of Disney’s businesses is normally subject to seasonal variations, as follows:

•	Revenues in Disney’s Media Networks segment are influenced by advertiser demand and the seasonal nature of programming, and generally peak in the spring and fall.

•	Revenues in Disney’s Parks and Resorts segment fluctuate with changes in theme park attendance and resort occupancy resulting from the seasonal nature of vacation travel. Peak attendance and resort occupancy generally occur during the summer months, when school vacations occur, and during early-winter and spring holiday periods.

•	Revenues in Disney’s Studio Entertainment segment fluctuate based on the timing of theatrical motion picture, home entertainment and television releases. Release dates for theatrical, home entertainment and television products are determined by several factors, including timing of vacation and holiday periods and competition in the market.

•	Revenues in Disney’s Consumer Products segment are influenced by seasonal consumer purchasing behavior and the timing of animated theatrical releases and generally peak in Disney’s first fiscal quarter due to the holiday season.

Accordingly, if a short term negative impact on Disney’s business occurs during a time of high seasonal demand (such as hurricane damage to Disney’s parks during the summer travel season), the effect could have a disproportionate effect on the results of that business for the year.

Risk Factors Relating to Pixar

Pixar’s operating results are primarily dependent on the success of its feature films, and forecasting is extremely difficult.

In 2006, Pixar’s revenue, operating results, and earnings per share will be largely dependent upon (1) the timing and amount of worldwide revenues and distribution costs for Cars, The Incredibles, Finding Nemo, and the titles in Pixar’s film library, (2) the timing, accuracy, and sufficiency of information Pixar receives from Disney to determine revenues and associated gross profits, (3) the timing and amount of non-film related revenues and expenses, (4) the accuracy of Pixar’s assumptions and judgments used to estimate certain revenues and associated gross profits, (5) the market price of Pixar’s common stock and related volatility and (6) domestic and international socioeconomic and political events that are beyond Pixar’s control.

Dependence on revenue from Pixar’s feature films.

Under the current Co-Production Agreement, which governs Pixar’s relationship with Disney regarding the Pictures, Pixar and Disney share equally in the profits of Pixar’s animated feature films after Disney recovers its distribution fee and its marketing and distribution costs. Pursuant to the Distribution Letter Agreement, which governs Pixar’s relationship with Disney regarding its 2007 film Ratatouille, Pixar will receive all gross receipts of Ratatouille after Disney recovers its distribution fee and its marketing and distribution costs. Marketing and distribution costs include worldwide theatrical release costs, costs related to marketing and distribution of home videos in the United States and international markets, costs related to merchandise, and other distribution costs including third-party participations and residuals. Pixar remains dependent on the timing, accuracy, and sufficiency of information provided by Disney.

For Pixar’s business to be successful, its films must achieve box office success. While Pixar has been successful in the release of all six of its feature films, this level of success is highly unusual in the motion picture industry, and Pixar’s future releases may not achieve similar results. For fiscal year 2006, Pixar will be dependent primarily on the worldwide theatrical and worldwide home video releases and merchandising revenues of Cars, as well as the ongoing performance of Pixar’s other titles.

Forecasting film revenue and associated gross profits from Pixar’s feature films is extremely difficult.

Although Pixar has experienced a successful track record with the releases of its feature films, it is difficult to predict the worldwide box office success of Cars prior to its theatrical release on June 9, 2006. Even if Cars experiences a very successful worldwide theatrical run, it is difficult to predict the related home video, television licensing, merchandising and ancillary revenue streams. While customer acceptance of a film is initially measured by box office success, customer acceptance within each follow-on product category, such as home video, merchandise or television, depends on factors unique to each type of product, such as pricing, competitive products, and the time of year or state of the economy into which a product is released, among many other factors. In addition, Pixar has found that the degree of customer acceptance varies widely among foreign countries. While box office success is often a good indicator of general audience acceptance, the relative success of follow-on products is not always directly correlated, and the degree of correlation is difficult to predict.

It is also difficult to forecast the amount of revenues from The Incredibles, Finding Nemo and the titles in Pixar’s film library. The revenues generated from continued home video and merchandise sales can fluctuate due to various market factors. Because the revenues from films nearing the end of their life cycle tend to be relatively small, minor fluctuations can result in notable variances from Pixar’s forecast.

With respect to the difficulty of forecasting the timing of revenues, Disney distributes Pixar’s films and film-related products and therefore determines the timing of product releases. Although Pixar is moving towards a strategy to release its films theatrically worldwide within a narrower timeframe relative to its earlier films, the specific dates of the international releases for these films will depend on territory-specific factors, such as the local competitive environment, cultural events, and school holidays. Therefore, the timing of international revenues could span over several months, and the forecasting of such revenues is inherently more difficult.

In addition, the amount of revenue recognized in any given quarter or quarters from all of Pixar’s films depends on the timing, accuracy, and amount of information Pixar receives from Disney to determine revenues and associated gross profits. Although Pixar obtains from Disney the most current information available to recognize its share of revenue and to determine its film gross profit, Disney may make subsequent revisions to the information that it has provided, which could have a significant impact on Pixar in later periods. For instance, towards the end of the life cycle for a revenue stream, Disney may inform Pixar, and has in the past informed Pixar, of additional distribution costs to those previously forecasted. Such revisions have impacted and may continue to impact Pixar’s revenue share and film gross profit. In addition, through information it obtains from other sources, Pixar may make certain judgments and/or assumptions and adjust the information it receives from Disney. For example, Pixar makes adjustments to its home video revenues for estimates on return reserves that may differ from those reported by Disney. In determining its home video reserves, Pixar reviews information which includes Disney’s current return reserves, the historical returns for Pixar’s previous titles, actual rates of returns, inventory levels in the distribution channel and other business and industry trend information that is available. Disney has provided and may continue to provide Pixar with reserve information that may differ substantially from Pixar’s historical experience with its previous titles. Unless Disney provides a sufficient rationale as to why the market and sales performance are substantially different for a particular title, Pixar has and may continue to record reserves more consistent with its historical experience. The estimate for return reserves, whether based on historical information or more current information from Disney, is inherently subjective and may differ significantly from actual results. Pixar’s original estimates on reserves may be revised in future periods as new and additional information becomes available. For example, during the second quarter of 2005, Pixar recognized an adjustment that reduced its worldwide home video revenues from The Incredibles after it received updated information from Disney, which reflected higher home video returns than had been originally anticipated. This adjustment reduced Pixar’s home video revenues by $14.1 million in the second quarter of 2005 for revenues that had been recorded in the previous quarter.

Pixar has utilized margin normalization, such as with merchandise or home video expenses, in accordance with the provisions of SOP 00-2. This may result in the utilization of budgeted or forecasted information to calculate an ultimate lifetime expense margin, rather than actual costs incurred if it is deemed to be a more accurate reflection of Pixar’s participation. Similar to return reserves, these expense estimates are reviewed and may be adjusted periodically to ensure the most accurate depiction of Pixar’s participation is reflected.

Any revisions to Pixar’s estimated reserves, margin normalization or updated information from Disney, as noted above, as well as findings from audit rights offered in accordance with the terms of the Co-Production Agreement, could have a material effect on Pixar’s financial statements in any given quarter or quarters.

With respect to capitalized film production costs, Pixar’s policy is to amortize these costs over the expected revenue streams as Pixar recognizes revenues from the associated films. The amount of film costs that will be amortized each quarter depends on how much future revenue Pixar expects to receive from each film. Unamortized film production costs are reviewed for indicators of impairment each reporting period on a film-by-film basis. If estimated remaining gross revenues are not sufficient to recover the unamortized film production costs, the unamortized film production costs will be written down to net realizable value. In any given quarter, if Pixar lowers its previous forecast with respect to total anticipated revenue from any individual feature film, it would be required to accelerate amortization of related film costs, resulting in lower gross margins. Such lower gross margins would adversely impact Pixar’s business, operating results, and financial condition.

Forecasting Pixar’s operating expenses is extremely difficult.

Pixar’s operating expenses will continue to be extremely difficult to forecast. Pixar budgets the direct costs of the Pictures with Disney and shares such costs equally. Pixar capitalizes its share of direct costs of film production in accordance with SOP 00-2. A substantial portion of all of Pixar’s other costs is incurred for the benefit of feature films (“Overhead”), including research and development expenses and general and administrative expenses. Portions of Pixar’s Overhead are included in the budgets for the Pictures under the Co-Production Agreement, and Pixar shares such costs equally with Disney under the Co-Production Agreement. With respect to the portion of Pixar’s Overhead that is not reimbursed by Disney, Pixar either (1) capitalizes such portion as film production costs, if required under SOP 00-2 or (2) charges it to operating expense in the period incurred. A substantial portion of Pixar’s Overhead is related to the Pictures produced pursuant to the Co-Production Agreement, and is therefore reimbursed by Disney. Since Pixar capitalizes other amounts in accordance with SOP 00-2, its reported operating expenses for the fiscal year ended December 31, 2005 have not reflected, and future reported operating expenses will not reflect, its true level of spending on the production of animated feature films, related products and Overhead. Further, as Pixar continues production of its films beyond the Co-Production Agreement, including Ratatouille, the production costs of which Pixar is financing in full, Pixar expects its operating expenses to continue to increase to the extent that they are not capitalized or shared with Disney.

Film production budgets may increase, and film production spending may exceed such budgets.

Pixar’s future film budgets may continue to increase due to factors including, but not limited to, (1) escalation in compensation rates of people required to work on current projects, (2) number of personnel required to work on current projects, (3) equipment needs, (4) the enhancement of existing, or the development of new, proprietary technology and (5) the expansion of facilities to accommodate the growth of the studio. The budgets for Cars and subsequent films and related products are expected to be greater than the budgets for Pixar’s previous films. Under the Co-Production Agreement, Pixar will continue to finance the budget for Cars equally with Disney. However, pursuant to the Distribution Letter Agreement, Pixar will finance all production costs of Ratatouille. Due to production exigencies, which are often difficult to predict, it is not uncommon for film production spending to exceed film production budgets, and Pixar’s current projects may not be completed within the budgeted amounts. In addition, when production of each film is completed, Pixar may incur significant carrying costs associated with transitioning personnel on creative and development teams from one project to another. These carrying costs increase overall production budgets and could have a material adverse effect on Pixar’s results of operations and financial condition.

Software revenue.

Pixar’s fiscal year 2006 earnings are expected to include revenues attributable to non-film related sources including software revenue; however, there can be no assurance as to the timing and amount of such revenues.

Other items affecting forecasting.

Pixar’s fiscal year 2006 earnings are expected to include other income and expenses such as interest income and tax expense. Interest income is difficult to predict and can fluctuate depending on cash, cash equivalents and investment balances as well as external factors beyond Pixar’s control, such as economic conditions and interest rates available to Pixar during the year. Pixar calculates its current and deferred tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed during the subsequent year. Adjustments based on filed returns are generally recorded in the period when the tax returns are filed and the tax implications are known. Pixar’s income tax rate for fiscal year 2005 was different from the U.S. statutory rate primarily due to state taxes, a tax benefit associated with certain income earned outside the United States, a tax deduction related to income attributable to domestic production activities, and certain tax exempt investment income. Pixar’s effective tax rate may fluctuate in future periods.

Changes in accounting regulations may also have a significant effect on Pixar’s results of operations. For example, in December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards 123—Revised 2004 (“SFAS 123R”), “Share-Based Payment,” which replaces Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” SFAS 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such compensation expense in Pixar’s statements of income. Pixar will adopt SFAS 123R in the first quarter of fiscal year 2006. The pro forma disclosures, previously permitted under SFAS 123 and adopted by Pixar, no longer will be an alternative to financial statement recognition. Although Pixar has not yet determined whether the adoption of SFAS 123R will result in amounts that are similar to the current pro forma disclosures under SFAS 123, Pixar expects the adoption to increase its cost of revenues and operating expenses, and the adoption of SFAS 123R could make its net income less predictable in any given reporting period, could change the way Pixar compensates its employees, or may cause other changes in the way Pixar conducts its business.

Pixar’s operating results have fluctuated in the past, and such fluctuations are expected to continue.

Pixar’s revenues fluctuate significantly.

Pixar continues to expect significant fluctuations in its future quarterly and annual revenues because of a variety of factors, including the following:

•	the timing of worldwide theatrical releases of its animated feature films;

•	the success of its animated feature films;

•	the timing of the release of related products into their respective markets, such as home videos, television, and merchandising;

•	the demand for such related products, which is often a function of the success of the related animated feature film;

•	Disney’s costs to distribute and promote Pixar’s feature films and related products under the Co-Production Agreement;

•	Disney’s success at marketing Pixar’s feature films and related products under the Co-Production Agreement;

•	the timing and accuracy of information received from Disney and other sources on which Pixar bases estimates of revenue to be recognized from its animated feature films and related products;

•	the timing and amount of non-film related revenues, such as the licensing of Pixar’s software;

•	the competitive environment; and

•	external socioeconomic and political events that are beyond Pixar’s control.

In particular, since Pixar’s revenue under the Co-Production Agreement and the Distribution Letter Agreement is directly related to the success of Pixar’s animated feature films, operating results are likely to fluctuate depending on the level of success of its animated feature films and related products. The revenues derived from the production and distribution of an animated feature film depend primarily on the film’s acceptance by the public, which cannot be predicted and does not necessarily bear a direct correlation to the production or distribution costs incurred. The commercial success of a motion picture also depends upon promotion and marketing, production costs and other factors. Further, the theatrical success of a feature film can be a significant factor in determining the amount of revenues generated from the sale of the related products.

Pixar’s operating expenses fluctuate.

Pixar expects continuing increases to its operating expenses to fund greater levels of research and development, to meet the demands of multiple films in production and to expand operations. In addition, Pixar expects its spending levels may increase significantly due to the following:

•	continued investment in proprietary software systems;

•	continued and potentially increasing competition costs for creative, technical and administrative talent;

•	increased costs associated with the expansion of Pixar’s facilities;

•	increased number of personnel required to support studio growth as Pixar has multiple films in parallel production;

•	increased investment in creative development and Pixar-only financed films;

•	increased proportion of operating expenses previously shared with Disney; and

•	increased investment in administrative functions to support Pixar’s expanding operations.

A portion of Pixar’s operating expenses that are allocable to film productions is either capitalized by Pixar or reimbursed by Disney under the Co-Production Agreement. To the extent that Pixar does not capitalize (or Disney does not reimburse) the increases in expenses, its operating expenses will increase in fiscal year 2006. In addition, as Pixar increases the resources allocated to Ratatouille and other future productions, Pixar expects its operating expenses to increase significantly.

Pixar’s scheduled successive releases of feature films will continue to place a significant strain on its resources.

Pixar has only produced and released six feature films to date and has limited experience with respect to producing more than one animated feature film at a time. Due to the strain on Pixar’s personnel from the effort required for the release of an upcoming film and the time required for creative development of future films, it is possible that Pixar would be unable to release a new film in successive years. In the past, Pixar has been required, and may continue to be required, to expand its employee base, increase capital expenditures and procure additional resources and facilities in order to accomplish the scheduled releases of its animated feature films. This growth and expansion has placed, and continues to place, a significant strain on Pixar’s resources. Pixar cannot provide any assurances that any future animated film will be released as scheduled or that this strain on resources will not have a material adverse effect on Pixar’s business, financial condition or results of operations. In addition, John A. Lasseter’s availability has been a key contribution to the successful completion of Pixar’s prior films. As Pixar moves towards releasing one film a year, there has been and will continue to be additional demands placed on his availability. In addition to Mr. Lasseter’s role as Pixar’s Executive Vice President—Creative, he is also the director of Cars, Pixar’s next feature film. A lack of his availability may adversely impact the success and timing of Pixar’s future films.

Pixar continuously implements a variety of new and upgraded operational and financial systems, procedures and controls, including improvement and maintenance of its accounting system, other internal management systems and backup systems. Pixar’s growth and these diversification activities, along with the corresponding increase in the number of employees and rapidly increasing costs, have resulted in increased responsibilities for Pixar’s management team. Pixar will need to continue to improve its operational, financial and management information systems, to hire, train, motivate and manage its employees, to integrate them into Pixar and to provide adequate facilities and other resources for them. Pixar cannot provide any assurance it will be successful in accomplishing all of these activities on a timely and cost-effective basis. Any failure to accomplish one or more of these activities on a timely and cost-effective basis would have a material adverse effect on Pixar’s business, financial condition and results of operations.

The Co-Production Agreement imposes several risks and restrictions on Pixar.

In 1997, Pixar and Disney entered into the Co-Production Agreement, pursuant to which Pixar agreed to produce, on an exclusive basis, five original computer-animated feature films (the “Pictures”) for distribution by Disney. This agreement generally provides that Pixar will be responsible for the development, pre-production and production of each Picture, while Disney will be responsible for the marketing, promotion, publicity, advertising and distribution of each Picture. In January 2006, Pixar and Disney entered into a Distribution Letter Agreement regarding the distribution of an additional feature length animated film currently entitled Ratatouille. This agreement generally provides that Ratatouille will be deemed a “Picture” under and in accordance with the terms of the Co-Production Agreement, subject to certain exceptions discussed below in the section entitled “Material Contracts Between Disney and Pixar Prior to the Merger” beginning on page 85. Pursuant to the Distribution Letter Agreement, the term of the Co-Production Agreement is extended until the delivery of Ratatouille to Disney, which is expected to occur in mid-2007.

Pixar is dependent on Disney for the distribution and promotion of Pixar’s feature films and related products.

The decisions regarding the timing of the theatrical release and related products, the marketing and distribution strategy, and the extent of promotional support are important factors in determining the success of Pixar’s motion pictures and related products. Under the terms of the Co-Production Agreement and Distribution Letter Agreement, Disney is required to market and distribute Pixar’s films in the same manner as Disney’s premiere animated films, and Disney is required to consult with Pixar with respect to all major marketing and distribution decisions. While Disney is prohibited from distributing potential competing films within certain release collars, Pixar ultimately does not control (1) the manner in which Disney distributes Pixar’s animated feature films and related products, (2) the number of theaters to which Disney distributes Pixar’s feature films, (3) the specific timing of release of Pixar’s feature films and related products or (4) the specific amount or quality of marketing and promotional support of the feature films and related products as well as the associated promotional and marketing budgets. Because Disney co-finances the films developed and produced under the Co-Production Agreement, distributes the films under the “Walt Disney Pictures” label and enjoys substantial financial benefits in the event that such films achieve significant box office revenues, Pixar believes that Disney desires such films to be successful. Nonetheless, Disney could make certain decisions as to marketing, distribution or promotion of the animated feature films or related products or the marketing and promotion of its own animated or other family films that could have a material adverse effect on Pixar’s business, operating results or financial condition. In addition, the costs for marketing, distribution and promotion of the films and related products are incurred well in advance of the release of such films and products, and Pixar experiences a delay in the receipt of proceeds from such films and products until after Disney recovers such costs. Pixar is also dependent on Disney for receiving accurate information on a timely basis on which Pixar bases estimates to recognize revenue and associated gross profit from the animated feature films and related products. If Pixar fails to receive accurate information from Disney, or fails to receive it on a timely basis, it could have a significant adverse effect on Pixar’s business, operating results or financial condition.

Disney has an exclusive arrangement with Pixar.

Pixar has agreed not to release or authorize the release of any of its feature length animated theatrical motion pictures, other than the Pictures, until twelve months from delivery of Ratatouille, which is currently scheduled for 2007.

Pixar also agreed not to develop or produce any rides or attractions for major theme parks not owned or operated by Disney. Except for Ratatouille, Pixar has agreed to give Disney a right to negotiate with respect to animated television productions or animated made-for-home video productions that Pixar proposes to produce during the term of the Co-Production Agreement. Disney, however, is not similarly restricted by the exclusivity provisions that bind Pixar under the Co-Production Agreement and, therefore, may develop, produce or distribute other feature length animated and theatrical motion pictures itself or enter into similar agreements with third parties. However, if Disney produces any derivative works of the Pictures (except for Ratatouille) without Pixar, Pixar is entitled to receive passive royalties pursuant to the terms of the Co-Production Agreement.

Pixar has an obligation to finance production costs.

Pixar co-financed the first four films under the Co-Production Agreement, as well as Toy Story 2, and will continue to co-finance Cars and may co-finance or fully finance other related products to be developed and produced pursuant to the Co-Production Agreement. For example, Pixar has, in the past, elected to participate actively in various interactive games with Disney where Pixar funds half of the development costs of the games. Pixar also has approved for production and has begun financing Pixar-only financed films, including Ratatouille. If Pixar’s feature films and related products do not generate proceeds sufficient to more than offset its share of the production costs, Pixar’s business, operating results and financial condition will be materially adversely affected.

Disney retains the exclusive distribution and exploitation rights.

Disney retains the exclusive distribution and exploitation rights of each Picture, all characters and story elements of each Picture and all related products Pixar develops under the Co-Production Agreement, except for Ratatouille (which is subject to the terms and conditions of the Distribution Letter Agreement). Accordingly, except in certain specified circumstances, Pixar is not able to exploit or distribute any of its feature films or characters or elements of any of its feature films or related products developed under the Co-Production Agreement without a license from Disney. Pixar cannot provide any assurances that such a license would be available to it on commercially reasonable terms or at all.

Disney can terminate the agreement under various circumstances.

Under the terms of the Co-Production Agreement, Disney may terminate the agreement under certain circumstances. For example, Disney is entitled to terminate the Co-Production Agreement in the event that certain types of competitors directly or indirectly acquire or control a 50% or greater ownership interest in Pixar or Pixar merges or consolidates into such a competitor. Disney would not lose any of its rights to distribute and exploit all feature films and all characters and elements of Pixar’s feature films and other products Pixar develops under the Co-Production Agreement. Further, in the event that Disney terminates the Co-Production Agreement, Pixar would be required to seek alternative channels for distribution of its animated feature films and related products.

There are significant risks associated with the motion picture industry.

The completion and commercial success of a motion picture is extremely unpredictable, and the motion picture industry involves a substantial degree of risk. Each motion picture is an individual artistic work, and its commercial success is primarily determined by audience reaction, which is unpredictable. The completion and commercial success of a motion picture also depends upon other factors, such as:

•	talent and crew availability;

•	financing requirements;

•	distribution strategy, including the time of the year and the number of screens on which it is shown;

•	the number, quality and acceptance of other competing films released into the marketplace at or near the same time;

•	critical reviews;

•	the availability of alternative forms of entertainment and leisure time activities;

•	piracy and unauthorized recording, transmission and distribution of motion pictures;

•	general socioeconomic conditions and political events;

•	weather conditions; and

•	other tangible and intangible factors.

All of these factors can change and cannot be predicted with certainty. In addition, motion picture attendance is seasonal, with the greatest attendance typically occurring during the summer and holidays. The release of a film during a period of relatively low theater attendance is likely to affect the film’s box office receipts adversely. Under the terms of the Co-Production Agreement, Pixar is guaranteed theatrical release either during the summer or holiday period. In addition, due to the expected release of a large number of family films by Disney and other movie studios in the next several years, it is possible that further saturation of the family film market, particularly computer graphics imagery (“CGI”) animated films, may adversely impact the commercial success of Pixar’s films, and therefore have a material adverse effect on Pixar’s business, financial condition and results of operations.

Motion picture piracy, which may intensify, could decrease the revenue Pixar receives from the exploitation of its films.

Piracy and the unauthorized recording, transmission and distribution of Pixar’s content are increasing challenges. Motion picture piracy is already prevalent outside of the United States, Canada and Western Europe and in countries where Pixar may have difficulty enforcing its intellectual property rights. Technological advances, such as the digital distribution of motion pictures, could increase the prevalence of piracy, including in the United States, because such advances simplify the creation, transmission and sharing of high quality unauthorized copies of motion pictures in theatrical release, on videotapes and DVDs, from pay-per-view through set top boxes and other devices and through unlicensed broadcasts on free TV and the Internet. The proliferation of unauthorized copies of Pixar’s products could have an adverse effect on its business, financial condition and results of operations and decrease the revenue Pixar receives from its legitimate products.

Motion picture trade associations such as the Motion Picture Association of America monitor the progress and efforts made by various countries to limit or prevent piracy. Some of these trade associations have initiated voluntary embargoes on motion picture exports to certain countries in the past to exert pressure on the governments of those countries to become more aggressive in preventing motion picture piracy. In addition, the U.S. government has publicly considered implementing trade sanctions against specific countries that, in its opinion, do not make appropriate efforts to prevent copyright infringements of U.S. produced motion pictures. There can be no assurance, however, that voluntary industry embargoes or U.S. government trade sanctions will be enacted or, if enacted, effective. If enacted, such actions could impact the amount of revenue that Pixar realizes from the international exploitation of motion pictures depending upon the countries subject to such action and the duration and effectiveness of such action. If embargoes or sanctions are not enacted or if other measures are not taken, Pixar may lose an indeterminate amount of additional revenue as a result of motion picture piracy.

In order for its feature films and related products to be successful, Pixar must develop appealing creative content.

The success of each animated feature film developed and produced by Pixar depends in large part upon its ability to develop and produce compelling stories and characters that will appeal to a broad audience. Traditionally, this process has been extremely difficult. While Pixar has enjoyed worldwide box office success with all of its feature films, there can be no assurance that similar levels of success will be achieved by its subsequent films, including Cars, Ratatouille and other future projects.

Pixar experiences intense competition with respect to its animated feature films, animation products, and software.

Animated Feature Films.

Pixar’s animated feature films compete and will continue to compete with family-oriented, animated and live action feature films and other family-oriented entertainment products produced by major movie studios, including Disney (as somewhat limited by the Co-Production Agreement), DreamWorks Animation SKG, Inc. (“DreamWorks”), Warner Bros. Entertainment (“Warner Bros.”), Sony Pictures Entertainment, Fox Entertainment Group Inc. (“Fox”), Paramount Pictures, Lucasfilm Ltd., Universal Studios, Inc., MGM/UA, and Studio Ghibli as well as numerous other independent motion picture production companies.

CGI is now the most prevalent form of animation among feature-length animated films, and the number of CGI-animated films released has been increasing significantly. Several movie studios have developed their own internal computer animation capability, which may be used for special effects in animated films and live action films in addition to creating CGI-animated feature films. For example, DreamWorks successfully produced and released Antz in 1998, Shrek in 2001, Shrek 2 and Shark Tale in 2004, and Madagascar in May 2005. Fox, through its subsidiary Blue Sky, successfully produced Ice Age, which was released in March 2002, and Robots, which was released in March 2005. Warner Bros. released The Polar Express in November 2004. Disney domestically distributed Valiant, a co-production with Vanguard Entertainment, in August 2005, and released Chicken Little, the first film produced by Disney’s new CGI feature animation department, in November 2005. Other movie studios may internally develop, license or sub-contract three-dimensional animation capability, or enter into co-production agreements with other studios capable of developing and producing three-dimensional CGI-animated films. Further, Pixar believes that continuing enhancements to commercially available computer hardware and software technology have lowered and will continue to lower barriers to entry for studios or special effects companies which intend to produce computer-animated feature films or other products.

Pixar believes competition from animated feature films and family-oriented feature films will likely continue to intensify over the next several years. Primarily CGI-animated feature films currently expected to be released by major studios in 2006 include Ice Age 2, The Wild, Over the Hedge, Monster House, The Ant Bully, Open Season, Barnyard, Flushed Away, Happy Feet, and Meet the Robinsons, among others. Family oriented-feature films currently expected to be released by major studios in 2006 include The Shaggy Dog, Hoot, Garfield 2, Flicka, Zoom, How to Eat Fried Worms, Santa Clause 3, Eragon and Charlotte’s Web, among others. Due to a potentially large number of CGI-animated feature films and family-oriented films scheduled for release over the next few years, it is possible that the market for these films will become further saturated.

Pixar’s films will continue to compete with the feature films of other movie studios for optimal release dates, audience acceptance, and exhibition outlets. In addition, Pixar competes and will continue to compete with other movie studios for the services of performing artists, and the services of other creative and technical personnel, particularly in the fields of animation and technical direction. Some of the other movie studios with which Pixar competes have significantly greater financial, marketing and other resources than Pixar does. In addition to box office and home video competition, other family-oriented films may continue to compete with The Incredibles, Finding Nemo, and the rest of Pixar’s film library, with respect to related television, merchandise, and other future revenue sources.

The Co-Production Agreement, as modified by the Distribution Letter Agreement, provides that Pixar will develop and produce six original computer-animated feature films. Because Disney co-finances the films developed and produced under the Co-Production Agreement (except for Ratatouille, which Pixar is financing in full under the Distribution Letter Agreement), distributes the films under the “Walt Disney Pictures” label, and enjoys financial benefits in the event that such films achieve significant box office revenues, Pixar believes that Disney desires such films to be successful. Nonetheless, during its long history, Disney has been a very successful producer and distributor of its own animated feature films. While the Co-Production Agreement imposes restrictions prohibiting Disney and its affiliates from releasing animated films or live action family films within certain release windows of Pixar’s films, including Ratatouille pursuant to the Distribution Letter Agreement, it is likely that other family-oriented motion pictures distributed by Disney or its affiliates will overlap in the market and compete with Pixar’s animated feature films. For example, Pirates of the Caribbean: The Curse of the Black Pearl, Spy Kids 3D: Game Over, and Freaky Friday competed directly with Finding Nemo for domestic theatrical market share during summer 2003. The home video releases of Pirates of the Caribbean: The Curse of the Black Pearl and Freaky Friday also competed with Finding Nemo in the worldwide home video market. The theatrical releases of Disney’s National Treasure and Miramax’s Finding Neverland in November 2004 competed with the worldwide theatrical release of The Incredibles, and the home video release of these films competed with The Incredibles in the worldwide home video market. Disney’s release of The Wild on April 14, 2006 and Pirates of the Caribbean: Dead Man’s Chest on July 7, 2006 will compete with Cars, which is scheduled for release on June 9, 2006. After Ratatouille, Disney may begin to release its movies during Pixar’s release windows. This could have an adverse impact on the commercial success required for Pixar to profit from future films. Pixar’s contractual arrangement with Disney also presents other risks. See “Risk Factors Relating to Pixar—The Co-Production Agreement imposes several risks and restrictions on Pixar” beginning on page 30.

Computer Graphics Special Effects Firms.

Pixar also expects to compete with computer graphics special effects firms, including Industrial, Light & Magic (“ILM”), Rhythm & Hues, Tippett Studios, WETA Digital, Digital Domain, and Sony Pictures Imageworks. These computer graphics special effects firms may be capable of creating their own three-dimensional computer animated feature films or may produce such films for movie studios that compete with Pixar. For example, ILM has already created and produced three-dimensional character animation which was used for several central characters in live action films such as Star Wars Episode III: Revenge of the Sith. ILM has a royalty-free, paid-up license to use Pixar’s RenderMan® software and to obtain at no cost all enhancements and upgrades thereto. Other computer graphics special effects firms have licensed or may license RenderMan®. Accordingly, Pixar’s RenderMan® software may not provide it with a competitive advantage. Pixar also competes, or may in the future compete, with the above firms with respect to animation products other than feature films.

Software Publishers.

Pixar also experiences competition with respect to its RenderMan® software product. In particular, Pixar competes with makers of computer graphics imaging software, principally Mental Images GmbH sold as an OEM product through Alias, which was recently acquired by Autodesk, Discreet (a division of Autodesk), and Avid Technologies. In addition to Mental Images products, Autodesk also markets internally developed competing rendering software products at lower prices than the price at which Pixar offers RenderMan®. Under appropriate circumstances, Pixar has in the past elected and might in the future elect to license its rendering technology patents to other companies, some of which may compete with Pixar. In addition, as PC’s become more powerful, software suppliers may also be able to introduce products for PC’s that would be competitive with RenderMan® in terms of price and performance for professional users. In addition, there have been advances in graphics processing unit technology that may impinge on the market for software rendering solutions. Faster and lower cost graphic cards provide capability for users to produce pictures of higher complexity than previously available.

Pixar expects competition to persist, intensify and increase in each of its business areas in the future. Some of its current and potential competitors have longer operating histories, larger installed customer bases and significantly greater financial, technical, marketing and other resources than Pixar does. There can be no assurance that Pixar will be able to compete successfully against current or future competitors. Such competition could have a material adverse effect on Pixar’s business, operating results or financial condition.

Pixar’s success depends on certain key employees.

Pixar’s success depends to a significant extent on the performance of a number of senior management personnel and other key employees, especially its film directors, producers, animators, creative personnel and technical directors. In particular, Pixar is dependent upon the services of Steve Jobs, John A. Lasseter, Edwin E. Catmull, Simon Bax, and Lois Scali. Pixar does not currently have “key person” life insurance for any of its employees other than John A. Lasseter. Pixar has an employment agreement with Mr. Lasseter, however, such employment agreement does not necessarily assure the services of Mr. Lasseter. Moreover, although it is standard in the motion picture industry to rely on employment agreements as a method of retaining the services of key employees, Pixar has not required its employees, other than Mr. Lasseter, to enter into employment agreements. The loss of the services of any of Messrs. Jobs, Lasseter, Bax, Dr. Catmull, Ms. Scali or of other key employees, especially film directors, producers, animators, creative personnel and technical directors, could have a material adverse effect on Pixar’s business, operating results or financial condition.

Pixar’s Chief Executive Officer has divided responsibilities.

Pixar’s Chief Executive Officer and Chairman, Steve Jobs, is also Chief Executive Officer at Apple Computer, Inc. Although Mr. Jobs spends time at Pixar and is active in its management, he does not devote his full time and resources to Pixar.

To be successful, Pixar needs to attract and retain qualified personnel.

Pixar’s success continues to depend to a significant extent on its ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for the caliber of talent required to make films, particularly film directors, producers, animators, creative personnel and technical directors, will continue to intensify as more studios build their in-house CGI-animation or special effects capabilities. There can be no assurance that Pixar will be successful in identifying, attracting, hiring, training and retaining such personnel in the future. If Pixar was unable to hire, assimilate and retain qualified personnel in the future, particularly film directors, producers, animators, creative personnel and technical directors, such inability would have a material adverse effect on its business, operating results and financial condition.

Pixar faces various distribution risks with respect to its feature films.

Under the Co-Production Agreement, Disney is required to distribute the Pictures in a manner consistent with that of Disney’s premiere animated films. Currently, distribution of Pixar’s films generally includes (1) worldwide theatrical exhibition, (2) worldwide home video sales, (3) worldwide television licensing, including video-on-demand (VOD), pay-per-view, pay television, network, basic cable and syndication, (4) non-theatrical exhibition, such as airlines, schools and armed forces facilities and (5) marketing of other rights of the picture, which may include licensing of merchandise, such as toys, interactive games and soundtrack recordings. Although the Co-Production Agreement provides Pixar with some protection, Pixar cannot provide any assurances that its feature films made under the Co-Production Agreement will be distributed through all of these outlets.

Although Pixar has enjoyed a tremendously successful track record with all six of its feature films, Pixar cannot provide any assurances that its future films will enjoy the same level of success. Currently, Disney shares the financial risks associated with the production of Pixar’s films under the Co-Production Agreement (except Ratatouille) by financing 50% of the production costs. In addition, under the Co-Production Agreement, Disney is responsible for financing 100% of the costs related to the marketing and distribution of the films. In the event that a film does not generate sufficient revenues to offset such costs, Pixar is not responsible for any losses Disney incurs. However, because Pixar anticipates financing 100% of the production costs of its future films, it expects to bear all of the financial risks associated with a future film’s production costs. In addition, Pixar cannot provide any assurances that future distribution agreements, if any, will provide Pixar with its current level of risk minimization related to the financing of marketing and distribution expenses. In addition, as additional entrants emerge in the animation marketplace, there may be increased competition for distribution partners.

Pixar has a limited operating history.

Until 1996, Pixar generated recurring revenue primarily from the license of its RenderMan® software, amounts received under software development contracts and fees for animated television commercial development. Pixar expects to generate a substantial majority of its future revenue from the development and production of animated feature films and related products, as it has since 1996. Pixar has, to date, developed, produced and released only six animated feature films. Accordingly, it has a limited operating history in implementing its business model upon which an evaluation of its prospects can be based. Pixar’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of a business enterprise, particularly companies in highly competitive markets. To address these risks, Pixar must, among other things, respond to changes in the competitive environment, continue to attract, retain and motivate qualified persons, and continue to upgrade its technologies. Pixar cannot provide any assurances that it will be successful in addressing such risks.

Pixar’s current and future commitments may have an adverse impact on its cash balances.

Pixar is currently co-financing Cars pursuant to the Co-Production Agreement and solely financing its other feature films including Ratatouille. The future production costs of Cars, Ratatouille and subsequent films, and any future expansion of its studio and headquarters in Emeryville, California, may have an adverse impact on Pixar’s cash and investment balances. As of October 1, 2005, Pixar had $1.0 billion in cash, cash equivalents and investments. Pixar believes that these funds, along with future cash provided by operating activities, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures, production costs for Cars and Ratatouille, as well as production and development costs for future films and development projects. To date, Pixar has chosen to use its existing cash resources to fund film production costs and construction costs. Pixar may continue to use its cash resources for such expenditures, or may choose to finance such capital expenditures through issuance of additional equity or debt securities, by obtaining a credit facility or by some other financing mechanism. The sale of additional equity or convertible debt securities would result in additional dilution to its shareholders. Moreover, Pixar cannot provide any assurances that it will be successful in obtaining future financing, or even if such financing is available, that it will obtain it on favorable terms or on terms providing it with sufficient funds to meet its obligations and objectives.

Pixar depends on its proprietary technology and computer systems for the timely and successful development of its feature films and related products.

Pixar cannot provide any assurances that it will not experience difficulties that could delay or prevent the successful development or production of future animated feature films or other related products. Among other things, because Pixar is dependent upon a large base of software and a large number of computers for the development and production of its animated feature films and related products, an error or defect in the software, a failure in the hardware or a failure of the backup processes could result in a significant delay in one or more productions in process which, in turn, could result in potentially significant delays in the release dates of feature films or other products. In the past Pixar has experienced minor delays as a result of such matters. Significant delays in production and significant delays in release dates could have a material adverse effect on Pixar’s business, operating results or financial condition. Further, because it relies mostly on internally developed software, Pixar would not be able to rely upon assistance from third parties in the event that the software fails.

Pixar faces risks relating to the international distribution of its films and related products.

Because Pixar has historically derived a significant amount of its revenue from the exploitation of its films in territories outside of the United States, its business may be subject to risks inherent in international trade, many of which are beyond its control. These risks include:

•	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

•	differing cultural tastes and attitudes, including varied censorship laws;

•	differing degrees of protection for intellectual property;

•	financial instability and increased market concentration of buyers in foreign television markets, including in European pay television markets;

•	the instability of foreign economies and governments;

•	fluctuating foreign exchange rates; and

•	war and acts of terrorism.

A single shareholder owns a large percentage of Pixar’s outstanding stock.

Pixar’s Chief Executive Officer and Chairman, Steve Jobs, beneficially owned approximately 49.9% of Pixar’s outstanding common stock as of February 10, 2006. As a result, Mr. Jobs, acting alone, is virtually able to exercise sole discretion over all matters requiring shareholder approval, including the election of the entire board of directors and approval of significant corporate transactions, including an acquisition of Pixar. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Pixar, impeding a merger, consolidation, takeover or other business combination involving Pixar, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of Pixar. Mr. Jobs entered into a voting agreement with Disney in connection with the proposed merger of Disney and Pixar. See “The Voting Agreement” beginning on page 84 of this proxy statement/prospectus.

Business interruptions could adversely affect Pixar’s operations.

Pixar’s operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond its control. Although Pixar has developed certain plans to respond in the event of a disaster, there can be no assurance that they will be effective in the event of a specific disaster. Its facilities in the State of California have in the past and may in the future be subject to electrical blackouts as a consequence of a shortage of available electrical power. In the event of a short-term power outage, Pixar has installed UPS (uninterrupted power source) equipment to protect its RenderFarm and other sensitive equipment, along with two 1.5 Megawatt backup generators; however, a long-term power outage could disrupt operations. Prices for electricity have in the past risen dramatically and may increase in the future. An increase in prices would increase operating costs, which could in turn adversely affect Pixar’s profitability. Pixar does not carry earthquake insurance for earthquake related losses and although it carries business interruption insurance for other potential losses, there can be no assurance that such insurance will be sufficient to compensate it for losses that may occur. Any losses or damages incurred by Pixar could have a material adverse effect on its business and results of operations.

Terrorist activities and resulting military and other actions could adversely affect Pixar’s business.

The continued threat of terrorism within the United States and abroad, military action and heightened security measures in response to such threats, as well as other socioeconomic and political events, may cause significant disruption to commerce, including the entertainment industry, throughout the world. For example, the terrorist attacks in New York and Washington, D.C. on September 11, 2001 disrupted commerce throughout the United States and Europe. Such disruption in the future could have a material adverse effect on Pixar’s business and results of operations.

Work stoppages could adversely impact Pixar’s operations.

Although none of Pixar’s employees are represented by a labor union, it is common for film directors, producers, animators and actors at film production companies to belong to a union. There can be no assurance that Pixar’s employees will not join or form a labor union or that Pixar, for certain purposes, will not be required to become a union signatory. Pixar may be directly or indirectly dependent upon certain union members, and work stoppages or strikes organized by such unions could have a material adverse impact on its business, financial condition or results of operations. If a work stoppage occurs, it could delay the completion of Pixar’s films and have a material adverse effect on its business operating results or financial condition.

To be successful, Pixar will need to continuously enhance its existing proprietary technology and develop new technology.

Substantially all of Pixar’s revenues have been derived, and substantially all of its future revenues are expected to be derived, from the use and license of its proprietary technologies. Pixar expects that it will be required to enhance these technologies and to develop new technologies in order to be successful in its industry and in the licensing of its RenderMan® software. Pixar cannot provide any assurances that it will be successful in enhancing its existing technologies or in developing and utilizing new technologies, or that competitors will not develop technology that is equivalent or superior to Pixar’s technologies or that makes Pixar’s technologies obsolete. If Pixar is unable to develop enhancements to its existing technologies or new technologies as required, or if the costs associated with developing those technologies continue to increase, Pixar’s business, operating results or financial condition could be materially adversely affected.

There are various risks associated with Pixar’s proprietary rights.

Pixar’s efforts to protect its proprietary technologies may not succeed.

Pixar’s success and ability to compete is dependent in part upon its proprietary technology. While Pixar relies on a combination of patents, copyright and trade secret protection, nondisclosure agreements and cross-licensing arrangements to establish and protect its proprietary rights, Pixar believes that factors such as the technical and creative skills of its personnel are more essential to its success and ability to compete. Pixar currently has a number of patents in force in the United States and in foreign countries, as well as a number of patent applications pending in the United States and in foreign countries. Pixar cannot provide any assurances that patents will issue from any of these pending applications or that, if patents do issue, any claims allowed will be sufficiently broad to protect its technology. In addition, Pixar cannot provide any assurances that any patents that have been issued to it, or that it may license from third parties, will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide Pixar with any proprietary protection. Failure of the patents to provide protection of its technology may make it easier for Pixar’s competitors to offer technology equivalent to or superior to Pixar’s technology. Pixar generally enters into confidentiality or license agreements with its employees, consultants and vendors, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use Pixar’s proprietary information, products or technology without authorization, or to develop similar or superior technology independently. Policing unauthorized use of Pixar’s products is difficult and expensive. In addition, effective copyright, patent and trade secret protection may be unavailable or limited in certain foreign countries. Pixar generally relies on “electronically delivered” software licenses that include an electronic acceptance by the purchaser, which may be unenforceable under the laws of certain jurisdictions. Pixar cannot provide any assurances that the steps it takes will prevent misappropriation of its technology or that its confidentiality or license agreements will be enforceable.

Enforcing Pixar’s proprietary rights may require litigation.

Litigation may be necessary in the future to enforce Pixar’s intellectual property rights, to protect its trade secrets, to protect its patents, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Pixar’s business, operating results or financial condition.

Others may assert infringement claims against Pixar.

One of the risks of the film production business is the possibility of claims that Pixar’s productions infringe on the intellectual property rights of third parties with respect to previously developed films, stories, characters or other entertainment. In addition, Pixar’s technology and software may be subject to patent, copyright or other intellectual property claims of third parties. Pixar has received, and is likely to receive in the future, claims of infringement of other parties’ proprietary rights. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against Pixar, or that any assertions or prosecutions will not have a material adverse effect on Pixar’s business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, Pixar would incur significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on its business, financial condition or results of operations. If any claims or actions are asserted against it, Pixar may seek to obtain a license under a third party’s intellectual property rights. Pixar cannot provide any assurances, however, that under such circumstances a license would be available on reasonable terms or at all.

Third-party technology licenses may not continue to be available to Pixar in the future.

Pixar also relies on certain technology that it licenses from third parties, including software that it integrates and uses with its internally developed software. Pixar cannot provide any assurances that these third-party technology licenses will continue to be available to it on commercially reasonable terms. The loss of, or inability to maintain any of these technology licenses could result in delays in feature film releases or product releases until equivalent technology could be identified, licensed and integrated. Any such delays in feature film releases or product releases could have a material adverse effect on Pixar’s business, operating results and financial condition.

The market price of Pixar’s common stock has been highly volatile in the past, and Pixar expects such volatility to continue.

The market price of Pixar’s common stock is highly volatile and is subject to wide fluctuations in response to a wide variety of factors, including the publication of box office results for its feature films and those of its competitors, fluctuations in its quarterly or annual results of operations, changes in financial estimates by securities analysts, announcements made by Pixar, Disney, or Pixar’s competitors, budget increases, delays in or cancellation of feature film or other product release dates, speculation about the negotiation of terms or conditions of Pixar’s next distribution arrangement, or socioeconomic, political or other factors. For example, since the beginning of fiscal year 2004 through February 10, 2006, Pixar’s common stock closed as low as $31.21 and as high as $61.17 per share. Moreover, in recent years, the stock market has experienced extreme price and volume fluctuations, some of which have been unrelated or disproportionate to the operating performances of the companies affected. These broad market and industry fluctuations may adversely affect the market price of Pixar’s common stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. For instance, recently several purported securities class action lawsuits were filed against Pixar.

As described in “Risk Factors Relating to Pixar—Pixar’s operating results have fluctuated in the past, and such fluctuations are expected to continue” beginning on page 28, Pixar believes that period-to-period comparisons of its results of operations may not be necessarily meaningful. Accordingly, you should not rely on Pixar’s annual and quarterly results of operations as any indication of future performance. In addition, it is possible that in some future period Pixar’s operating results will be below the expectations of public market analysts and investors or the guidance Pixar has provided. In such event, the price of Pixar’s common stock may be materially adversely affected.

While Pixar believes it currently has adequate internal control over financial reporting, Pixar is required to assess its internal control over financial reporting on an annual basis and any future adverse results from such assessment could result in a loss of investor confidence in its financial reports and have an adverse effect on its stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, (“Section 404”) and the rules and regulations promulgated by the SEC to implement Section 404, Pixar is required to include in its Form 10-K an annual report by its management regarding the effectiveness of its internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of Pixar’s internal control over financial reporting as of the end of its fiscal year. This assessment must include disclosure of any material weaknesses in Pixar’s internal control over financial reporting identified by management.

Management’s assessment of internal control over financial reporting requires management to make subjective judgments and, because this requirement to provide a management report is relatively new, some of management’s judgments will be in areas that may be open to interpretation. Therefore the management report may be uniquely difficult to prepare and Pixar’s auditors, who are required to issue an audit report covering Pixar’s internal control over financial reporting, may not agree with management’s assessment. While Pixar currently believes its internal control over financial reporting is effective, the effectiveness of its internal controls to future periods is subject to the risk that its controls may become inadequate because of changes in conditions, and, as a result, the degree of compliance of its internal control over financial reporting with the policies or procedures may deteriorate.

If Pixar is unable to assert that its internal control over financial reporting is effective in any future period (or if Pixar’s auditors are unable to express an opinion on the effectiveness of Pixar’s internal controls), Pixar could lose investor confidence in the accuracy and completeness of its financial reports, which may have an adverse effect on its stock price.

Pixar is subject to risks caused by the availability and cost of insurance.

Changing conditions in the insurance industry have affected most areas of corporate insurance. These changes have in the past and may in the future result in higher premium costs, higher deductibles and lower insurance coverage limits. Due to these factors, Pixar has elected to self-insure certain risks. For example, Pixar does not carry earthquake insurance due to its high cost.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus contain or may contain “forward looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on Disney or Pixar’s current expectations about future events. Further, statements that include the words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as future financial results, in each case relating to Disney or Pixar, respectively, wherever they occur in this proxy statement/prospectus or the other documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of Disney and Pixar and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	the effects of adverse weather conditions or natural disasters;

•	the impact of health concerns;

•	the effect of changes in domestic and global economic conditions in general, and on the entertainment industry in particular;

•	the effect of changes in consumer preferences;

•	the ability of the combined company to compete successfully in the market for family-oriented entertainment products;

•	the ability to obtain the approval of Pixar’s shareholders, to obtain or meet the closing conditions in the merger agreement, including applicable regulatory and tax requirements, and to otherwise complete the merger in a timely manner;

•	the ability to develop successful future feature films or sequels to existing feature films;

•	the performance of each company’s theatrical and home entertainment releases;

•	the ability of each company to successfully execute its business strategies;

•	the ability to timely and cost-effectively integrate the operations of Disney and Pixar;

•	the ability to realize the synergies and other perceived advantages resulting from the merger;

•	the ability to retain key personnel both before and after the merger;

•	the ability to preserve the creative processes and culture of Pixar after the merger;

•	the ability of each company to maintain, enforce and defend its patents and proprietary rights;

•	the ability of each company to maintain or increase the demand for its products;

•	changes in laws, including increased tax rates, regulations or accounting standards, third party relations and approvals, and decisions of courts, regulators and governmental bodies; and

•	the ability of the combined company to control operating expenses and expenses of providing medical and pension benefits.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Disney nor Pixar undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE PIXAR SPECIAL MEETING

Date, Time and Place

The Special Meeting of Pixar shareholders will be held on                     ,         , 2006 at             , local time, at             .

Purpose; Other Matters

At the Special Meeting, Pixar shareholders will be asked to consider and vote upon a proposal to approve the principal terms of the merger agreement and to approve the merger. Upon completion of the merger, each outstanding share of Pixar common stock will be converted into the right to receive 2.3 shares of Disney common stock.

Pixar shareholders may also be asked to consider and vote upon such other business as may properly come before the Special Meeting, or any adjournment or postponement of the Special Meeting. Pixar is not aware of any business to be acted upon at the Special Meeting other than the proposal set forth in this proxy statement/prospectus. If, however, other matters incident to the conduct of the Special Meeting are properly brought before the Special Meeting, or any adjournment or postponement of the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. If you vote “AGAINST” the proposal, the proxies are not authorized to vote for any adjournments, postponements, continuations or reschedulings of the meeting, including for the purpose of soliciting additional proxies, unless you so indicate by marking the appropriate box on the proxy card.

Pixar Board of Directors’ Recommendation

Pixar’s board of directors has carefully reviewed and considered the terms and conditions of the merger agreement. Based on its review, Pixar’s board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Pixar and its shareholders and recommends that you vote “FOR” the approval of the principal terms of the merger agreement and approval of the merger.

Record Date, Outstanding Shares and Voting Rights

Only holders of record of Pixar’s common stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. Such shareholders are entitled to cast one vote for each share of common stock held as of the Record Date on each matter properly submitted for the vote of shareholders at the Special Meeting. As of the Record Date, there were              shares of Pixar’s common stock outstanding and entitled to vote at the Special Meeting.

Quorum and Vote Required

The presence of the holders of a majority of the shares of common stock entitled to vote generally at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Shareholders are counted as present at the Special Meeting if they are present in person or have voted by telephone, using the Internet or properly submitting a proxy card. Pixar intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

The proposal to approve the principal terms of the merger agreement and to approve the merger requires the affirmative vote of the holders of a majority of the outstanding Pixar common stock entitled to vote on the Record Date. Because the required vote of Pixar shareholders is based upon the number of outstanding shares of Pixar common stock entitled to vote, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or vote in person at the Special Meeting, including abstentions and broker non-votes, will have the same effect as a vote against approval of the principal terms of the merger agreement and approval of the merger.

Voting by Pixar Directors and Executive Officers

As of the Record Date, the directors and executive officers of Pixar beneficially owned and were entitled to vote              shares of Pixar common stock, which represents approximately         % of Pixar common stock outstanding on that date. Concurrently with the execution and delivery of the merger agreement, on January 24, 2006, Disney entered into a voting agreement with Steven P. Jobs, the Chairman and Chief Executive Officer of Pixar. Approximately              shares, or 40%, of Pixar common stock outstanding on the Record Date are subject to the voting agreement. For more information regarding the voting agreement, see page 84 of this proxy statement/prospectus and the voting agreement attached as Annex B.

Adjournment and Postponement

Postponements and adjournments of the Special Meeting may be made for the purpose of, among other things, soliciting additional proxies. Pursuant to Pixar’s bylaws, the Special Meeting may be adjourned by the vote of a majority of the shares of Pixar common stock present in person or represented by proxy at the Special Meeting.

Voting of Proxies

Voting by telephone or using the Internet.

A shareholder may vote his or her shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. When a shareholder votes by telephone or through the Internet, his or her vote is recorded immediately. Pixar encourages its shareholders to vote using these methods whenever possible.

Voting by proxy card.

All shares entitled to vote and represented by properly executed proxies received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by Pixar’s board of directors. If any other matters are properly presented for consideration at the Special Meeting, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Pixar does not currently anticipate that any other matters will be raised at the Special Meeting.

Voting by attending the Special Meeting.

A shareholder may also vote his or her shares in person at the Special Meeting. If a shareholder attends the Special Meeting, he or she may submit his or her vote in person, and any previous votes that were submitted by the shareholder, whether by telephone, Internet or mail, will be superseded by the vote that such shareholder casts at the Special Meeting.

Revocability of Proxies

If a shareholder has voted by telephone, through the Internet or by returning a proxy card, such shareholder may change his or her vote before the Special Meeting.

A shareholder who has voted by telephone or through the Internet may later change his or her vote by making a timely and valid telephone or Internet vote, as the case may be, or by following the instructions in the next paragraph.

A shareholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by (1) delivering to Pixar’s Corporate Secretary, at or before the taking of the vote at the Special Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the previously submitted proxy relating to the same shares, or (2) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy must be received by Pixar’s Corporate Secretary prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy should be hand-delivered to Pixar’s Corporate Secretary or sent to Pixar’s Corporate Secretary at 1200 Park Avenue, Emeryville, California 94608.

Solicitation of Proxies; Expenses

Pixar is soliciting proxies for the Special Meeting from Pixar shareholders. Pixar generally will bear all expenses in connection with the solicitation of proxies. Pixar may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Pixar has also made arrangements with Innisfree M&A Incorporated to assist it in soliciting proxies. Pixar’s costs for such services will not be significant. Proxies may also be solicited by certain of Pixar’s directors, officers, and regular employees, without additional compensation, personally or by telephone, telegram, letter, electronic mail or facsimile.

Shareholders should not send stock certificates with their proxies. A transmittal form with instructions for the surrender of Pixar common stock certificates will be mailed to Pixar shareholders shortly after completion of the merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Innisfree M&A Incorporated toll-free at 877-456-3463, or collect for banks and brokers at 212-750-5833.

THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While Disney and Pixar believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Disney and Pixar encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Background of the Merger

The relationship between Pixar and Disney began in 1986, when Pixar and Disney worked together on several technical development projects. In May 1991, Pixar and Disney entered into a feature film agreement, which resulted in the development, production and distribution of Toy Story, Pixar’s first full length feature animation film. In 1997, following the commercial success of Toy Story, Pixar and Disney extended their relationship by entering into the Co-Production Agreement, which currently remains in effect. This agreement generally provides that Pixar will be responsible for the development, pre-production and production of five original feature-length motion pictures, while Disney will be responsible for the marketing, promotion, publicity, advertising and distribution of the pictures. For more information regarding these agreements, see “Material Contracts Between Disney and Pixar Prior to the Merger” beginning on page 85 of this proxy statement/prospectus.

During the production of the final films covered by the Co-Production Agreement, Pixar and Disney at various times discussed whether to extend their production and distribution arrangement for Pixar’s animated films following the expiration of the Co-Production Agreement, and if so, under what terms. In January 2004, Pixar announced that it was ending discussions with Disney regarding the production and distribution of Pixar’s future animation films following the expiration of the Co-Production Agreement.

Subsequently, Pixar held preliminary discussions with several major motion picture studios regarding possible distribution arrangements for Pixar’s animated films. These discussions were exploratory in nature and did not develop into in-depth negotiations regarding the terms and conditions of any such arrangements.

In June 2005, Pixar and Disney resumed their discussions regarding the distribution of Pixar’s future animated films. In the subsequent months, Pixar and Disney held a number of discussions regarding the possible terms and conditions of a potential distribution arrangement for Pixar’s animated films following the expiration of the Co-Production Agreement.

At a regular meeting of the Disney board of directors on October 2-3, 2005, Robert A. Iger, President and Chief Executive Officer of Disney, along with other members of Disney’s management, made a presentation to the board regarding Disney’s studio business generally. In the course of this presentation, Mr. Iger addressed the strategic importance of the feature animation business to Disney, and outlined to the board several strategic options for enhancing the continuing contribution of feature animation to Disney’s business. At that meeting, Mr. Iger updated the Disney board on the status of discussions with Pixar and suggested that an acquisition transaction with Pixar was among the options that should be considered.

On October 12, 2005, Mr. Iger conveyed to Steven P. Jobs, Chairman and Chief Executive Officer of Pixar, that Disney was interested in exploring a potential business combination with Pixar. Mr. Iger and Mr. Jobs had preliminary discussions regarding the potential benefits of such a transaction at this time, but did not discuss the terms and conditions of the proposed transaction.

On October 25, 2005, Mr. Jobs met with Lawrence B. Levy, a member of Pixar’s board of directors, and Larry W. Sonsini, a member of Pixar’s board of directors and the Chairman of Wilson Sonsini Goodrich & Rosati, Pixar’s outside legal counsel, to discuss a potential business combination with Disney. During this meeting, Mr. Jobs, Mr. Levy and Mr. Sonsini discussed the potential benefits and various risks of the proposed transaction, as well as the importance of preserving Pixar’s unique culture, the manner in which the animation businesses of Pixar and Disney could be operated and managed on a combined basis and various other legal considerations for a transaction.

During October and November 2005, Mr. Iger and other members of Disney management and its advisors participated in a series of meetings with Mr. Jobs and other members of Pixar’s management, creative teams and advisors to discuss generally the two companies’ approaches to the feature animation business, the desirability of a proposed transaction and the operation and management of the feature animation business if such a transaction were to be consummated. During these meetings, the parties also discussed the possible timing of a proposed transaction and various due diligence matters. During these meetings, the parties did not discuss valuation or other terms and conditions of a proposed transaction.

At a regular meeting of the Disney board of directors on November 30, 2005 and December 1, 2005, Mr. Iger and other members of Disney’s management again discussed with the Disney board the strategic importance of the feature animation business to Disney and described the discussions with Pixar that had taken place since the October board meeting. In addition, members of Disney management presented to the board a preliminary analysis of the estimated value of Pixar and the potential contributions Pixar’s business could make to Disney’s business. The board agreed that it was appropriate for management to continue discussions with Pixar with respect to a possible transaction, and also requested that management investigate further Disney’s options for enhancing Disney’s feature animation business in the absence of a transaction.

On December 2, 2005, Mr. Iger and other members of Disney management met with Mr. Jobs, Mr. Levy and Mr. Sonsini and discussed a range of issues regarding a possible combination transaction, including the management and operation of the companies’ combined feature animation business, roles that specific officers would play in the event of a transaction and the importance of preserving and extending Pixar’s processes and culture in the feature animation business if a transaction occurred. The parties also discussed valuation concepts and assumptions and the form of consideration that would be paid in a transaction.

On December 9, 2005, Pixar’s board of directors held a regular meeting, which was attended by members of Pixar’s senior management and a representative of Wilson Sonsini Goodrich & Rosati. During this meeting, Mr. Jobs and Mr. Sonsini apprised the board of the discussions with Disney regarding a possible business combination with Disney. Mr. Jobs expressed his views regarding, among other things, the strategic considerations related to the proposed transaction, and Mr. Sonsini discussed various legal considerations related to the proposed transaction. The board then discussed various strategic, cultural, operational and legal considerations related to the proposed transaction, as well as certain internal organizational and management issues to be considered in connection with the proposed transaction. The board also discussed the various strategic alternatives available to Pixar, including remaining independent while further exploring a distribution arrangement with Disney or another partner for Pixar’s future animated films. Mr. Sonsini also reviewed the board’s fiduciary duties in considering a strategic transaction with Disney. After discussion, the board authorized Mr. Jobs and Pixar’s management to continue discussions with Disney regarding the proposed transaction and to engage financial advisors to assist the board in its evaluation and consideration of the proposed transaction.

From December 9, 2005 through December 21, 2005, management of and advisors to Disney engaged in a number of in-person and telephonic discussions with management of and advisors to Pixar to obtain further information regarding the operation of and prospects for each party’s businesses, and each company conducted further analyses of the other party’s business. During this period, the companies also had further telephonic discussions regarding a variety of issues related to a possible transaction.

On December 12, 2005, Pixar engaged Credit Suisse Securities (USA) LLC to act as its financial advisor in connection with a potential business combination of Disney and Pixar and, on December 21, 2005, Pixar’s board of directors engaged John Coffee, Professor of Law at Columbia Law School, to act as special outside counsel to the board regarding corporate governance and related legal issues in connection with the proposed transaction.

On December 21, 2005, the Disney board of directors held a telephonic meeting to receive an update on the progress of discussions between the parties. Disney management described the discussions that had occurred, provided further analyses of the value of Pixar and contributions Pixar’s business could make to Disney’s businesses and outlined the risks of a transaction and the risks involved in seeking to enhance Disney’s feature animation business in the absence of a transaction. At the conclusion of the meeting, the board agreed that further discussions with Pixar were appropriate.

On December 23, 2005, Disney and Pixar entered into a non-disclosure agreement, effective as of December 1, 2005, relating to, among other things, the provision of nonpublic information for each party’s use in evaluating the proposed transaction. Thereafter and continuing until the execution of the merger agreement on January 24, 2006, the management teams of Disney and Pixar, together with their financial and legal advisors, held a series of meetings and telephonic discussions to perform additional due diligence on the other and to further develop estimates of the value of Pixar’s business on a stand-alone and combined basis.

On December 27, 2005, Disney delivered a draft term sheet for the proposed transaction to Pixar, and in various telephonic conferences thereafter through January 17, 2006, management of Disney and Pixar and their advisors discussed the terms of the proposed transaction reflected in the term sheet.

On December 28, 2005, Pixar’s board of directors held a telephonic meeting, which was attended by members of Pixar’s senior management, representatives of Credit Suisse and Wilson Sonsini Goodrich & Rosati, as well as Mr. Coffee. During this meeting, the board discussed Disney’s term sheet, with particular focus on valuation issues, the management, operational and organizational plan for Pixar following the closing of the proposed transaction and the voting agreement that Disney was seeking from Mr. Jobs. Representatives of Credit Suisse then reviewed with the board preliminary financial analyses of a potential business combination with Disney. Following this presentation, Mr. Coffee discussed the board’s fiduciary duties in connection with its consideration of the proposed transaction with Disney. The Pixar board then authorized Mr. Jobs and the company’s financial and legal advisors to continue their negotiations with Disney regarding the terms and conditions of the proposed transaction.

On January 12, 2006, Mr. Iger and other members of Disney’s management met with Mr. Jobs, Mr. Levy, Mr. Sonsini and other members of Pixar’s management and Pixar’s advisors. At this meeting, Disney and Pixar discussed a variety of issues regarding the feature animation business of the parties following the proposed transaction, including those relating to the operation and management of the feature animation business, reporting structures and titles for certain officers of Pixar, strategies for preserving the processes and culture developed at Pixar, employee benefits and expectations regarding production schedules for animated films, and the parties reached preliminary agreement on a number of these items, subject to the approval of the parties’ respective boards of directors. The parties also discussed the exchange ratio that should be paid in a proposed transaction, but did not reach any agreement regarding the exchange ratio.

On January 14, 2006, the Disney board of directors met to receive a further update on the status of negotiations and to hear a presentation from Mr. Jobs, Edwin E. Catmull, President of Pixar, John A. Lasseter, Executive Vice President, Creative, of Pixar and Mr. Sonsini regarding Pixar’s business and their views of a proposed transaction. After the representatives of Pixar left the meeting, members of Disney’s management provided an update regarding management’s evaluation of Pixar’s business on a stand alone and combined basis. At the conclusion of the meeting, the board agreed that management should continue its discussions with Pixar with a view to management presenting a recommendation at the board’s regularly scheduled meeting on January 22-23, 2006.

On January 15, 2006, Pixar’s board of directors held a special meeting, which was attended by members of Pixar’s senior management, representatives of Credit Suisse and Wilson Sonsini Goodrich & Rosati, as well as Mr. Coffee. Mr. Jobs and Mr. Sonsini began the meeting by updating the board on the status of their negotiations with Disney regarding the proposed transaction and their meeting with the Disney board the previous day. Representatives of Credit Suisse reviewed with the board revised preliminary financial analyses of the proposed transaction, and Mr. Coffee discussed the board’s fiduciary duties in connection with its consideration of the proposed transaction. The board then discussed various strategic merits and risks of the proposed transaction, as well as various management and operational plans for Pixar following the transaction. The board also discussed various strategic alternatives to the proposed transaction, including remaining independent and seeking a distribution partner for its future animated films, as well as expanding Pixar’s franchise and brand into other lines of business. After consideration of the foregoing, the board authorized Mr. Jobs and Mr. Sonsini to continue their negotiations with Disney regarding the proposed transaction.

On January 17, 2006, Disney delivered to Pixar a draft of the merger agreement and the voting agreement. Between January 18, 2006 through the execution of the merger agreement and the voting agreement on January 24, 2006, members of Disney and Pixar management, as well as their respective financial and legal advisors, had numerous telephonic meetings to negotiate the terms and conditions of the merger agreement and the voting agreement. Also during the week of January 17, 2006, Mr. Iger and Mr. Jobs discussed Pixar’s valuation and possible exchange ratios for the transaction if the parties determined to proceed, and on Saturday, January 21, 2006, they agreed that, subject to reaching agreement on the other material terms of the definitive agreements, they would be prepared to recommend to their respective boards a transaction pursuant to which Pixar’s shareholders would receive 2.3 shares of Disney common stock for each share of Pixar common stock they owned at the closing of the proposed transaction.

On January 22-23, 2006, the Disney board of directors met to consider management’s recommendation of the proposed transaction. Management presented its recommendation that a transaction be agreed to on the terms presented to the board, along with further information on management’s evaluation of Pixar’s business. At this meeting, counsel to Disney outlined the terms and conditions of the merger agreement and Mr. Jobs’ voting agreement for the transaction, as well as the board’s fiduciary duties in connection with its consideration of the proposed transaction. Goldman Sachs & Co. and Bear, Stearns & Co. Inc. presented to the Disney board their analyses of the fairness, from a financial point of view, of the proposed exchange ratio, and stated that they were each prepared to provide (and prior to execution of the merger agreement did provide) an opinion that, as of such date and based upon and subject to the factors and assumptions set forth in their respective opinions, the exchange ratio was fair, from a financial point of view, to Disney. Following discussion, the Disney board approved the transaction and authorized management to enter into the merger agreement and the voting agreement.

On January 24, 2006, Pixar’s board of directors held a telephonic meeting, which was attended by members of Pixar’s senior management, representatives of Wilson Sonsini Goodrich & Rosati and Credit Suisse, as well as Mr. Coffee. At this meeting, Mr. Jobs apprised the board of negotiations with Disney regarding the proposed transaction, and Mr. Sonsini outlined the terms and conditions of the merger agreement and the voting agreement, as well as the board’s fiduciary duties in connection with its consideration of the proposed transaction. Representatives of Credit Suisse then reviewed with the board certain financial analyses, and Credit Suisse rendered to the board its oral opinion, which opinion was subsequently confirmed by delivery of its written opinion dated January 24, 2006, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of Pixar common stock, other than affiliates of Pixar. After discussion and consideration of the foregoing, the board unanimously determined that the merger on the terms discussed at the meeting was fair to, and in the best interests of, Pixar and its shareholders and declared the merger to be advisable, approved the merger agreement, resolved to recommend that the shareholders of Pixar approve the transaction and directed that the merger agreement and merger be submitted to Pixar’s shareholders at a meeting of Pixar shareholders.

Following the meetings of the board of directors of each of Disney and Pixar, Disney and Pixar executed the merger agreement on January 24, 2006. Also on January 24, 2006, Mr. Jobs entered into the voting agreement with Disney. For a discussion of the merger agreement and the voting agreement, see the sections of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 68 and “The Voting Agreement” beginning on page 84.

After the stock market closed on January 24, 2006, Disney and Pixar issued a joint press release announcing the execution of the merger agreement and the merger.

Recommendation of the Pixar Board of Directors and Its Reasons for the Merger

Pixar’s board of directors has determined that the proposed merger is advisable and fair to, and in the best interests of, Pixar and its shareholders and that Pixar should enter into the merger agreement. Pixar’s board of directors consulted with senior management, as well as its legal counsel, and financial advisors in reaching its decision to approve the merger. Pixar’s board of directors took into account a number of factors in its deliberations concerning the merger, including, but not limited to, the following:

•	By combining Pixar with Disney, Pixar’s shareholders will participate in the benefits of synergies expected to be derived from the merger. For example, following the merger:

•	Pixar will have a greater ability to fully develop creative assets previously developed by Pixar (such as the character franchises from its film library), including potential feature animation sequels and other derivative properties;

•	Pixar will have the opportunity to leverage Disney’s numerous distribution channels, including theme parks and network and cable television outlets, in order to expand the revenue streams from Pixar’s creative assets; and

•	Pixar will enjoy the benefits of combining the Disney and Pixar brands to more fully exploit their combined market potential.

•	By combining with Disney, Pixar’s shareholders will also benefit from the cost reductions expected to be derived from the merger. For example, following the merger:

•	Pixar will no longer be required to pay distribution fees that it would have been required to pay to a third party if it had remained an independent company; and

•	Pixar will no longer incur the expenses associated with operating as an independent public company.

•	Following the merger, Pixar’s shareholders will have an opportunity to realize the benefits of Disney’s much larger, more diversified earnings stream and integrated portfolio of entertainment assets, thereby mitigating some of the potential risks Pixar has faced in the past by concentrating on a single line of business.

•	By combining Pixar with Disney’s entertainment assets, Pixar’s shareholders will have an opportunity to participate in the future success of the combined animation business of Pixar and Disney. Pixar’s board of directors believes that the combined animation businesses of Pixar and Disney have greater potential than either business standing alone due to the opportunities to combine Pixar’s unique culture and animation talent with Disney’s animation talent and additional production capabilities. In considering this factor, Pixar’s board of directors took particular note of the fact that Disney is committed to preserving Pixar’s unique culture, animation talent and best practices, while leveraging these assets within Disney’s animation business. By doing so, Pixar’s shareholders will have an opportunity to participate in the future growth and success of the combined company’s animation business generated by increasing film output while preserving the quality for which Pixar’s films are well known. When considering the risks associated with this factor, Pixar’s board also took considerable note of the compatibility of management of the two companies and likelihood that such compatibility could contribute to the likelihood of success of the combined company’s animation business.

•

Pixar’s shareholders will no longer bear the risks attendant to Pixar’s ongoing search for a new distribution partner. Prior to announcing the merger, Pixar faced the difficult prospect of identifying a new distribution partner who was capable of successfully managing the distribution of Pixar’s upcoming films (including films in production), and negotiating a distribution arrangement with this new partner on reasonable terms. By combining with Disney, Pixar will be able to continue to exploit the Disney distribution operations that have contributed to the success of Pixar’s previous films, while eliminating the inherent conflicts that exist when negotiating a distribution arrangement with another company.

•	The terms of the merger and the merger agreement are fair to Pixar’s shareholders in light of the following considerations:

•	information regarding historical market prices and other information with respect to Pixar common stock and Disney common stock, and the financial performance and condition, assets, liabilities, business operations and prospects of each of Pixar and Disney;

•	the prices paid in comparable transactions involving other media, entertainment and technology companies, as well as the trading performance for comparable companies in these industries;

•	the belief that the terms of the merger agreement, including the parties’ mutual representations, warranties and covenants, and closing conditions, are reasonable and that the prospects for successful consummation of the transaction are high;

•	the analyses of Pixar’s management, financial advisors and legal advisors, including information relating to the due diligence review that was conducted regarding Disney’s business; and

•	the financial analyses of Credit Suisse reviewed with Pixar’s board of directors on January 24, 2006, and the opinion of Credit Suisse to the effect that, as of January 24, 2006, and based upon and subject to the various considerations set forth in the opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Pixar common stock other than affiliates of Pixar.

The Pixar board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	the risk that the integration of the two companies’ management and cultures might not be accomplished quickly or smoothly;

•	the possibility of cultural conflicts that could undermine the future growth and success of the combined company’s animation business;

•	the general difficulties of integrating technologies, projects and companies;

•	the potential loss of control over the future operations of Pixar following the merger;

•	the interests of the officers and directors of Pixar in the merger, including the matters described under “The Merger—Interests of Executive Officers and Directors of Pixar in the Merger” beginning on page 58 and the impact of the merger on Pixar’s stockholders and employees;

•	the potential loss of key Pixar and Disney employees critical to the ongoing success of Pixar’s and Disney’s businesses and to the successful integration of the two companies;

•	the risk that the merger may not be completed in a timely manner, if at all;

•	the fact that the voting agreement between Disney and Mr. Jobs and the “no solicitation” provisions and related provisions in the merger agreement would discourage third parties from seeking to negotiate a superior proposal for the acquisition of Pixar; and

•	the other risks described above under “Risk Factors” beginning on page 19.

This discussion of information and factors considered by the Pixar board of directors is not intended to be exhaustive but is intended to summarize all material factors considered by the Pixar board of directors. In view of the wide variety of factors considered by the Pixar board of directors, the Pixar board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, Pixar’s board of directors concluded that the potential benefits of the merger outweighed the potential negative factors and that, overall, the proposed merger had greater potential benefits for Pixar’s stockholders than other strategic alternatives. After taking into account all of the factors set forth above, the Pixar board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, Pixar’s stockholders and that Pixar should enter into the merger agreement.

Opinion of Pixar’s Financial Advisor

Pixar retained Credit Suisse Securities (USA) LLC to act as its exclusive financial advisor in connection with the proposed merger. In connection with Credit Suisse’s engagement, Pixar requested that Credit Suisse evaluate the fairness, from a financial point of view, of the exchange ratio to the holders of Pixar common stock, other than affiliates of Pixar. On January 24, 2006, the Pixar board of directors met to review the proposed merger. During this meeting, Credit Suisse reviewed with the Pixar board of directors certain financial analyses, as described below, and rendered its oral opinion to the Pixar board of directors, which opinion was subsequently confirmed by delivery of a written opinion dated January 24, 2006, to the effect that, as of that date and based on and subject to the considerations described in the Credit Suisse opinion, the exchange ratio was fair, from a financial point of view, to the holders of Pixar common stock, other than affiliates of Pixar.

The full text of the Credit Suisse opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety. Holders of Pixar common stock are urged to, and should, read this opinion carefully and in its entirety.

The Credit Suisse opinion addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of Pixar common stock, other than affiliates of Pixar. The Credit Suisse opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any other matter relating to the merger. The summary of the Credit Suisse opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Credit Suisse opinion.

In arriving at its opinion, Credit Suisse, among other things,

•	reviewed the merger agreement and certain related documents;

•	reviewed certain publicly available business and financial information relating to Pixar and Disney;

•	reviewed certain other information relating to Pixar and Disney, including financial forecasts provided to or discussed with Credit Suisse by Pixar and Disney, and met with the managements of Pixar and Disney to discuss the business and prospects of Pixar and Disney, respectively;

•	considered certain financial and stock market data of Pixar and Disney, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of Pixar and Disney;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Pixar that Credit Suisse reviewed, Pixar management advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Pixar management as to the future financial performance of Pixar. With respect to the financial forecasts for Disney that Credit Suisse reviewed, Disney’s management advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Disney’s management as to the future financial performance of Disney. In addition, Credit Suisse relied upon, without independent verification, the assessment of the managements of Pixar and Disney as to (i) their ability to retain key employees, (ii) the strategic benefits and potential cost savings and other synergies (including the amount, timing and achievability thereof) anticipated to result from the merger, (iii) the existing technology, products and services and the validity of, and risks associated with, the future technology products and services of Pixar and Disney, and (iv) their ability to integrate the businesses of Pixar and Disney. Pixar informed Credit Suisse, and Credit Suisse assumed, that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. Credit Suisse also assumed, with Pixar’s consent, that in the course of obtaining any necessary regulatory or third party approvals, consents and agreements for the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Pixar or Disney or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pixar or Disney, and Credit Suisse was not furnished with any such evaluations or appraisals. The Credit Suisse opinion addressed only the fairness, from a financial point of view, to the holders of Pixar common stock, other than affiliates of Pixar, of the exchange ratio and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The Credit Suisse opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not express any opinion as to what the value of shares of Disney common stock actually will be when issued to the holders of Pixar common stock pursuant to the merger or the prices at which shares of Disney common stock will trade at any time. The Credit Suisse opinion did not address the relative merits of the merger as compared to other business strategies that might be available to Pixar, nor did it address the underlying business decision of Pixar to proceed with the merger. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or a part of Pixar.

In preparing its opinion to the Pixar board of directors, Credit Suisse performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pixar and Disney. No company, transaction or business used by Credit Suisse in its analyses as a comparison is identical to Pixar or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses performed by Credit Suisse and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses performed by Credit Suisse are inherently subject to substantial uncertainty.

The opinion of Credit Suisse and its financial analyses were only one of many factors considered by the Pixar board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Pixar board or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by Credit Suisse in connection with the preparation of its opinion and reviewed with the Pixar board of directors at a meeting of the Pixar board of directors on January 24, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Credit Suisse, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Credit Suisse.

Discounted Cash Flow Analysis

Credit Suisse calculated the estimated present value of the standalone, unlevered, after-tax free cash flows that Pixar could generate over calendar years 2006 through 2015, based on estimates for the future financial performance of Pixar provided by Pixar’s management (“Base Case Estimates”). Credit Suisse then calculated a range of estimated terminal values based on perpetuity growth rates ranging from 5% to 6%. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates ranging from 11% to 13%. The following summarizes the range of exchange ratios implied by this analysis (based on the closing trading price of Disney common stock on January 23, 2006 of $25.52):

Implied Exchange Ratio	1.093x – 1.468x

Credit Suisse also conducted several additional discounted cash flow analyses to calculate the sensitivity of the prices and exchange ratios implied by the discounted cash flow analysis summarized above to changes in certain assumptions used in the analysis regarding (i) the future financial performance of Pixar, (ii) terminal growth rates and (iii) and discount rates (“Sensitivity Cases”). For purposes of the Sensitivity Cases, Credit Suisse used four different assumptions for the future box office performance of Pixar films, two different assumptions for the number of Pixar films per year (1.0 and 1.5), discount rates ranging from 10% to 12% and perpetuity growth rates ranging from 4% to 5.5%. The following summarizes the range of exchange ratios implied by these sensitivity analyses (based on the closing trading price of Disney common stock on January 23, 2006 of $25.52):

Implied Exchange Ratio	1.268x – 2.356x

Selected Companies Analysis

Using publicly available information, Credit Suisse compared certain financial information of Pixar with that of other public companies in the media and entertainment industries, including:

•	The Walt Disney Company

•	Time Warner Inc.

•	News Corporation

•	Viacom Inc.

•	CBS Corporation

•	DreamWorks Animation SKG, Inc.

Such information included, among other things, observed trading multiples of fully-diluted aggregate value (calculated as fully-diluted equity value plus net debt) as a multiple of calendar year 2006 and calendar year 2007 estimated EBITDA. Financial data for the selected publicly held companies were based on publicly available information and research analyst estimates. All multiples were based on closing stock prices on January 23, 2006. From the observed trading multiples for the selected companies, Credit Suisse derived (i) a reference range of multiples of fully-diluted aggregate value to estimated EBITDA for calendar year 2006 of 20.0x to 25.0x and (ii) a reference range of multiples of fully-diluted aggregate value to estimated EBITDA for calendar year 2007 of 12.0x to 15.0x. Credit Suisse then used these derived reference ranges of multiples to calculate a range of implied prices per share of Pixar common stock and a range of implied exchange ratios using two different sets of estimates for Pixar EBITDA for calendar year 2006 and calendar year 2007—publicly available research analyst estimates (“Street Case Estimates”) and the Base Case Estimates prepared by Pixar’s management. The following table summarizes the range of exchange ratios that were implied by this analysis (based on the closing trading price of Disney common stock on January 23, 2006 of $25.52):

Implied Exchange Ratio
Exchange Ratios implied using Street Case Estimates	1.613x – 2.247x
Exchange Ratios implied using Base Case Estimates	1.374x – 1.939x

You should be aware that no company considered in this analysis is identical to Pixar. In addition, mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable company or market trading data.

Selected Acquisitions Analysis

Using publicly available information, Credit Suisse reviewed several financial metrics from the following 22 selected transactions in the media and entertainment industries:

Acquiror	Target
• Viacom Inc.	• DreamWorks LLC

• Axel Springer Verlag AG	• ProSeibenSat.1 Media AG

• News Corporation	• Fox Entertainment Group, Inc.

• Sony Corporation	• Metro-Goldwyn-Mayer Inc.

• Comcast Holdings Corporation	• The Walt Disney Company

• National Broadcasting Company, Inc.	• Vivendi Universal, S.A.

• Liberty Media Corporation	• QVC, Inc.

• AOL Time Warner Inc.	• Time Warner Entertainment Company, L.P.

• Vivendi Universal, S.A.	• USA Networks, Inc.

• The Walt Disney Company	• Fox Family Worldwide, Inc.

• Vivendi Universal, S.A.	• The Seagram Company Ltd.

• America Online, Inc.	• Time Warner Inc.

• Viacom Inc.	• CBS Corporation

• The Seagram Company Ltd.	• PolyGram N.V.

• Time Warner Inc.	• Turner Broadcasting System, Inc.

• Westinghouse Electric Corporation	• CBS Corporation

• The Walt Disney Company	• Capital Cities/ABC, Inc.

• The Seagram Company Ltd.	• MCA Inc.

• Viacom Inc.	• Paramount Communications Inc.

• Matsushita Electric Industrial Co., Ltd.	• MCA Inc.

• Time Inc.	• Warner Communications Inc.

• Sony Corporation	• Columbia Pictures Entertainment Inc.

For those selected precedent transactions for which sufficient financial information was publicly available, Credit Suisse calculated the fully-diluted aggregate value (calculated as fully-diluted equity value plus net debt) as a multiple of last twelve month (LTM) EBITDA. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. From the observed multiples for the selected transactions, Credit Suisse derived (i) a reference range of multiples of fully-diluted aggregate value to calendar year 2005 estimated EBITDA of 20.0x to 30.0x and (ii) a reference range of multiples of fully-diluted aggregate value to calendar year 2007 estimated EBITDA of 15.0x to 18.0x. Credit Suisse then used these derived reference ranges of multiples to calculate a range of implied prices per share of Pixar common stock and a range of implied exchange ratios using the Base Case estimates. The following table summarizes the range of exchange ratios that were implied by this analysis (based on the closing trading price of Disney common stock on January 23, 2006 of $25.52):

Implied Exchange Ratio
Exchange Ratios implied using reference range of multiples of estimated CY2005 EBITDA	1.716x – 2.365x
Exchange Ratios implied using reference range of multiples of estimated CY2007 EBITDA	1.939x – 2.242x

No company or transaction considered in this analysis is identical to Pixar or the contemplated merger. Mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable market trading data.

Other Factors

In rendering its opinion, Credit Suisse also reviewed other factors, including:

•	historical trading prices and trading volumes of Pixar common stock and Disney common stock and historical exchange ratios of trading prices of Pixar common stock to trading prices of Disney common stock;

•	publicly available research analysts’ price targets and financial projections for Pixar and Disney;

•	the mean and median premiums to one day share price paid in certain all-stock acquisitions with transaction values greater than $4 billion announced since January 1, 2004 and the premiums implied in the merger based on the exchange ratio and the closing price of Pixar common stock on various dates and the average closing price of Pixar common stock over various periods;

•	the premiums to one day share price paid in 518 transactions greater than $500 million announced since 2000; and

•	the potential pro forma effect of the merger on Disney’s estimated earnings per share for calendar years 2006, 2007 and 2008, based on publicly available research analyst estimates for Disney and Pixar.

Miscellaneous

Pixar selected Credit Suisse based on Credit Suisse’s qualifications, expertise and reputation. Credit Suisse is an internationally recognized investment banking and advisory firm. Credit Suisse, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Pursuant to an engagement letter dated as of December 12, 2005, Pixar engaged Credit Suisse to provide financial advisory services to the Pixar board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Credit Suisse will receive a customary fee for its services, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse will also receive a fee for rendering its opinion. In addition, Pixar agreed to reimburse Credit Suisse for its out-of-pocket expenses, including the fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Disney’s Reasons for the Merger

Disney believes that the creation of high quality feature animation is a key driver of success across many of its businesses, and provides content useful across a variety of traditional and new platforms and throughout the world. The acquisition of Pixar thus supports Disney’s strategic priorities of creating the finest content, embracing leading-edge technologies and strengthening its global presence. In approving the transaction, the Disney board considered a variety of factors related to these strategic priorities, including the following material factors:

•	Pixar’s success in feature animation films is expected to strengthen and extend Disney’s heritage in and reputation for high quality, family-oriented entertainment.

•	The acquisition provides an opportunity to apply the successful creative processes, technology and culture developed at Pixar to feature animation produced by Disney.

•	Disney’s well developed film distribution network and theme park, television and consumer products businesses provide a strong platform for extending the reach of the creative products produced by Pixar.

•	The acquisition allows freer use of characters and settings developed for Pixar feature animation throughout Disney’s business, including in its theme parks and resorts and consumer products.

•	The creative talent that produced original Pixar films will be able to direct the production of sequels to those films, which is likely to enhance the creative quality and success of those sequels and other ancillary works.

•	As a result of the acquisition, Disney will retain 100% of the economic results of future films produced by Pixar.

•	Pixar’s creative content is well suited to emerging digital entertainment platforms, including new video game technologies and mobile video.

Interests of Executive Officers and Directors of Pixar in the Merger

In considering the recommendation of the Pixar board of directors with respect to the merger, Pixar shareholders should be aware that certain executive officers and directors of Pixar have interests in the merger that may be different from, or in addition to, the interests of Pixar shareholders generally. The Pixar board of directors was aware of the interests described below and considered them, among other matters, when adopting the merger agreement and recommending that Pixar shareholders vote to approve the merger agreement and to approve the merger. These interests are summarized below.

Appointment of Steven P. Jobs to the Disney Board of Directors

Following the merger, Pixar Chairman and Chief Executive Officer Steven P. Jobs will be appointed to Disney’s board of directors as a non-independent member. Mr. Jobs will become the fourteenth director on Disney’s board of directors. Under existing Disney Corporate Governance Guidelines, Mr. Jobs would become entitled to receive the compensation paid by Disney to its non-employee directors (other than the chairman) currently consisting of: an annual retainer of $65,000; an annual retainer of $10,000 with respect to any board committee on which he served; an annual retainer of $15,000 with respect to any board committee of which he was chair; an annual deferred stock unit grant of $60,000; an annual stock option grant of 6,000 Disney shares; use of Disney products, attendance at Disney entertainment offerings and visits to Disney properties at Disney’s expense up to $15,000 in fair market value per calendar year plus reimbursement of associated tax liabilities; and reimbursement of certain travel expenses.

Grant of Performance Unit Awards

Under the merger agreement, Pixar is required to grant performance unit awards pursuant to its 2004 Equity Incentive Plan to Pixar employees identified by Pixar and agreed to by Disney in such amounts as determined by Disney and Pixar. Such performance unit awards will be effective as of the effective time of the merger, vest on the fifth anniversary thereof and contain such other terms and conditions as are consented to by Disney. As of the date hereof, the recipients of the performance unit awards have not yet been determined.

Employment of Pixar Executive Officers by Disney after the Merger

Edwin E. Catmull, who is currently the President of Pixar, will serve as the President of the new Pixar and Disney animation studios, reporting to Robert A. Iger, President and Chief Executive Officer of Disney, and Richard Cook, Chairman of The Walt Disney Studios.

John A. Lasseter, who is currently the Executive Vice President, Creative of Pixar, will be the Chief Creative Officer of the combined animation studios, as well as the Principal Creative Advisor at Walt Disney

Imagineering, where he will provide his expertise in the design of new attractions for Disney theme parks around the world. Mr. Lasseter will report to Mr. Iger.

John A. Lasseter’s Acceleration of Options and other Potential Benefits

Under the terms of John A. Lasseter’s employment agreement dated March 21, 2001, upon a change in control, the option to purchase 2,000,000 shares of Pixar common stock at the exercise price of $13.25 granted to Mr. Lasseter in December 2000 will become fully vested and exercisable. Without a change in control, this option would vest monthly over a period of ten years. Since the merger of Disney and Pixar constitutes a change of control for purposes of the employment agreement, Mr. Lasseter’s option to purchase 2,000,000 shares of Pixar common stock will be fully vested and exercisable following the completion of the merger.

The following table identifies the aggregate number of shares of Mr. Lasseter’s vested and unvested Pixar stock options, the aggregate number of shares subject to his outstanding unvested Pixar stock options that will become fully vested and exercisable in connection with the merger, the exercise price of his Pixar stock options that will be accelerated in the merger and the value of such accelerated options based on the difference between the exercise price and the market price of Pixar shares on February 13, 2006, the exercise price of his collective vested and unvested in-the-money Pixar stock options, and the value of all in-the-money options as of February 13, 2006.

Aggregate Shares Subject to Outstanding Options*	Aggregate Shares Subject to Unvested Options to be Accelerated in the Merger	Exercise Price of Unvested Options to be Accelerated in the Merger	Value of Unvested Options to be Accelerated in the Merger**	Exercise Price of All Options	Value of All Options***
1,120,000	966,632	$13.25	$45,431,704	$13.25	$52,640,000

*	Number does not include options that have already been exercised.
**	Illustrates the economic value of all unvested options held by Mr. Lasseter assuming the acceleration of all such unvested options in the merger and the exercise of such options. Calculated by multiplying the shares subject to unvested options by the difference between the fair market value of shares of Pixar common stock on February 13, 2006 and the exercise price of such unvested options.
***	Illustrates the economic value of all options held by Mr. Lasseter assuming the acceleration of all such options in the merger and the exercise of all such options immediately upon completion of the merger. Calculated by multiplying the shares subject to option by the difference between the fair market value of shares of Pixar common stock on February 13, 2006 and the exercise price of such options.

In addition, in the event of a change of control, for any picture directed by Mr. Lasseter after the change in control, Mr. Lasseter is entitled to receive contingent bonuses based on the aggregate domestic theatrical box office gross receipts of such picture as reported in the Daily Variety. If Mr. Lasseter’s employment is terminated without cause, the contingent bonus will vest monthly at a percentage equal to the number of months he has performed service on such picture divided by the total number of months of pre-production, production and post-production (total number not exceeding forty-eight months). Notwithstanding the foregoing, if Mr. Lasseter’s services are terminated for any reason other than his breach or default of a material term or condition of his employment agreement, then the contingent compensation set forth above would be deemed fully vested if he has completed services for at least seventy-five percent of the total schedule as computed above.

Acceleration of Non-Employee Director Options

All outstanding unvested options to purchase Pixar common stock held by non-employee directors will become fully vested and exercisable in connection with the merger. Under the terms of the Pixar 1995 Director Option Plan, in the event of a merger of Pixar with or into another corporation, outstanding options may be assumed or equivalent options may be substituted by the successor corporation. Following such assumption or substitution, if the optionee’s status as a director or director of the successor corporation is terminated other than upon a voluntary resignation, the option shall become fully exercisable, including as to shares for which it would not otherwise be exercisable.

In addition, the option agreements under the Pixar 2004 Equity Incentive Plan provide that upon a change of control, options shall be subject to the definitive agreement governing the change in control and that the vesting and exercisability of such options may be accelerated.

Pixar’s board of directors currently consists of the following non-employee directors: Skip Brittenham, Susan Decker, Joseph Graziano, Lawrence Levy, Joe Roth, and Larry Sonsini. Each of these directors will serve on the board of Pixar, as a wholly-owned subsidiary of Disney, for a brief period of time following the merger in order that these directors can sell the Disney shares issuable to them upon exercise of Pixar options that they currently hold, which will be assumed by Disney in the merger under a registration statement on Form S-8 to be filed by Disney. Upon their termination as directors of Pixar, their outstanding unvested options will accelerate and become fully vested and exercisable.

The following table identifies for each Pixar non-employee director as of February 13, 2006, the aggregate number of shares of his or her vested and unvested Pixar stock options, the aggregate number of shares subject to his or her outstanding unvested Pixar stock options that will become fully vested and exercisable in connection with the merger, the exercise price of his or her Pixar stock options that will be accelerated in the merger and the value of such accelerated options based on the difference between the exercise price and the market price of Pixar shares on February 13, 2006, the exercise price of his or her collective vested and unvested Pixar stock options, and the value of all such options.

Name	Aggregate Shares Subject to Outstanding Options*	Aggregate Shares Subject to Unvested Options to be Accelerated in the Merger	Weighted Average Exercise Price of Unvested Options to be Accelerated in the Merger	Value of Unvested Options to be Accelerated in the Merger**	Weighted Average Exercise Price of All Options	Value of All Options***
Skip Brittenham	160,000	20,000	$43.90	$327,000	$26.47	$5,404,500
Susan Decker	60,000	40,000	$34.35	$1,036,200	$34.35	$1,554,300
Joseph Graziano	80,000	20,000	$43.90	$327,000	$35.89	$1,949,000
Lawrence Levy	80,000	20,000	$48.21	$240,800	$32.46	$2,223,600
Joe Roth	120,000	20,000	$49.91	$206,800	$27.76	$3,898,850
Larry Sonsini	73,674	20,000	$45.59	$293,200	$33.07	$2,002,743

*	Number does not include options that have already been exercised.
**	Illustrates the economic value of all unvested options held by each non-employee director assuming the acceleration of all such unvested options in the merger and the exercise of such options. Calculated by multiplying the shares subject to unvested options by the difference between the fair market value of shares of Pixar common stock on February 13, 2006 and the weighted average exercise price of such unvested options.
***	Illustrates the economic value of all options held by each non-employee director assuming the acceleration of all such options in the merger and the exercise of all options immediately upon completion of the merger. Calculated by multiplying the shares subject to option by the difference between the fair market value of shares of Pixar common stock on February 13, 2006 and the weighted average exercise price of such unvested options.

Indemnification; Directors’ and Officers’ Insurance

Disney has agreed that, for a period of six years following completion of the merger, the indemnification obligations set forth in Pixar’s articles of incorporation and bylaws and any Pixar indemnification agreements will survive. To do so, Disney will cause the articles of incorporation and bylaws of Pixar after the merger to reflect provisions at least as favorable as the indemnification and exculpation provisions contained in Pixar’s current articles of incorporation and bylaws and, for a period of six years following completion of the merger, Disney will not amend, repeal or otherwise modify the articles of incorporation or bylaws in any manner that would adversely affect the indemnification rights of any individual who on or prior to completion of the merger was protected under indemnification provisions in any of these Pixar documents.

In addition, for a period of six years from the completion of the merger, Disney will cause Pixar’s existing policy of directors’ and officers’ liability insurance to be maintained, subject to certain limitations. Alternatively, subject to certain limitations, prior to the completion of the merger, Pixar is also permitted to purchase a six-year “tail” prepaid policy on its current policy of directors’ and officers’ liability insurance and, if Pixar elects to do so, Disney will maintain the policy in full force and effect.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger applicable to a holder of shares of Pixar common stock that receives Disney common stock in the merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to United States persons that hold their shares of Pixar common stock as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular Pixar shareholder or to Pixar shareholders that are subject to special treatment under United States federal income tax laws and does not address the tax consequences to Pixar shareholders that own 5% or more of Pixar’s common stock or that are non-United States persons. In addition, this discussion does not address the tax consequences of the merger under state, local or foreign tax laws. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

HOLDERS OF SHARES OF PIXAR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

Disney’s obligation to complete the merger is conditioned upon its receipt at closing of tax opinions from Skadden, Arps, Slate, Meagher & Flom LLP and Dewey Ballantine LLP that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code; provided that if Skadden, Arps, Slate, Meagher & Flom LLP or Dewey Ballantine LLP fails to render such opinion, the condition to Disney’s obligation to complete the merger nonetheless will be deemed satisfied if the other of such firms renders such opinion to Disney, and if neither of such firms renders such opinion to Disney, the condition to Disney’s obligation to complete the merger nonetheless will be deemed satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation, renders such opinion to Disney. Pixar’s obligation to complete the merger is conditioned upon its receipt at closing of a tax opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code; provided that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, fails to render such opinion, the condition to Pixar’s obligation to complete the merger nonetheless will be deemed satisfied if Skadden, Arps, Slate, Meagher & Flom LLP or Dewey Ballantine LLP renders such opinion to Pixar. These opinions will be based on factual representations and covenants made by Disney and Pixar (including those contained in tax representation letters to be provided by Disney and Pixar at the time of closing), and on customary factual assumptions. The tax opinions are not binding on the Internal Revenue Service or any court and do not preclude the Internal Revenue Service from asserting, or a court from sustaining, a contrary conclusion. In the event that the tax opinions cannot be delivered, the parties hereto shall negotiate in good faith to take additional actions in conjunction with and/or immediately following the merger to permit this condition to closing to be satisfied. Although the merger agreement allows Disney and Pixar to waive this condition to closing, neither Disney nor Pixar currently anticipates doing so. If either Disney or Pixar does waive this condition, you will be informed of this decision prior to being asked to vote on the merger.

The following material United States federal income tax consequences will result from qualification of the merger as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code:

•	except for cash received in lieu of a fractional share of Disney common stock, Pixar shareholders will not recognize any gain or loss upon the receipt of Disney common stock in exchange for Pixar common stock in connection with the merger;

•	a Pixar shareholder will have an aggregate tax basis in the Disney common stock received in the merger equal to the shareholder’s aggregate tax basis in its shares surrendered pursuant to the merger, reduced by the portion of the shareholder’s tax basis in its shares surrendered in the merger that is allocable to a fractional share of Disney common stock. If a Pixar shareholder acquired any of its shares of Pixar common stock at different prices or at different times, recently finalized Treasury Regulations provide guidance on how such shareholder may allocate its tax basis to shares of Disney common stock received in the merger. Pixar shareholders that hold multiple blocks of Pixar common stock are urged to consult their tax advisors regarding the proper allocation of their basis among shares of Disney common stock received under the final Treasury Regulations;

•	the holding period of the Disney common stock received by a Pixar shareholder in connection with the merger will include the holding period of the Pixar common stock surrendered in connection with the merger; and

•	cash received by a Pixar shareholder in lieu of a fractional share of Disney common stock in the merger will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Disney, and Pixar shareholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share.

Regulatory Matters

The merger is subject to review by the Antitrust Division and the FTC under the HSR Act, and by foreign governmental authorities under the antitrust laws of various other jurisdictions where Disney and Pixar conduct business. Under the HSR Act, Disney, Pixar and Steven P. Jobs are required to make pre-merger notification filings and must await the expiration of statutory waiting periods prior to completing the merger. Disney, Pixar and Steven P. Jobs have made the requisite pre-merger notification filings with the Antitrust Division and the FTC. The completion of the merger is also conditioned upon the expiration or termination of the HSR Act waiting period and all other material foreign antitrust waiting periods and receipt of all antitrust clearances, consents and approvals that are strictly necessary. Both Disney and Pixar submitted the filings required by the HSR Act on February 6, 2006. The applicable waiting periods have not yet expired and Disney and Pixar have not yet obtained the governmental or regulatory approvals required to complete the merger.

Under the terms of the merger agreement, neither Disney nor Pixar shall be required to enter into any consent arrangement that would be reasonably expected to have a material adverse effect on the combined Disney and Pixar feature animation business or the benefits that are expected to derive from the merger and the merger agreement. Either Disney or Pixar may refuse to complete the merger if any such restrictions or conditions are required by governmental authorities as a condition to approving the merger. We do not expect that any such restrictions or conditions would be required by governmental authorities as a condition to approving the merger; however, if such restrictions or conditions were required following the Pixar shareholders’ approval of the principal terms of the merger agreement and approval of the merger and the parties agreed to complete the merger, additional shareholder approval could be required.

In addition, during or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the Antitrust Division, the FTC, or other United States or foreign governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Disney and Pixar cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Disney and Pixar will prevail.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America, Disney will account for the merger using the purchase method of accounting for business combinations. Under this method of accounting, Disney will record the market value (based on an average of the closing prices of Disney common stock for a range of five trading days beginning two days before and ending two days after the date of the announcement of the merger, January 24, 2006) of its common stock issued in connection with the merger, the fair value of the Disney options exchanged for outstanding vested options to purchase shares of Pixar common stock assumed in connection with the merger and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring Pixar. The estimated purchase price will be adjusted to include the effect of settling the existing contractual arrangement between Disney and Pixar by recording the difference between the value of the contractual terms and current market values for similar arrangements as a gain or loss at the date of the merger, as required under Emerging Issues Task Force Issue No. 04-1, “Accounting for Pre-existing Relationships between the Parties to a Business Combination”. Disney will allocate the estimated purchase price to the net tangible and intangible assets acquired based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be recorded as goodwill.

Amortizable intangible assets will generally be amortized over useful lives not exceeding twenty years. Goodwill and the “Pixar” trademark and tradename intangible assets resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The amount of the estimated purchase price allocated to goodwill which is based on certain assumptions, is estimated to be in excess of $5 billion. If Disney management should change the assumptions used in connection with the final allocation of the purchase price, amounts allocated to amortizable intangible assets may increase or decrease significantly, which could result in a material increase or decrease in amortization of intangible assets.

If management determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amounts listed in the above paragraph are only preliminary estimates and actual amounts (which will be determined prior to the end of Disney’s fiscal year 2006) may differ from these estimates.

Listing of Disney Common Stock

Application will be made to have the shares of Disney common stock issued in the merger approved for listing on the New York Stock Exchange, where Disney common stock currently is traded under the symbol “DIS.”

Delisting and Deregistration of Pixar Common Stock after the Merger

If the merger is completed, Pixar common stock will be delisted from the Nasdaq National Market and deregistered under the Exchange Act, and Pixar will no longer file periodic reports with the SEC.

Dissenters’ Rights

If the merger agreement and the merger are approved by the required vote of Pixar shareholders and the merger agreement is not abandoned or terminated, Pixar shareholders who voted against the merger may, by complying with Sections 1300 through 1312 of the California General Corporation Law, be entitled to dissenters’ rights as described therein. To exercise dissenters’ rights, a Pixar shareholder must comply with all of the procedures required by California law. Under California law, no dissenters’ rights are available for shares, such as Pixar’s, listed on the Nasdaq National Market unless there exists with respect to such shares any restriction on transfer imposed by Pixar or by any law or regulation, or unless demands for payment are filed with respect to 5% or more of the outstanding shares of that class. We have included a copy of California General Corporation Law—Chapter 13—Dissenters’ Rights as Annex D to this document. If a Pixar shareholder has a beneficial interest in shares of Pixar stock that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenters’ rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below. DISSENTERS’ RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES.

The following discussion is not a complete statement of California General Corporation Law relating to dissenters’ rights, and is qualified in its entirety by reference to Sections 1300 through 1312 of the California General Corporation Law, a copy of which is attached to this document as Annex D and incorporated herein by reference. ANY PIXAR SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THIS SECTION AND ANNEX D (SECTIONS 1300 THROUGH 1312 OF THE CALIFORNIA GENERAL CORPORATION LAW) CAREFULLY, SHOULD CONSULT HIS OR HER LEGAL ADVISOR (SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS) AND SHOULD VOTE “AGAINST” APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER. IF YOU DECIDE TO EXERCISE YOUR DISSENTERS’ RIGHTS AND HAVE ALREADY SUBMITTED YOUR STOCK CERTIFICATES, YOU MUST NOTIFY DISNEY, AS THE EXCHANGE AGENT, AND YOUR STOCK CERTIFICATES WILL BE RETURNED TO YOU. IF YOU FAIL TO MAKE A PROPER ELECTION OR PERFECT THE STATUS OF YOUR DISSENTING SHARES, YOU WILL LOSE YOUR DISSENTERS’ RIGHTS ON SUCH SHARES.

Pixar stock must satisfy each of the following requirements to be perfected as dissenting shares under California General Corporation Law:

•	The Pixar stock must have been outstanding on , 2006, the Record Date.

•	The Pixar stock must have been voted “AGAINST” the merger proposal. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a Pixar shareholder who votes by proxy and who wishes to exercise dissenters’ rights must vote “AGAINST” the merger proposal.

•	The holder of such Pixar stock must make a written demand no later than the date of the Special Meeting that Pixar purchase the Pixar stock at fair market value (as described below).

•	The holder of such Pixar stock must submit stock certificates for endorsement (as described below).

A VOTE IN FAVOR OF THE MERGER BY A PIXAR SHAREHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO DISSENTERS’ RIGHTS.

A vote against the merger does not in and of itself constitute a demand for appraisal under California General Corporation Law.

Pursuant to Sections 1300 through 1312 of the California General Corporation Law, holders of dissenting shares may require Pixar to purchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within ten days following approval of the principal terms of the merger agreement and approval of the merger by the Pixar shareholders, Pixar is required to mail to each holder of dissenting shares a notice of the approval of the principal terms of the merger agreement and approval of the merger, a statement of the price determined by Pixar to represent the fair market value of dissenting shares (which will constitute an offer by Pixar to purchase such dissenting shares at such stated price), and a brief description of the procedure to be followed if the holders of dissenting shares desire to exercise their dissenters’ rights.

By no later than the Special Meeting, a dissenting shareholder must demand that Pixar purchase such shareholder’s dissenting shares in a statement setting forth the number and class of dissenting shares held of record that the dissenting shareholder demands that Pixar purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed merger. The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price. Such holder must also, within 30 days after the date on which notice of the approval of the principal terms of the merger agreement and approval of the merger by Pixar shareholders is mailed to the holders of dissenting shares, submit to Pixar or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands Pixar purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners.

An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissenters’ rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. SHAREHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE DISSENTERS’ RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH NOMINEE.

A Pixar shareholder who elects to exercise dissenters’ rights pursuant to Chapter 13 should deliver a written demand no later than the date of the Special Meeting to:

PIXAR ANIMATION STUDIOS

1200 PARK AVENUE

EMERYVILLE, CALIFORNIA 94608

ATTENTION: SECRETARY

If upon the surrender of the certificates representing the dissenting shares, Pixar and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid to the holder of the dissenting shares within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived. The holders of dissenting shares are entitled to interest thereon at the legal rate on judgments from the date of the merger agreement.

If Pixar and a dissenting shareholder disagree as to the fair market value for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in the California superior court located in the proper county, within six months after the date on which the notice of the approval of the principal terms of the merger agreement and approval of the merger by Pixar shareholders is mailed, to resolve such dispute. In such action, the court will determine whether the shares of Pixar stock held by such shareholder are dissenting shares, the fair market value of such Pixar stock, or both. The California General Corporation Law provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless Pixar consents to such request for withdrawal.

In the event that only the holders of less than 5% of the outstanding shares of Pixar have filed a demand for payment under Chapter 13 of the California General Corporation Law, Pixar shareholders will not have the right to have Pixar purchase their shares at the fair market value determined under Chapter 13 of the California General Corporation Law unless their shares are subject to a restriction on transfer imposed by Pixar or by any law or regulation.

If a Pixar shareholder fails to perfect his, her or its dissenting rights or effectively withdraws or loses such rights, such holder’s Pixar stock will thereupon be deemed to have been canceled and converted as set forth in the merger agreement at the effective time of the merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF DISSENTERS’ RIGHTS, IN WHICH EVENT YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW, IF YOU ARE A PIXAR SHAREHOLDER AND ARE CONSIDERING EXERCISING YOUR DISSENTERS’ RIGHTS UNDER THE CALIFORNIA GENERAL CORPORATION LAW, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

Subject to the provisions of Chapter 13 of the California General Corporation Law, Pixar shareholders who have exercised their dissenters’ rights will not have the right at law or in equity to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger had been legally voted in favor of the merger. In addition, if a Pixar shareholder initiates any action to attack the validity of the merger or to have it set aside or rescinded, the shareholder thereafter shall have no right to demand payment for his or her shares as a holder of dissenting shares.

Except as expressly limited in Chapter 13 of the California General Corporation Law, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined.

Restrictions on Sales of Shares of Disney Common Stock Received in the Merger

The shares of Disney common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares of Disney common stock issued to any person who is deemed to be an “affiliate” of Pixar prior to the merger. Persons who may be deemed to be “affiliates” of Pixar prior to the merger include individuals or entities that control, are controlled by, or are under common control with Pixar prior to the merger, and may include officers and directors, as well as principal shareholders of Pixar prior to the merger.

Persons who may be deemed to be affiliates of Pixar prior to the merger may not sell any of the shares of Disney common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

•	any other applicable exemption under the Securities Act of 1933.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The Merger

The merger agreement provides for the merger of Lux Acquisition Corp., a newly formed, wholly-owned subsidiary of Disney, with and into Pixar. Pixar will survive the merger as a wholly-owned subsidiary of Disney.

Completion and Effectiveness of the Merger

Disney and Pixar will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described in the section entitled “The Merger Agreement—Conditions to Obligations to Complete the Merger” beginning on page 79, are satisfied or waived, including approval of the principal terms of the merger agreement and approval of the merger by the shareholders of Pixar. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of California.

Disney and Pixar are working to complete the merger as quickly as possible. Because completion of the merger is subject to certain conditions that are beyond our control, we cannot predict the exact timing, although absent any unanticipated delay, we expect to close the merger during the summer of 2006.

Conversion of Securities

Upon completion of the merger, each share of Pixar common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive 2.3 shares of Disney common stock, upon surrender of the certificate representing such share of Pixar common stock in the manner provided in the merger agreement. Upon completion of the merger, Disney also will assume outstanding options to purchase Pixar common stock. For more information see “The Merger Agreement—Treatment of Pixar Stock Options and Assumption of Pixar Stock Option Plan” beginning on page 69.

The exchange ratio in the merger (i.e., 2.3 shares of Disney common stock for each share of Pixar common stock) will be appropriately and equitably adjusted to reflect fully the effect of any stock split, reverse stock split, reclassification, recapitalization, consolidation, exchange or like change with respect to Disney common stock or Pixar common stock or any extraordinary dividend or distribution with respect to Disney common stock, in each case, occurring (or having a record date) after the date of the merger agreement and prior to the effective time of the merger.

Each share of Pixar common stock held as treasury shares by Pixar, Disney or any of Disney’s subsidiaries immediately prior to the merger will be automatically canceled and retired and cease to exist, and no securities of Disney or other consideration will be delivered in exchange for those shares.

Based on the exchange ratio and the number of shares of Pixar common stock outstanding as of January 1, 2006, a total of approximately 274.4 million shares of Disney common stock will be issued. In addition, based on the number of Pixar options outstanding as of January 1, 2006, a total of approximately 23,396,958 shares of Disney common stock will be reserved for issuance upon the exercise of options to purchase Pixar common stock assumed by Disney in connection with the merger. As more fully described below under “The Merger Agreement—Treatment of Pixar Stock Options” beginning on page 69, however, the exact number of shares of Disney common stock to be reserved for issuance upon exercise of the assumed options will not be known until the completion of the merger.

After the merger, Disney stockholders will continue to own their existing shares of Disney common stock. Accordingly, Disney stockholders will hold the same number of shares of Disney common stock that they held immediately prior to the merger. However, because Disney will be issuing new shares of Disney common stock to Pixar shareholders in the merger, each outstanding share of Disney common stock immediately prior to the merger will represent a smaller percentage of the total number of shares of Disney common stock outstanding after the merger. It is expected that Disney stockholders before the merger will hold approximately     % of the total Disney common stock outstanding upon completion of the merger.

Treatment of Pixar Stock Options and Assumption of Pixar Stock Option Plans

When the merger is completed, Disney will assume each outstanding option to purchase shares of Pixar common stock and convert it into an option to purchase that number of shares of Disney common stock equal to the number of shares of Pixar common stock subject to the original Pixar option multiplied by 2.3, rounded down to the nearest whole share. The exercise price per share for each assumed Pixar option will be equal to the exercise price per share of the original Pixar option divided by 2.3, rounded up to the nearest one-hundredth of a cent. Each assumed option will be subject to all other terms and conditions that were applicable to the original Pixar option. As of the Record Date, options to purchase an aggregate of approximately              shares of Pixar common stock were outstanding under Pixar’s stock option plans.

Disney has agreed to file, no later than the day the merger is completed, a registration statement on Form S-8 with the SEC to register the sale of shares of Disney common stock issuable in connection with the assumed options, and to cause the registration statement to become and remain effective until the later of (i) the date on which all assumed options are no longer outstanding and (ii) the date on which all shares of Disney common stock issuable pursuant to the assumed options are freely tradable without regard to the volume restrictions of Rule 144 of the Securities Act of 1933. In addition, Disney will take such further actions as may be reasonably necessary to include under such registration statement shares of Disney common stock issuable pursuant to assumed options that are held by persons who are directors of Pixar immediately prior to the completion of the merger.

At the effective time of the merger, Disney will assume Pixar’s 1995 Stock Plan, 1995 Director Option Plan and 2004 Equity Incentive Plan.

Fractional Shares

Disney will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Pixar common stock who would otherwise be entitled to receive a fraction of a share of Disney common stock will receive cash, without interest, in an amount equal to the fraction multiplied by the average of the daily volume weighted average sales price of one share of Disney common stock for the five trading days immediately preceding the closing date of the merger on the New York Stock Exchange (determined after aggregating all of the Pixar common stock held by each such holder and multiplying such shares by the exchange ratio).

Exchange Procedures

At or promptly after the effective time of the merger, Disney, as the exchange agent for the merger, will establish an exchange fund to hold the merger consideration to be paid to Pixar shareholders in connection with the merger. The exchange fund will consist of stock certificates representing shares of Disney common stock and cash to be issued in lieu of fractional shares of Disney common stock, and, if required pursuant to the merger agreement, any dividends or other distributions on Disney common stock with a record date occurring after the completion of the merger.

Promptly after the effective time of the merger, Disney will mail to each record holder of Pixar common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for certificates representing the shares of Disney common stock issuable to each such holder pursuant to the merger.

Upon proper surrender of a Pixar stock certificate, in accordance with the exchange agent’s instructions, the holder of such Pixar stock certificate will receive (1) a certificate representing the shares of Disney common stock issuable to such holder pursuant to the merger, (2) cash in lieu of any fractional share of Disney common stock issuable to such holder, and (3) dividends or other distributions, if any, to which such holder is entitled under the terms of the merger agreement. The surrendered certificates representing Pixar common stock will be canceled. After the effective time of the merger, each certificate representing shares of Pixar common stock that has not been surrendered will represent only the right to receive shares of Disney common stock issuable pursuant to the merger and cash in lieu of any fractional share of Disney common stock to which the holder of any such certificate is entitled. After the effective time of the merger, Pixar will not register any transfers of Pixar common stock on its stock transfer books.

Holders of Pixar common stock should not send in their Pixar stock certificates until they receive a letter of transmittal from Disney with instructions for the surrender of Pixar stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of Pixar common stock are not entitled to receive any dividends or other distributions on Disney common stock until the merger is completed. After the merger is completed, holders of Pixar common stock will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of Disney common stock that they are entitled to receive upon exchange of their Pixar common stock. Such holders will not be entitled to receive these dividends or distributions, however, until they surrender their Pixar common stock certificates to Disney in accordance with Disney’s instructions.

Lost, Stolen and Destroyed Certificates

If a Pixar stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any merger consideration and, if required by Disney, may also have to provide an indemnity bond prior to receiving any merger consideration.

Dissenting Shares

In the event that the holders of at least 5% of the outstanding shares of Pixar have filed demand payments under Chapter 13 of the California General Corporation Law, Pixar shareholders will have the right to have Pixar purchase their shares at the fair market value determined under Chapter 13 of the California General Corporation Law. The shares subject to such purchase are called “dissenting shares.” In general, to preserve their dissenters’ rights, Pixar shareholders who wish to exercise these rights must:

•	vote their shares of Pixar common stock “AGAINST” approval of the principal terms of the merger agreement and approval of the merger;

•	deliver a written demand to Pixar for purchase of their shares, which must be received by Pixar no later than the date of the Special Meeting;

•	submit the dissenting shares for endorsement in accordance with Section 1302 of the California General Corporation Law; and

•	comply with the other provisions of Chapter 13 of the California General Corporation Law, including continuously hold their shares of Pixar common stock from the date they make the demand through the completion of the merger.

For a full description of the rights of Pixar shareholders to dissent from the merger, see “The Merger—Dissenters’ Rights” beginning on page 63, as well as Annex D of this proxy statement/prospectus. A Pixar shareholder’s failure to comply with the procedures described in Annex D will result in the loss of dissenters’ rights for such a shareholder.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of Disney and Lux Acquisition Corp. on the one hand, and Pixar on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects, and expire at the effective time of the merger. The representations and warranties of each of Disney and Pixar have been made solely for the benefit of the other party and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties; may have been modified by the disclosure schedules attached to the merger agreement; are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you; and were made only as of the date of the merger agreement or another date as is specified in the merger agreement.

Pixar made a number of representations and warranties to Disney in the merger agreement, including representations and warranties relating to the following matters:

•	corporate organization, qualifications to do business and corporate standing;

•	capital structure and the absence of restrictions or encumbrances with respect to the capital stock of Pixar;

•	corporate organization, qualifications to do business and corporate standing of subsidiaries;

•	ownership of, and absence of restrictions or encumbrances with respect to, capital stock of subsidiaries;

•	corporate authorization to enter into and carry out the obligations contained in the merger agreement;

•	the vote of the shareholders required to complete the merger;

•	governmental and regulatory approvals required to complete the merger;

•	absence of any conflict or violation of the corporate charter and bylaws of Pixar and its subsidiaries, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•	maintenance of books and records;

•	SEC filings and the financial statements contained in those filings;

•	internal accounting controls and disclosure controls and procedures;

•	absence of certain changes or events since January 1, 2005 and through January 24, 2006;

•	absence of undisclosed liabilities;

•	benefit plans, employees and employment practices;

•	compliance with employment/labor contracts and laws;

•	absence of collective bargaining arrangements and labor controversies;

•	material contracts and the absence of breaches of material contracts;

•	litigation;

•	compliance with applicable law by Pixar, its subsidiaries and its officers and directors;

•	taxes and tax returns;

•	environmental matters;

•	inapplicability of state takeover statutes;

•	intellectual property;

•	disclosure of, access to and condition of library films and library film materials;

•	disclosure of and distribution of films in progress and development projects;

•	absence of indemnifiable claims;

•	receipt of a fairness opinion of financial advisor;

•	board approval;

•	entitlements to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the merger agreement; and

•	accuracy of the information supplied for this proxy statement/prospectus.

Disney and Lux Acquisition Corp. each made a number of representations and warranties to Pixar in the merger agreement, including representations and warranties relating to the following subject matters:

•	corporate organization, qualifications to do business and corporate standing;

•	capital structure and the absence of restrictions or encumbrances with respect to the capital stock of Disney and Lux Acquisition Corp.;

•	corporate authorization to enter into and carry out the obligations contained in the merger agreement;

•	governmental and regulatory approvals required to complete the merger;

•	absence of any conflict or violation of the corporate charter and bylaws of Disney and its subsidiaries, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•	SEC filings and the financial statements contained in those filings;

•	internal accounting controls and disclosure controls and procedures;

•	absence of undisclosed liabilities;

•	litigation;

•	compliance with applicable law by Disney, Lux Acquisition Corp., their subsidiaries and their officers and directors;

•	absence of certain changes or events since October 1, 2005 and through January 24, 2006;

•	entitlements to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the merger agreement;

•	receipt of fairness opinion of financial advisor;

•	board approval;

•	accuracy of the information supplied for this proxy statement/prospectus; and

•	interim operations of Lux Acquisition Corp.

Pixar’s Conduct of Business Before Completion of the Merger

Under the merger agreement, Pixar has agreed, until the completion of the merger, except under certain circumstances or as consented to in writing by Disney (which consent will not be unreasonably withheld, delayed or conditioned), to:

•	conduct its business in the ordinary course;

•	use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees; and

•	use its reasonable best efforts to protect its intellectual property to the end that Pixar’s and its subsidiaries’ goodwill and ongoing business will not be impaired in any material respects as of the completion of the merger.

In addition, Pixar has agreed, until the completion of the merger, except as described above, that it will not (and will not permit its subsidiaries to):

•	pay dividends, reclassify stock or commence any stock repurchases;

•	issue securities, subject to certain exceptions, including option grants not to exceed 2.5 million shares;

•	amend its articles of incorporation or bylaws;

•	make any acquisitions by merger or consolidation;

•	dispose of any assets, other than dispositions of assets with an aggregate fair market value of less than $2.5 million;

•	engage in “green-lighting” or commit to acquire, develop or finance any film or enter into any distribution, co-ownership, co-production, co-financing or co-branding agreement;

•	make investments or incur indebtedness, subject to certain exceptions, including those in the ordinary course of business not to exceed $2.5 million in the aggregate;

•	change accounting methods, except (i) as disclosed in Pixar’s SEC documents filed prior to the date of the merger agreement, (ii) as required by a governmental entity, (iii) as required by GAAP or Regulation S-X of the Exchange Act (as agreed to with Pixar’s independent public accountants), or (iv) as may be required by a change in applicable law;

•	commence new capital expenditures, except additional capital expenditures made in the ordinary course of business and in an aggregate amount not to exceed $1.0 million;

•	take actions that would be reasonably likely to prevent or materially delay the consummation of the merger;

•	discharge any liabilities, other than the payment, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities (i) disclosed in the most recent financial statements included in Pixar’s SEC documents and (ii) incurred since the date of such financial statements in the ordinary course of business;

•	make any material changes to, or waive any material rights under, certain material contracts or enter into any new material contract, except in the ordinary course of business not to exceed $1.0 million per contract and $5.0 million in the aggregate for all contracts;

•	sell, license or fail to maintain any of Pixar’s intellectual property; grant new rights or enter into new contracts with respect to Pixar’s intellectual property;

•	make changes in employee benefits, subject to certain limited exceptions;

•	fail to timely file tax returns or timely pay taxes;

•	engage in transactions with affiliates;

•	engage in any liquidation, dissolution, merger or similar transaction;

•	engage in discussions or negotiations regarding any agreement providing for the distribution, co-ownership, co-production, co-financing or co-branding of any films produced or to be produced by Pixar or its subsidiaries; or

•	authorize any of, or announce an intention or agree to take any of the foregoing actions.

Disney’s Conduct of Business Before Completion of the Merger

Under the merger agreement Disney has agreed, until the completion of the merger, except under certain circumstances or as consented to in writing by Pixar (which consent will not be unreasonably withheld, delayed or conditioned), to conduct its business in the ordinary course.

In addition, Disney has also agreed, until the completion of the merger, except as described above, that it will not (and will not permit its subsidiaries to):

•	take any action, or omit to take any action, pursuant to which Disney would be required under applicable law to include any historical or pro forma financial data or other information in this proxy statement/prospectus;

•	take any action, or omit to take any action, that would reasonably be expected to prevent or materially delay the consummation of the merger;

•	amend its certificate of incorporation or bylaws except in connection with the issuance of preferred stock;

•	change accounting methods, except (i) as disclosed in Disney’s SEC documents filed prior to the date of the merger agreement, (ii) as required by a governmental entity, (iii) as required or, if immaterial, permitted by GAAP or Regulation S-X of the Exchange Act (as agreed to with Disney’s independent public accountants), or (iv) as may be required by a change in applicable law; or

•	authorize any of, or announce an intention or agree to take any of, the foregoing actions.

Pixar Is Prohibited From Soliciting Other Offers

Under the terms of the merger agreement, subject to certain exceptions described below, Pixar has agreed that it will not, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any acquisition proposal;

•	enter into, continue or participate in any discussions or negotiations regarding, or furnish any person any information on any acquisition proposal; or

•	allow Pixar or any of its subsidiaries to enter into any letter of intent, memorandum of understanding or other similar contract related to any acquisition proposal.

In addition, Pixar has agreed that it will not authorize or permit any of its subsidiaries, directors, officers, employees, agents or representatives (including any retained investment banker, attorney or accountant), to do any of the foregoing.

An acquisition proposal is any inquiry, or offer relating to the acquisition by any person, or for a merger, business combination, or any other transaction involving Pixar or any of its subsidiaries, which would directly or indirectly result in any person acquiring:

•	20% or more of the outstanding capital stock of Pixar;

•	20% or more of the aggregate outstanding voting securities of Pixar;

•	20% or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of Pixar’s subsidiaries) of Pixar and its subsidiaries, taken as a whole; or

•	any combination of the foregoing.

Notwithstanding the foregoing, at any time prior to obtaining the approval of the principal terms of the merger agreement and approval of the merger by the Pixar shareholders, in response to a bona fide written acquisition proposal that was made after the date of the merger agreement and which the board of directors of

Pixar determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably likely to lead to, a superior proposal, Pixar may (i) furnish any information to the person making such acquisition proposal (and its representatives) pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Disney or is provided to Disney prior to or substantially concurrent with the time it is provided to such person, and (ii) enter into, continue or otherwise participate in any discussions or negotiations with the person making such acquisition proposal (and its representatives) regarding such acquisition proposal.

Additionally, Pixar is obligated to promptly advise Disney orally and in writing of any acquisition proposal, the material terms and conditions of any such acquisition proposal (including any changes thereto) and the identity of the person making any such acquisition proposal. Pixar will (i) keep Disney reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any acquisition proposal, and (ii) provide to Disney as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Pixar or any of its subsidiaries from any person that describes any of the terms or conditions of any acquisition proposal.

A superior proposal is a bona fide written acquisition proposal (with all of the provisions in the definition of acquisition proposal adjusted to increase the percentages referenced therein to 100%) which Pixar’s board of directors determines in good faith (after consultation with its financial advisors) to be more favorable to the shareholders of Pixar as compared to the transactions provided for in the merger (including any revisions to the merger agreement made or proposed in writing by Disney) and any alternative transaction proposed in writing by Disney in accordance with the merger agreement, taking into account, among other things:

•	the person making such acquisition proposal;

•	the likelihood that the transaction contemplated by such acquisition proposal will be consummated and the timing thereof;

•	the terms and conditions of the merger agreement and such acquisition proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition; and

•	any revisions to the merger agreement made or proposed in writing by Disney prior to the time of determination and any alternative transaction proposed in writing by Disney in accordance with the merger agreement.

Obligation of Pixar Board of Directors with Respect to Its Recommendation and Holding of a Shareholder Meeting

The Pixar board of directors has agreed not to withdraw or adversely and materially modify, or publicly propose to withdraw or adversely and materially modify, its recommendation of the principal terms of the merger agreement and the merger, and not to adopt, or recommend, or propose publicly to adopt or recommend any acquisition proposal.

Notwithstanding the obligations described above, at any time prior to the effective time of the merger, Pixar’s board of directors may withdraw or adversely and materially modify, or publicly propose to withdraw or adversely and materially modify, its recommendation of the principal terms of the merger agreement and the merger, if Pixar’s board of directors determines in good faith after consulting with its outside counsel that the failure to take such action would be reasonably expected to be a breach of its fiduciary duties under applicable law.

At any time prior to obtaining the approval by Pixar shareholders of the principal terms of the merger agreement and approval of the merger, in response to an acquisition proposal of the type described above that did not result from a breach of the merger agreement and that is determined by the Pixar board of directors, in good faith after consulting with outside counsel and a financial advisor of nationally recognized reputation, to constitute a superior proposal, the board of directors of Pixar may: (i) withdraw or adversely and materially modify, or publicly propose to withdraw or adversely and materially modify, its recommendation of the merger and the merger agreement, or adopt, or recommend, or propose publicly to adopt or recommend an acquisition proposal, or (ii) cause Pixar to terminate the merger agreement and concurrent with or after such termination enter into an acquisition agreement relating to such superior proposal, provided however, that Pixar has provided Disney with five business days prior written notice of its intention to take such action, specifying in the notice the material terms and conditions of the superior proposal. In determining whether to exercise its rights described above, Pixar’s board of directors has agreed to take into account any changes to the financial terms of the merger agreement proposed by Disney.

Nothing contained in the merger agreement prohibits Pixar from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Rule 14a-9 under the Exchange Act, or (ii) making any disclosure to the shareholders of Pixar if the board of directors of Pixar determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would be reasonably expected to be a breach of its duty of candor under applicable law.

Under the terms of the merger agreement, Pixar’s board of directors has agreed to call, hold and convene a meeting of its shareholders as promptly as practicable following the execution of the merger agreement subject to its rights described above. The Pixar board of directors has agreed to recommend the approval of the principal terms of the merger agreement and approval of the merger to its shareholders. Pixar’s obligation to hold such a meeting shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Pixar of any acquisition proposal or (ii) the withdrawal or modification by the board of directors of Pixar or any committee thereof of its approval or recommendation of the merger agreement or merger.

Regulatory Matters

The merger is subject to review by the Antitrust Division and the FTC under the HSR Act, and by foreign governmental authorities as more fully described in the section “The Merger—Regulatory Matters” beginning on page 62.

Under the terms of the merger agreement, neither Disney nor Pixar will be required to enter into any consent arrangement that would be reasonably expected to have a material adverse effect on the combined Disney and Pixar feature animation business or the benefits that are expected to derive from the merger and the merger agreement.

Reasonable Best Efforts to Complete the Merger

Under the terms of the merger agreement, each of Disney and Pixar has agreed to use its reasonable best efforts to take all actions, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to complete the merger in the most expeditious manner practicable, including:

•	preparing and filing as soon as practicable all forms, registrations and notices required to be filed to consummate the transactions contemplated by the merger agreement and taking such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or governmental entity, including filings pursuant to the HSR Act with the FTC and the Antitrust Division;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed until the issuance of a final, non-appealable order; and

•	using reasonable best efforts to cause the satisfaction of all conditions to the completion of the merger.

Notwithstanding the above, none of Disney, Lux Acquisition Corp. and Pixar is required to enter into any consent arrangement that would be reasonably expected to have a material adverse effect on (i) the feature animation business of Disney and Pixar after the merger, taken as a whole, or (ii) the benefits that are expected to derive from the merger and the other transactions contemplated by the merger agreement.

In addition, each of Disney and Pixar has agreed to consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any governmental entity or any other information supplied by such party to a governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement.

Access to Information

Under the merger agreement, Pixar agrees to, and will cause each of its subsidiaries to, afford to Disney, and its officers, employees, accountants, counsel, agents and other representatives reasonable access to all of the properties, personnel, books and records of Pixar and its subsidiaries (including tax returns filed and those in preparation, workpapers and other items relating to taxes) and all information concerning the business, properties and personnel of Pixar and its subsidiaries as Disney may reasonably request (any such access will be conducted under the supervision of personnel of Pixar and in a manner that does not interfere with the normal operations of Pixar).

Notwithstanding the obligations described above, Pixar is not required to disclose any information that, in its sole and absolute discretion, it is not legally permitted to disclose or the disclosure of which would contravene any applicable law or binding order (including any antitrust law) or the disclosure of which would be reasonably likely to cause the loss of any attorney-client or other legal privilege.

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement, Disney has agreed to honor all obligations of Pixar contained in any indemnification agreement in effect prior to completion of the merger between Pixar or its subsidiaries and any of its current or former directors or officers for a period of six years after completion of the merger. Also, for six years following completion of the merger, Disney and its subsidiaries will cause the articles of incorporation and bylaws of Pixar after the merger to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation or bylaws of Pixar and its subsidiaries in effect prior to completion of the merger, and Disney and its subsidiaries will not amend, repeal or otherwise modify such documents in any respect, except as required by law.

For six years from completion of the merger, Disney has also agreed to maintain the existing policy of Pixar’s directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger on terms with coverage and amounts no less favorable than those in effect on the date of the merger agreement. However, Disney will not be required to pay annual premiums in excess of 250% of the amount paid by Pixar for coverage for its last full fiscal year (which Pixar represents to be $958,000). If the annual premiums of such insurance coverage exceed such amount, Disney will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 250% of $958,000, or $2,395,000. Prior to completion of the merger, Pixar may request that Disney purchase a six-year “tail” prepaid policy on the directors’ and officers’ insurance and if Disney rejects such request, Pixar may purchase such “tail” policy on the directors’ and officers’ insurance on terms and conditions no less advantageous than the directors’ and officers’ insurance, provided that the amount paid by Pixar for such “tail” policy will not exceed six times $958,000, or $5,748,000, and provided further that Pixar and Disney will coordinate with each other in good faith to optimize the terms and prices of such “tail” policy. In the event that Pixar purchases such a “tail” policy prior to the effective time of the merger, Disney and Pixar after the merger will maintain such “tail” policy in full force and effect, in lieu of all other obligations of Disney and Pixar after the merger under the merger agreement for so long as such “tail” policy will be maintained in full force and effect.

Employee Benefits; 401(k) Plan

Under the terms of the merger agreement, Disney has agreed to maintain a severance pay practice for the benefit of each Pixar employee that is no less favorable than the disclosed severance pay practice, starting on the closing date of the merger, for a period ending on the date one year after the closing date of the merger.

Pixar has agreed to take, prior to the effective time of the merger, such actions as Disney may reasonably request so as to enable Pixar after the merger to effect such actions relating to Pixar’s 401(k) plan as Disney may deem necessary or appropriate (after reasonable consultation with Pixar), including terminating Pixar’s 401(k) plan prior to the effective time of the merger, subject to Pixar’s 401(k) plan and applicable law and provided that such action does not preclude the immediate participation of Pixar employees in any successor plan.

Directorship

Disney has agreed to increase the size of the Disney board of directors by one member, effective upon completion of the merger, and to appoint Steven P. Jobs to fill such vacancy.

Feature Animation Management and Operations

Under the merger agreement, Disney has agreed to take such sufficient action to adopt and implement immediately following the effective time of the merger the policies, practices and management structure described below with respect to the feature animation business of Disney and Pixar after the merger. These policies are set forth as a schedule to the merger agreement that is attached to this proxy statement/prospectus as Annex A. The specified policies and principles are explicitly subject to the authority of the Disney Chief Executive Officer to take such actions as are in the best interests of the stockholders of Disney.

After the completion of the merger, Edwin E. Catmull will be the President of Pixar and Disney Animation, heading the combined animation businesses of Disney and Pixar, reporting directly to Robert A. Iger and Richard Cook jointly.

John A. Lasseter will be the Chief Creative Officer of Pixar and Disney Animation and Walt Disney Imagineering, reporting to Robert A. Iger. John A. Lasseter will have “green-lighting” authority for Disney and Pixar feature animation productions, subject to final approval by Disney’s Chief Executive Officer.

Upon the effective date of the merger, a committee will be immediately established to help provide oversight to the feature animation business of Disney and Pixar. The principal objectives of the committee are: (i) to help maintain the Pixar “culture,” (ii) to help supervise Pixar and Disney feature animation, (iii) to oversee Pixar compensation practices and (iv) to approve the film budgets of Pixar, all subject to final approval by Disney’s Chief Executive Officer. The Committee will initially consist of the following members: Edwin E. Catmull, John A. Lasseter, Robert A. Iger, Richard Cook, Thomas O. Staggs and Steven P. Jobs.

In addition, Pixar will retain its existing compensation philosophies and practices, including not using employment contracts, the granting of employee stock options, the maintenance of employee bonus plans and employee medical benefits and other fundamental human resource policies and practices for at least five years or such shorter period as the committee may decide. Pixar will continue to be called “Pixar,” the branding of Pixar’s previous films and products will not be altered, and future films produced by Pixar will be branded Disney Pixar.

Grant of Performance Unit Awards

Under the merger agreement, Pixar will, promptly following the signing of the merger agreement, grant performance unit awards pursuant to its 2004 Equity Incentive Plan to Pixar employees identified by Pixar and agreed to by Disney in such amounts as determined by Disney and Pixar. Such performance unit awards will be effective as of the effective time of the merger, vest on the fifth anniversary thereof and contain such other terms and conditions as are consented to by Disney.

Conditions to Obligations to Complete the Merger

The respective obligations of Disney and Lux Acquisition Corp., on the one hand, and Pixar, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the approval of the principal terms of the merger agreement and approval of the merger by the holders of a majority of the outstanding shares of Pixar common stock will have been obtained;

•	all necessary waiting periods (and all extensions thereof) applicable to the merger under the HSR Act and all other material antitrust laws will have terminated or expired, and all clearances, consents, approvals, orders and authorizations that are strictly necessary for the completion of the merger will have been obtained, except as would not reasonably be expected to have a material adverse effect on the business and operations of the feature animation business of Disney and Pixar after the merger, taken as a whole, and the benefits that are expected to derive from the merger and the other transactions contemplated hereby;

•	no law will have been enacted or deemed applicable to the merger by a governmental entity that makes the consummation of the merger illegal in the United States or any foreign jurisdiction in which Disney or Pixar has substantial business and operations;

•	no order issued or granted by any governmental entity in the United States or any foreign jurisdiction in which Disney or Pixar has substantial business and operations making the consummation of the merger illegal in the United States or any such foreign jurisdiction will be in effect;

•	the shares of Disney common stock issuable to the shareholders of Pixar and to holders of Pixar options as contemplated by the merger agreement will have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•	the registration statement of which this proxy statement/prospectus is a part will have been declared effective by the SEC under the Securities Act of 1933 and no stop order suspending the effectiveness of such registration statement will have been issued by the SEC and no SEC proceeding for that purpose will have been initiated by the SEC; and

•	Disney and Pixar will each have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP and/or Dewey Ballantine LLP and/or Wilson Sonsini Goodrich & Rosati, Professional Corporation, each dated as of the effective time of the merger, and each to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code.

In addition, the respective obligations of Disney and Lux Acquisition Corp. on the one hand, and Pixar on the other, to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party will have been true and correct (without giving any effect to any qualification as to materiality or material adverse effect contained in any specific representation or warranty) as of the closing date of the merger as if made at and as of that time, except:

•	for changes contemplated or permitted by the merger agreement;

•	to the extent the representations and warranties of the other party address matters only as of a particular date, they must be true and correct only as of that date; and

•	where any failures of such representations and warranties to be true and correct would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on the other party, as described below;

•	the other party will have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger; and

•	no material adverse effect, as described below, with respect to the other party will have occurred since the date the merger agreement was signed (i.e., January 24, 2006) and be continuing.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either Disney or Pixar means any fact, event or circumstance which is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of Disney and any of its subsidiaries, taken as a whole or Pixar and any of its subsidiaries, taken as a whole, as the case may be. However, under the terms of the merger agreement, none of the following will be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will or could be, a material adverse effect:

•	any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Disney and its subsidiaries taken as a whole or Pixar and its subsidiaries, taken as a whole, as the case may be;

•	any changes resulting from or arising out of general market, economic or political conditions in the industries in which Disney or Pixar or any of their subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Disney and its subsidiaries or Pixar and its subsidiaries, taken as a whole, as the case may be;

•	any changes resulting from or arising out of actions taken pursuant to (and required by) the merger agreement or at the request of the other party or the failure to take any actions due to restrictions set forth in the merger agreement;

•	any changes in the price or trading volume, in and of itself, of Disney’s or Pixar’s stock, as the case may be, provided that such exclusion will not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in market price or trading volume;

•	any failure by Disney or Pixar, as the case may be, to meet published revenue or earnings projections, in and of itself, provided that such exclusion will not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet published revenue or earnings projections; and

•	any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of Disney’s stockholders or Pixar’s shareholders, as the case may be (on their own behalf or on behalf of Disney or Pixar) arising out of or related to the merger agreement, the merger or any other transactions contemplated by the merger or the merger agreement.

A material adverse effect with respect to Disney and any of its subsidiaries, in addition to encompassing the above definition of material adverse effect, also includes the loss of the services of Robert A. Iger (which is referred to as a “parent MAE proviso”).

A material adverse effect with respect to Pixar and any of its subsidiaries, in addition to encompassing the above definition of material adverse effect, also includes any of the following events (each of which is referred to as to as a “company MAE proviso”):

•	the loss of the services of either or both of the following Pixar employees by reason of death, disability or otherwise or the receipt of notice by Pixar or its subsidiaries that either of them intends to terminate his employment with Pixar or its subsidiaries after the merger: Edwin E. Catmull and John A. Lasseter; or

•	the loss of the services of a majority of the following Pixar employees by reason of death, disability or otherwise (other than as a result of a voluntary leave of absence) or the receipt of notice by Pixar or its subsidiaries that a majority of the following Pixar employees intend to terminate their employment with Pixar or its subsidiaries after the merger or any combination of the aforementioned loss of services or notice of termination for the following Pixar employees: Andrew Stanton, Pete Docter, Brad Bird, Bob Peterson, Lee Unkrich, Brenda Chapman and Gary Rydstrom.

Termination; Termination Fees

Termination

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the approval of the principal terms of the merger agreement and approval of the merger by Pixar shareholders:

•	by mutual written consent of Disney, Lux Acquisition Corp. and Pixar, duly authorized by the Disney and Pixar boards of directors;

•	by Disney or Pixar:

•	if the merger is not completed by September 30, 2006, provided that neither Disney nor Pixar may terminate the merger agreement on this basis if such a party has breached its obligations under the merger agreement provided that such breach has been a principal cause of, or resulted in, the failure of the merger to be consummated on or before that date;

•	if any law has been enacted, entered, enforced or deemed applicable to the merger by a governmental entity that makes the consummation of the merger illegal in the United States or any foreign jurisdiction in which Disney or Pixar has substantial business and operations;

•	if any governmental entity in the United States or foreign jurisdiction in which Disney or Pixar has substantial business and operations has issued any order making the merger illegal in the United States or any such foreign jurisdiction and such order has become final and non-appealable; or

•	if the approval of the principal terms of the merger agreement and approval of the merger has not been obtained at a shareholder meeting duly convened therefor or at any adjournment or postponement thereof;

•	by Disney (provided it is not then in material breach of any of its obligations under the merger agreement), if there is any continuing inaccuracy in the representations and warranties of Pixar set forth in the merger agreement, or Pixar is then failing to perform any of its covenants or other agreements set forth in the merger agreement, in either case (i) such that the conditions to Disney’s obligation to effect the merger would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not reasonably capable of being cured by Pixar prior to September 30, 2006;

•	by Pixar (provided it is not then in material breach of any of its obligations under the merger agreement), if there is any continuing inaccuracy in the representations and warranties of Disney and Lux Acquisition Corp. set forth in the merger agreement, or Disney or Lux Acquisition Corp. are then failing to perform any of their respective covenants or other agreements set forth in the merger agreement, in either case such that (i) the conditions to Pixar’s obligation to effect the merger would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not reasonably capable of being cured by Disney and Lux Acquisition Corp. prior to September 30, 2006;

•	by Disney,

•

if either Pixar’s board of directors or any committee thereof (i) withdraws (or modifies in a manner adverse to Disney in any material respect), or publicly proposes to withdraw (or modify in a manner adverse to Disney in any material respect), the adoption or recommendation by Pixar’s board of directors or any committee thereof of the merger agreement or the merger, or (ii) adopts or recommends, or proposes publicly to adopt or recommend, any acquisition proposal; or

•	if Pixar’s board of directors fails to publicly reaffirm its recommendation of the merger agreement and the merger within ten (10) business days following the date upon which a third party first commences a tender or exchange offer for shares of Pixar capital stock;

•	by Pixar, pursuant to and in accordance with the terms and subject to the conditions discussed above with respect to a superior proposal, provided that not later than the day of such termination, Disney has received the termination fee discussed below;

•	by Disney, if there has occurred a company MAE proviso discussed above, provided, however, that, prior to the termination of the merger agreement, Disney will, in good faith:

•	discuss with Pixar the occurrence of the events upon which Disney is terminating the merger agreement and the impact of such events on the future operations of Disney, Pixar and their subsidiaries and the benefits that are expected to derive from the merger and the other transactions contemplated by the merger agreement; and

•	after such discussions, determine in good faith that such events materially and adversely affect, in the sole judgment of Disney, the benefits that are expected to derive from the merger and the other transactions contemplated by the merger agreement; provided, further, however, that such discussions and the determination made thereafter by Disney will not limit the right of Disney to terminate the merger agreement or create any legally binding obligations on Disney with respect to the consummation of the transactions contemplated by the merger agreement; or

•	by Pixar, if there has occurred a parent MAE proviso discussed above, provided, however, that, prior to the termination of the merger agreement, Pixar will, in good faith:

•	discuss with Disney the occurrence of the events upon which Pixar is terminating the merger agreement and the impact of such events on the future operations of Disney, Pixar and their subsidiaries and the benefits that are expected to derive from the merger and the other transactions contemplated by the merger agreement; and

•	after such discussions, determine in good faith that such events materially and adversely affect, in the sole judgment of Pixar, the benefits that are expected to derive from the merger and the other transactions contemplated by the merger agreement; provided, further, however, that such discussions and the determination made thereafter by Pixar will not limit the right of Pixar to terminate the merger agreement or create any legally binding obligations on Pixar with respect to the consummation of the transactions contemplated by the merger agreement.

Termination Fee

Under the terms of the merger agreement, Pixar must pay Disney a termination fee equal to $210 million in the event that:

•	the merger agreement is terminated by Disney because:

•	either the board of directors of Pixar or any committee thereof (i) withdraws (or modifies in a manner adverse to Disney in any material respect), or publicly proposes to withdraw (or modify in a manner adverse to Disney in any material respect), the adoption or recommendation by such board of directors or any such committee thereof of the merger agreement or the merger or (ii) adopts or recommends, or proposes publicly to adopt or recommend, any acquisition proposal; or

•	the board of directors of Pixar fails to publicly reaffirm its recommendation of the merger agreement and the merger within 10 business days following the commencement of a third-party tender or exchange offer for Pixar’s capital stock;

•	the merger agreement is terminated by Pixar in response to a superior proposal in compliance with the provisions of the merger agreement prohibiting Pixar from soliciting other offers; or

•	all of the following three events have occurred:

•	prior to the Special Meeting, a qualified acquisition proposal (an acquisition proposal which would directly or indirectly result in any person acquiring a majority or more of Pixar’s outstanding capital stock, outstanding voting securities, the fair market value of Pixar’s and its subsidiaries’ assets taken as a whole or any combination of the foregoing) has been made directly to Pixar’s shareholders or has become publicly known, or any person has publicly announced an intention to make such a qualified acquisition proposal;

•	thereafter the merger agreement is terminated by either Disney or Pixar because Pixar shareholder approval has not been obtained; and

•	within 12 months after such termination, Pixar enters into a definitive contract to consummate, or consummates, the transactions contemplated by such qualified acquisition proposal.

Miscellaneous

Amendment and Waiver

The merger agreement may be amended by Disney, Pixar and Lux Acquisition Corp., only by action taken by or on behalf of their respective boards of directors, at any time prior to (but not following) the completion of the merger; provided, however, that notwithstanding the foregoing, after Pixar’s shareholders have approved the principal terms of the merger agreement and approved the merger, the merger agreement may not be amended without approval by the shareholders of Pixar.

Expenses Generally

All fees and expenses incurred in connection with the merger (including (a) all fees and expenses of agents, representatives, counsel, financial advisors and accountants and (b) all fees and expenses incurred in connection with the preparation and filing of this proxy statement/prospectus and other appropriate registration statements) will be paid by the party incurring the fees or expenses, whether or not the merger is completed.

THE VOTING AGREEMENT

Concurrently with the execution and delivery of the merger agreement, on January 24, 2006, Disney entered into a voting agreement with Steven P. Jobs, the Chairman and Chief Executive Officer of Pixar. Approximately              shares, or 40%, of Pixar common stock outstanding on the Record Date are subject to the voting agreement. We refer to these shares as the “Covered Shares.”

The following is a summary description of the voting agreement, which is attached as Annex B to this proxy statement/prospectus and is hereby incorporated by reference into this proxy statement/prospectus.

Agreement to Vote and Irrevocable Proxy

Mr. Jobs granted to Disney an irrevocable proxy and irrevocably appointed Disney and any individual designated by Disney as Mr. Jobs’ proxy and attorney-in-fact to vote the Covered Shares at the Special Meeting of Pixar shareholders (and any adjournment or postponement thereof) as follows:

•	in favor of approval of the principal terms of the merger agreement and approval of the merger;

•	against any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Pixar under the merger agreement or of Mr. Jobs under the voting agreement; and

•	against any action, proposal, transaction or agreement that would reasonably be expected to compete with or would reasonably be expected to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or any of the other transactions contemplated by the merger agreement.

Notwithstanding the foregoing, Mr. Jobs will remain free to vote the Covered Shares with respect to any matter not covered by the foregoing in any manner he deems appropriate, provided that such vote (or action by written consent) would not reasonably be expected to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger. Mr. Jobs is free to vote any shares of Pixar common stock that are not Covered Shares in any manner he deems appropriate. Nothing in the voting agreement limits or restricts Mr. Jobs from acting in his capacity as a member of the board of directors of Pixar.

Transfer Restrictions

In addition, Mr. Jobs has agreed to certain restrictions on the transfer of the Covered Shares. For a period beginning on January 24, 2006 and continuing until the earlier of the effective time of the merger or the termination of the voting agreement in accordance with its terms, Mr. Jobs may not transfer, or enter into any agreement with respect to a transfer of, any of the Covered Shares or any interest therein. Mr. Jobs has agreed not to (i) grant any proxies, options or rights of first offer or refusal with respect to any of the Covered Shares, (ii) permit any such shares to become subject to any pledges, liens, preemptive rights, or (iii) enter into any voting agreement, voting trust or other voting arrangement with respect to any of the Covered Shares. Notwithstanding the foregoing, Mr. Jobs may take any action described in the previous two sentences, so long as the other party to such transfer or other arrangement executes the voting agreement (or a joinder thereto in a form reasonably satisfactory to Disney) and agrees to be bound by its terms.

Termination

The voting agreement terminates upon the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement pursuant to its terms, or (iii) at any time upon notice by Disney to Mr. Jobs.

MATERIAL CONTRACTS BETWEEN DISNEY AND PIXAR PRIOR TO THE MERGER

Pixar and Disney have enjoyed a long relationship that dates back to 1986, when Pixar and Disney entered into a joint technical development effort that resulted in the Computer Assisted Production System (“CAPS”), a production system owned and used by Disney in some of its two-dimensional cel-based animated feature films. Disney first used CAPS for The Rescuers Down Under and has continued to use it for its subsequent animated feature films, such as The Lion King and Tarzan. In 1992, certain employees of Pixar and Disney were jointly awarded an Academy Award® for Scientific and Engineering Achievement for the development of CAPS.

In May 1991, Pixar and Disney entered into a feature film agreement, which provided for the development, production and distribution of up to three feature-length motion pictures (the “Feature Film Agreement”). Toy Story was the only film developed, produced and distributed under the Feature Film Agreement. In 1997, Pixar and Disney extended their existing relationship by entering into the Co-Production Agreement, pursuant to which Pixar agreed to produce, on an exclusive basis, five original computer-animated feature films (the “Pictures”) for distribution by Disney. This agreement generally provides that Pixar will be responsible for the development, pre-production and production of each Picture, while Disney will be responsible for the marketing, promotion, publicity, advertising and distribution of each Picture. The profits from the Pictures are shared equally between Pixar and Disney after Disney recovers a distribution fee and pre-agreed distribution costs. In January 2006, Pixar and Disney entered into a Distribution Letter Agreement regarding the distribution of a sixth feature length animated film currently entitled Ratatouille. This agreement generally provides that Ratatouille will be deemed a “Picture” under and in accordance with the terms of the Co-Production Agreement, subject to certain exceptions. Pursuant to the Distribution Letter Agreement, the term of the Co-Production Agreement is extended until the delivery of Ratatouille to Disney, which is expected to occur in mid-2007.

Co-Production Agreement

The following is a summary of the Co-Production Agreement, which was filed as an exhibit to Pixar’s Annual Report on Form 10-K for the year ended December 31, 1996 (the “1996 Form 10-K”). The following summary is not complete, and reference is made to the Co-Production Agreement filed as an exhibit to the 1996 Form 10-K. This summary is qualified in all respects by such reference.

Overview

On February 24, 1997, Pixar entered into the Co-Production Agreement with Disney pursuant to which Pixar, on an exclusive basis, agreed to produce the Pictures for distribution by Disney. Pixar and Disney agreed to co-finance the production costs of the Pictures, co-own the Pictures (with Disney having exclusive distribution and exploitation rights), co-brand the Pictures and share equally in the profits of each Picture and any related merchandise and other ancillary products, after recovery of all marketing and distribution costs (which are financed by Disney), a distribution fee paid to Disney and any other fees or costs, including any third-party participations and residuals. The Co-Production Agreement generally provides that Pixar is responsible for the production of each Picture and that Disney is responsible for the marketing, promotion, publicity, advertising and distribution of each Picture. The first four original Pictures under the Co-Production Agreement were A Bug’s Life, Monsters, Inc., Finding Nemo and The Incredibles, which were released in November 1998, November 2001, May 2003 and November 2004, respectively. Toy Story 2, the theatrical sequel to Toy Story, was released in November 1999, and is also governed by the Co-Production Agreement, although it does not count towards the Pictures because it was a sequel. The Co-Production Agreement also contemplates that with respect to theatrical sequels, made-for-home video sequels, television productions, interactive media products and other derivative works related to the Pictures, Pixar will have the opportunity to co-finance and produce such products or to earn passive royalties on such products. Pixar will not share in any theme park revenues generated as a result of the Pictures.

Production

The Co-Production Agreement provides a green lighting mechanism for the five films to be developed and produced as Pictures. Cars was the fifth film to be green lit. Once the film has been green lit, Pixar has final control over the production of the Picture. Disney is entitled to designate a representative at Pixar to monitor the production and production costs of the Pictures.

Financing of Development and Production

Pixar and Disney share equally in the production costs of the Pictures. Production costs are defined in the Co-Production Agreement to mean all costs and expenses Pixar incurs directly related to or fairly allocable to the creation, development, pre-production, production, post-production and delivery to Disney of the Pictures. Production costs, whether capitalized as film costs or expensed as incurred, include, among other things, all carrying costs Pixar incurs for retention of employees for production purposes and their associated overhead expenses, the costs of all treatments Pixar prepares for submission to Disney, all costs of computer hardware and software used to develop the Pictures, and fair allocations of all costs and expenses Pixar incurs that are associated with or benefiting the Picture, including research and development, general and administrative and overhead expenses. The Co-Production Agreement provides mechanisms for the establishment of production budgets for each Picture. Pixar may not exceed these contractually established production budgets without Disney’s written approval, subject to certain limited exceptions.

Distribution

Disney is solely responsible for financing the costs and expenses of the marketing, promotion, publicity, advertising and distribution of each Picture, subject to certain requirements, and has final control over all related decisions. Disney is obligated to consult with Pixar regarding all such major marketing and distribution decisions, and Pixar is entitled to designate a representative to monitor marketing and distribution of the Pictures. As the films under the Co-Production Agreement have been approved for production, Disney has committed initially to release each Picture within certain windows and not to release other Disney family films during certain windows. Further, each Picture is to be distributed and marketed under the Walt Disney Pictures brand (or the then current Disney brand for premier Disney movies) and is to be distributed and marketed by Disney in all markets and media and on a worldwide basis in a manner similar to that in which Disney then currently distributes and markets its premiere animated movies. In addition, the costs for marketing, distribution and promotion of the films and related products are incurred well in advance of the release of such films and products, and consequently, Pixar experiences a delay in the receipt of cash proceeds from such films and products until after Disney recovers such costs.

Division of Gross Receipts

Pixar and Disney are entitled to share equally in all gross receipts remaining after deduction of (1) a distribution fee to Disney, (2) mutually agreed participations (payments to third parties such as actors, composers and other artists contingent upon the success of the Pictures), if any, paid by either Disney or Pixar, and (3) Disney’s distribution costs. Gross receipts include all revenues or other consideration received by Disney from the exploitation of the Pictures and any related merchandise, books, soundtracks and other tangible personal property based upon the Pictures, as more specifically provided in the Co-Production Agreement (collectively, “Merchandise”), subject to certain exceptions relating primarily to receipts from Disney’s affiliates. Distribution costs are broadly defined in the Co-Production Agreement to include out-of-pocket costs paid (or in certain instances, accrued for payment) to a third party (or in certain instances, to Disney’s affiliates) by Disney or certain of its affiliates, provided that such out-of-pocket costs are directly related or fairly allocable to the distribution of the Pictures and Merchandise. Pursuant to the Co-Production Agreement, Pixar receives statements and payments of its share of gross receipts monthly within 45 days after the end of each calendar month for the first three years after the film’s release then quarterly thereafter, subject to certain exceptions, and Pixar has the right to audit Disney’s books and records relating to the Pictures and Merchandise.

Derivative Works

Subject to certain exceptions, Disney and Pixar have mutual control of the decision to develop, produce or otherwise exploit any derivative works (or to transfer or license any rights to exploit any derivative works) during the term of the Co-Production Agreement or thereafter. Derivative works include theatrical sequels such as Toy Story 2, made-for-home video sequels, television productions such as Buzz Lightyear of Star Command, interactive media products such as Monsters, Inc., Finding Nemo and The Incredibles interactive games, and other derivative works as more specifically provided in the Co-Production Agreement (collectively, “Derivative Works”). Except in certain very limited circumstances, in the event of a disagreement over whether to proceed with a Derivative Work, Disney’s decision governs. Pixar is to be given the option to co-finance and produce, or to participate on a passive financial basis with respect to, a Derivative Work that is (1) a theatrical motion picture, (2) a made-for-home video production, (3) a television production, (4) location-based entertainment that uses unique characters or other elements from any of the Pictures or Toy Story as its primary theme, or (5) an interactive product such as a CD-ROM, DVD, video game and arcade game (collectively, “Interactive Products”).

If Pixar elects to co-finance and produce a Derivative Work, the Co-Production Agreement provides for the following:

(1) with respect to theatrical motion pictures and made-for-home video productions, the terms and conditions of the Co-Production Agreement are to be extended to cover such Derivative Works, subject to certain exceptions;

(2) with respect to (A) location-based entertainment using characters or other elements from a Picture or Toy Story as its primary theme and (B) television productions, Pixar and Disney are to agree mutually upon the terms and the conditions under which such work will be financed, produced and distributed, subject to certain specified requirements in the case of television productions; and

(3) with respect to Interactive Products, Disney and Pixar are to agree mutually upon the terms and conditions under which such Interactive Products will be financed, produced and distributed, subject to certain commitments by Disney with respect to marketing and distribution and provided that there will be no distribution fee payable to Disney.

For live entertainment such as stage plays or ice shows, Pixar is entitled to participate on a passive financial basis as specified in the Co-Production Agreement. For all other Derivative Works except theme parks, Pixar is entitled to participate on a passive financial basis in such work and to receive a reasonable royalty to be mutually agreed upon if the work is a revenue-producing work. Disney has the sole and exclusive right in perpetuity to use, without compensation to Pixar, each Picture, the characters therefrom and any story elements thereof in theme parks, location-based entertainment for which Picture or Toy Story characters or elements are not the primary theme and cruise ships.

A Derivative Work that is a theatrical motion picture does not count towards the five Pictures under the Co-Production Agreement. Accordingly, Toy Story 2 did not count as one of the five Pictures to be produced. Under the Co-Production Agreement, all provisions applicable to the original five Pictures apply to Toy Story 2 as well.

Creative Controls

Pixar has full creative control of the production of Cars. The Co-Production Agreement provides for certain dispute resolution procedures in the event of a disagreement.

Brand/ Credit

The Co-Production Agreement sets forth Disney’s and Pixar’s intent that the Pixar brand be established as an equal brand to the Disney brand in connection with the Pictures, Merchandise and Derivative Works. The

Co-Production Agreement provides that the Pixar logo, animated logo and credit will be used in a manner that is perceptually equal to the Disney logo, animated logo and credit, subject to certain specific requirements.

Exclusivity

Under the terms of the Co-Production Agreement and the Distribution Letter Agreement, Pixar agreed not to release or authorize the release of any feature-length animated theatrical motion picture Pixar produces, other than the Pictures and Derivative Works Pixar produces under the Co-Production Agreement, until twelve months from delivery of Ratatouille. Pixar further agreed that Pixar would not enter into any agreement with any third party for the development, production or distribution of any feature-length animated theatrical motion picture until after Pixar delivered the third Picture, Finding Nemo, to Disney under the Co-Production Agreement, which occurred in April 2003. Pixar also agreed that it will not develop or produce any rides or attractions for major theme parks not owned or operated by Disney, and to give Disney a right to negotiate with respect to animated television productions or animated made-for-home video productions that Pixar proposes to produce during the term of the Co-Production Agreement. Disney, however, is not similarly restricted by the exclusivity provisions that bind Pixar under the Co-Production Agreement and, therefore, may develop, produce, or distribute other feature-length animated and computer-animated theatrical motion pictures itself or enter into similar agreements with third parties.

Proprietary Rights

Under the Co-Production Agreement, the copyrights, trademarks and other intellectual property rights in and to the Pictures, all new and unique characters and story elements thereof and the audio-visual images thereof, and ancillary rights relating thereto, are jointly owned by Disney and Pixar on an undivided 50/50 basis, subject to Pixar’s ownership rights in the technology and excluding any intellectual property rights previously owned by Pixar or Disney. Disney has the exclusive distribution and exploitation rights with respect to the Pictures, Derivative Works and ancillary rights thereto. Under the Feature Film Agreement, Disney owns all of the proprietary rights associated with the first Toy Story film. Notwithstanding the foregoing, Pixar owns the copyright and all other intellectual property rights in and to all computer programs and other technology Pixar develops or discovers before, during or after the term of the Co-Production Agreement.

Term and Termination

Pursuant to the Distribution Letter Agreement, the term of the Co-Production Agreement continues until the delivery to Disney of Ratatouille, unless earlier terminated. For example, Disney is entitled to terminate the Co-Production Agreement in the event that certain types of competitors directly or indirectly acquire or control a 50% or greater ownership interest in Pixar or Pixar merges or consolidates into a competitor. Upon termination by Disney pursuant to the example above, Disney has certain rights to compel Pixar to complete works in production. In the event of termination, the Co-Production Agreement provides that its terms and conditions continue to apply with respect to Pictures, Merchandise and Derivative Works that Pixar has delivered to Disney or which Disney elects to have completed, as well as all future Merchandise and future Derivative Works relating thereto, but otherwise terminates.

Effect on Prior Agreements

All Derivative Works based on Toy Story including Toy Story 2 are to be governed by the Co-Production Agreement and not the original Feature Film Agreement. The original Feature Film Agreement now applies only to the rights and obligations of Disney and Pixar relating to the financial participation in, and the production and distribution of, the theatrical motion picture Toy Story and the financial participation in certain Merchandise related to Toy Story (unless gross receipts in any given month exceed a certain amount, in which case they will be subject to the Co-Production Agreement), subject to certain exceptions, and otherwise has no further force or effect. Additionally, under the Feature Film Agreement, Disney owns all of the proprietary rights associated with the first Toy Story film.

Distribution Letter Agreement

Pixar entered into a Distribution Letter Agreement with Disney dated as of January 27, 2006 regarding the distribution of a feature length animated film currently entitled Ratatouille (the “Additional Picture”). Pursuant to the Distribution Letter Agreement, the Additional Picture will be deemed a “Picture” under and in accordance with the terms of the Co-Production Agreement, subject to certain exceptions, including but not limited to those noted below.

The Distribution Letter Agreement provides that the term of the Co-Production Agreement shall be extended until delivery to Disney of the Additional Picture. In addition, Pixar shall finance all production costs and receive all gross receipts of the Additional Picture after deduction of (1) a distribution fee paid to Disney, (2) any participations paid to third parties and (3) Disney’s distribution costs. Pixar shall have creative control and control of production for the Additional Picture and shall own all rights to derivative works based on the Additional Picture, except that Disney shall own theme park rights to the Additional Picture in perpetuity.

Under the Distribution Letter Agreement, Pixar shall have sole ownership of copyrights, trademarks and other intellectual property rights in and to the Additional Picture. In addition, Disney’s exclusive distribution and exploitation rights with respect to the Additional Picture shall be for a period of 10 years from initial theatrical exhibition of the Additional Picture or 11 years from delivery of the Additional Picture, whichever is earlier.

COMPARISON OF SHAREHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

General

Disney is incorporated under the laws of the State of Delaware and, accordingly, the rights of its stockholders are governed by the Delaware General Corporation Law. Pixar is incorporated under the laws of the State of California and accordingly, the rights of its shareholders are governed by the California General Corporation Law. Before the completion of the merger, the rights of Pixar shareholders are also governed by the Pixar articles of incorporation and the Pixar bylaws. Upon completion of the merger, Pixar shareholders will receive Disney common stock in exchange for their shares of Pixar common stock. As a result, upon completion of the merger, the rights of Pixar shareholders who become Disney stockholders in the merger will be governed by the Delaware General Corporation Law, the Disney certificate of incorporation, and the Disney bylaws.

Certain Differences Between the Rights of Stockholders of Disney and Shareholders of Pixar

The following is a summary of material differences between the current rights of Disney stockholders and the current rights of Pixar shareholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Disney stockholders and Pixar shareholders and it is qualified in its entirety by reference to the Delaware General Corporation Law, California General Corporation Law and the various documents of Disney and Pixar to which we refer in this summary. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. We urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the Delaware General Corporation Law and California General Corporation Law and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between being a Disney stockholder and being a Pixar shareholder. Disney and Pixar have filed with the SEC their respective documents referenced in this summary of shareholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 101.

	Disney	Pixar

Authorized Capital Stock	The authorized capital stock of Disney consists of (i) 3,600,000,000 shares of common stock, par value $0.01 per share (ii) 1,000,000,000 shares of common stock designated “go.com common stock,” par value $0.01 per share and (iii) 100,000,000 shares of preferred stock, par value $0.01 per share. No shares of the go.com common stock or preferred stock are outstanding other than shares of preferred stock held by wholly-owned subsidiaries of Disney.	The authorized capital stock of Pixar consists of (i) 200,000,000 shares of common stock, and (ii) 5,000,000 shares of preferred stock. No shares of preferred stock are outstanding.

Number of Directors

The Disney certificate of incorporation and Bylaws provide that the Disney board of directors will consist of not less than 9 nor more than 21 directors, the exact number of directors to be determined from time to time by the Disney board of directors. The Disney board of directors currently consists of 13 directors.

Upon completion of the merger, the Disney board of directors will be expanded by one

The Pixar bylaws provide that the Pixar board of directors will consist of not less than 6 nor more than 11 directors, with the exact number being 8 until changed by amending the bylaws.

	Disney	Pixar
member, which position will be filed by Steven P. Jobs, Chairman and Chief Executive Officer of Pixar.

Cumulative Voting	The Disney certificate of incorporation does not provide for cumulative voting and accordingly, Disney stockholders do not have cumulative voting rights in connection with the election of directors.	The Pixar bylaws do not permit cumulative voting and accordingly, Pixar shareholders do not have cumulative voting rights in connection with the election of directors.

Classification of Board of Directors	Disney has one class of directors and Disney’s certificate of incorporation does not provide for a classified board of directors. Disney’s directors are elected for a term of one year.	The Pixar articles of incorporation and bylaws do not classify the Pixar board of directors into separate classes with staggered terms.

Removal of Directors

Section 141(k) of the Delaware General Corporation Law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

Neither the Disney certificate of incorporation nor the Bylaws provide otherwise.

Sections 302, 303, and 304 of the California General Corporation Law provides that Pixar directors may be removed:

•     by the board of directors, if a director has been declared of unsound mind by an order of court or convicted of a felony;

•     by the shareholders, if approved by the affirmative vote of a majority of the Pixar outstanding shares entitled to vote, with or without cause; or

•     by a court, if holders of at least 10% of the Pixar outstanding shares sue to remove any director for fraudulent or dishonest acts or gross abuse of authority or discretion with reference to Pixar.

Vacancies on the Board of Directors

The Disney certificate of incorporation provides that any newly created directorship resulting from any increase in the authorized number of directors may only be filled by a majority of the directors then in office, provided there is a quorum, and that any other vacancy on the Disney board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

The Disney bylaws provide that any vacancy on the Disney board of directors, howsoever

The Pixar bylaws provide that vacancies in the board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. A vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order, however, may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority

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resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Any director elected to fill a vacancy will hold office until the next annual election of directors unless sooner displaced.

of the required quorum), or by the unanimous written consent of all shares entitled to vote. Each director so elected will hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified.

The Pixar bylaws also provide that shareholders may elect a director at any time to fill any vacancy not filled by the directors, but any such election other than to fill a vacancy created by removal, if by written consent, will require the consent of the holders of a majority of the outstanding shares entitled to vote.

Shareholder Action by Written Consent	Disney’s bylaws allow stockholder action by written consent.	The Pixar bylaws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.

Amendment to Certificate of Incorporation

The Disney certificate of incorporation provides that Disney reserves the right to repeal, alter, amend or rescind any provision contained in the Disney certificate of incorporation in the manner prescribed by statute. Under Section 242 of the Delaware General Corporation Law, amendment to the Disney certificate of incorporation generally requires approval of the majority of the Disney board of directors and the holders of a majority of the Disney common stock entitled to vote.

But to amend, alter or repeal the provisions described beginning on page 98 as “Vote on Certain Fundamental Issues” of the Disney certificate of incorporation relating to certain business combinations, the Disney certificate of incorporation provides that the affirmative vote of the owners of 4/5 of the outstanding common stock entitled to vote will be required.

Section 902 of the California General Corporation Law generally provides that Pixar’s articles of incorporation may be amended if approved by the board of directors and the majority of the outstanding shares entitled to vote, either before or after approval by the board of directors.

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Amendment of Bylaws	The Disney certificate of incorporation and bylaws provide that the Disney bylaws may be altered, amended or repealed, in whole or in part, or that new bylaws may be adopted by either the holders of 66 2/3% of the outstanding capital stock entitled to vote thereon or by the board of directors.	The Pixar bylaws provide that new bylaws may be adopted or the current bylaws may be amended or repealed by the vote or written consent of a majority of the outstanding shares entitled to vote. Furthermore, the Pixar board of directors may adopt, amend or repeal the bylaws other than to change the authorized number of directors (except to fix the authorized number of directors pursuant to a bylaw providing for a variable number of directors).

Special Meeting of Shareholders	The Disney certificate of incorporation and bylaws provide that special meetings of stockholders may be called by the board of directors, the chairman of the board of directors, or the president. Special meetings of stockholders may not be called by any other person.	The Pixar bylaws provide that a special meeting of the shareholders may be called at any time by the board of directors, the chairman of the board, the president, or by one or more shareholders holding at least 10% of the shares entitled to vote at such meeting. If a special meeting is called by a qualified shareholder, such shareholder must make a written request to a specified Pixar officer specifying the time of such meeting and the general nature of the business proposed to be transacted. The officer receiving the written request must give notice to the other shareholders that a meeting will be held not less than 35 days or more than 60 days after the receipt of the request.

Notice of Shareholder Meetings	The Disney bylaws require that written notice of an annual meeting or special meeting stating the place, date and time of the meeting, and in the case of special meetings, the purpose for which the meeting was called, be given to each Disney stockholder entitled to vote at the meeting. For special meetings, such notice must be delivered not less than 10 nor more than 60 days before the date of the meeting. Only the business stated in such notice may be acted upon at the special meeting.	The Pixar bylaws provide that notice of meetings of shareholders must specify the place, date, and hour of the meeting, and in the case of special meetings or certain transactions as required by the California General Corporation Law, the general nature of the business to be transacted. Only the business specified in the notice may be transacted upon at the special meeting. The notice must be sent not less than 10 days (or 30 days if sent by third-class mail) or more than 60 days before the date of the meeting.

Delivery and Notice Requirements of Shareholder Nominations and Proposals

The Disney bylaws provide that, to be properly brought before an annual meeting, business must be either:

•      specified in the notice of annual meeting or any supplement to the notice given by or at the direction of the Disney board of directors;

Pixar bylaws have no comparable provisions regarding delivery and notice requirements of shareholder nominations and proposals.

Disney	Pixar

•      otherwise brought before the meeting by or at the direction of the Disney board of directors; or

•      otherwise properly brought before the meeting by a Disney stockholder.

To be timely, a Disney stockholder’s notice of business to be conducted at the annual meeting must be delivered to or mailed and received at the principal executive offices of Disney:

•      not less than 90 nor more than 120 days before the first anniversary of the previous year’s annual meeting; or

•      if the date of the annual meeting is more than 30 days before or 70 days after the anniversary date of the previous year’s annual meeting, not less than 120 days before the annual meeting nor 10 days after public announcement by Disney of the date of the meeting.

Notwithstanding the above, in the event that the number of directors to be elected at the annual meeting is increased and there is no public announcement by Disney naming the additional nominees at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice with respect to nominees for the additional directorships will be considered timely if delivered to Disney’s principal executive offices no later than 10 days after Disney’s public announcement.

A Disney stockholder’s written notice must set forth:

•      as to any nominee, all information required to be disclosed in solicitations for proxies for election of directors in an election contest or otherwise required by federal securities laws;

•      as to any proposed business, a brief description of the business together with the reasons for conducting the business and any material interest of the Disney stockholder in the business; and

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•      as to the Disney stockholder making the nomination or proposal and as to any Disney stockholder on whose behalf the nomination or proposal is made, (A) the name and address of the Disney stockholder, (B) the class and number of shares of Disney capital stock owned by such Disney stockholder, (C) a representation that the Disney stockholder is a Disney stockholder and is entitled to vote at the meeting; and (D) a representation as to whether the Disney stockholder intends to distribute a proxy statement and/or solicit proxies in support of the nomination or proposal.

Disney may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of the nominee to serve as a Disney director.

The Disney bylaws further provide that nominations of persons for election to the Disney board of directors may be made at a special meeting of Disney stockholders:

•      by or at the direction of the Disney board of directors; or

•      if the Disney board of directors has specified in its notice of meeting that directors will be elected at the meeting, by any Disney stockholder who provides notice that complies with the notice procedures described above for annual meetings.

If the facts warrant, the chairman of the meeting will determine and declare that the nomination or proposed business was not properly made in accordance with the procedures summarized above. If the chairman of the meeting makes this determination, the nomination or proposed business will be disregarded or the proposed business will not be transacted, as the case may be.

Proxy	The Disney bylaws provide that each Disney stockholder represented at a meeting of Disney stockholders will be entitled to vote in person or by proxy.	The Pixar bylaws provide that each Pixar shareholder entitled to vote at a shareholder meeting has the right to vote in person or by proxy. A proxy will

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continue in full force and effect unless revoked by the proxy maker or Pixar receives written notice of the death or incapacity of the proxy maker. No proxy will be valid after 11 months of the date of the proxy, unless otherwise provided in the proxy.

Preemptive Rights	The Disney certificate of incorporation does not grant any preemptive rights.	The Pixar articles of incorporation do not grant any preemptive rights.

Dividends

The Disney certificate of incorporation states that subject to any preferences and relative, participating, optional or other special rights of any outstanding series of preferred stock and any qualifications or restrictions on the common stock or any class thereof created thereby, dividends may be declared and paid upon each class of common stock, upon the terms, with respect to each such class, and subject to the limitations provided for in the certificate of incorporation, as the board of directors may determine.

Under Section 170 of the Delaware General Corporations Law, Disney directors may, subject to any restrictions contained in its certificate of incorporation, declare and pay dividends upon the shares of its capital stock either

•      out of its surplus, as defined in and computed in accordance with Sections 154 and 244 of the Delaware General Corporations Law; or

•      in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Under Section 500 of the California General Corporation Law, Pixar may distribute dividends to its shareholders if:

•      the amount of Pixar’s retained earnings immediately prior to the distribution equals or exceeds the amount of the distribution; or

•      immediately after the distribution, (i) the sum of Pixar’s assets, exclusive of certain items, would be at least 1 1/4 times its liabilities, exclusive of certain items, and (ii) Pixar’s current assets would be at least equal to its current liabilities (but if the average of Pixar’s earnings for the two preceding fiscal years was less than the average of the interest expense, then at least equal to 1 1/4 times its current liabilities).

The Pixar articles of incorporation do not provide for any restrictions.

Limitation of Personal Liability of Directors	The Disney certificate of incorporation eliminates a Disney director’s personal liability to Disney or Disney’s stockholders for breach of fiduciary duty as a director, to the fullest extent permitted under the Delaware General Corporation Law. If the above provision is repealed or modified, the rights of directors will not be adversely affected with respect to any act or omission occurring prior to such repeal or modification.	The Pixar articles of incorporation eliminate a Pixar director’s personal liability for monetary damages to the fullest extent permitted under California law.

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Indemnification of Officers and Directors	The Disney certificate of incorporation and bylaws provide that Disney will indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Disney or such director or officer was acting at the request of Disney. No amendment or repeal of the above provision will affect any rights to indemnification with respect to acts or omissions occurring prior to the amendment or repeal.	The Pixar articles of incorporation and bylaws provide that Pixar will, to the maximum extent permitted by the California General Corporation Law, indemnify each of its directors and officers against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Pixar.

Dissenters’ Rights	The Disney stockholders are not entitled to appraisal or dissenters’ rights under Section 262 of the Delaware General Corporation Law in connection with the merger because Disney is not a constituent corporation in the merger.	Pixar shareholders will be entitled to dissenters’ rights in the merger if the holders of at least 5% of the outstanding Pixar shares make demand requests under Chapter 13 of the California General Corporation Law. See “The Merger—Dissenters’ Rights” beginning on page 63.

Certain Business Combination Restrictions

Section 203 of the Delaware General Corporation Law protects publicly-traded Delaware corporations, such as Disney, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

A corporation may elect not to be governed by Section 203 of the Delaware General Corporation Law. Neither the Disney certificate of incorporation nor the Disney bylaws contains the election not to be governed by Section 203 of the Delaware General Corporation Law. Therefore, Disney is governed by Section 203 of the Delaware General Corporation Law. This provision does not apply to Disney in the merger.

There is no equivalent provision to Section 203 of the Delaware General Corporation Law under California law. However, the California General Corporation Law does provide that, except where the fairness of the terms and conditions of the transaction have been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority

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shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

Vote on Certain Fundamental Issues

The Disney certificate of incorporation provides that certain proposed business combinations between Disney and an interested person (defined as an owner, of record or beneficially, of 5% or more of any class of Disney voting securities) be approved by four-fifths (4/5) of the outstanding stock of Disney entitled to vote.

Business combinations subject to these provisions include: (i) any merger or consolidation to which Disney, or any of its subsidiaries, and an interested person are parties; (ii) any sale or other disposition by Disney, or any of its subsidiaries, of all or substantially all of its assets to an interested person; (iii) any purchase or other acquisition by Disney, or any of its subsidiaries, of all or substantially all of the assets or stock of an interested person; and (iv) any other transaction with an interested person which requires the approval of the stockholders of Disney under the Delaware General Corporation Law.

This requirement does not apply to any transaction described above if: (i) such transaction is approved by resolution of Disney’s board of directors, provided that a majority of the members of the board of directors voting for the approval of such transaction were duly elected and acting members of the board of directors prior to the date that the person, firm or corporation, or any group thereof, with whom such transaction is proposed, became an interested person; or (ii) the requirement of a 4/5 vote is prohibited by the Delaware General Corporation Law.

The Pixar articles of incorporation and bylaws have no comparable provision regarding voting on certain fundamental issues.

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Certain Share Repurchases	Disney’s bylaws prevent it from acquiring any of its voting equity securities at a price exceeding the greater of the then–current market price of such securities or the average market price of such securities for the preceding thirty trading days from any person or group who or that is the beneficial owner of more than 2% of Disney’s voting securities, unless the acquisition of such securities is (a) effected pursuant to the same offer and on terms extended to all holders of securities of such class and to all holders of any other class from or into which such securities may be converted, or (b) approved by a vote of a majority of the shares cast, excluding those owned by the beneficial owner whose shares are being acquired by Disney. However, Disney’s bylaws do not restrict it from acquiring shares in other circumstances, including: (i) reacquiring shares in the open market or in block trades pursuant to a stock repurchase program approved by the board of directors, in each case in accordance with the requirements of SEC Rule 10b-18 or any successor rule or (ii) reacquiring shares pursuant to the terms of a stock option plan that has been approved by a vote of a majority of the shares of common stock.	The Pixar articles of incorporation and bylaws have no comparable provision regarding share repurchases.

FUTURE PIXAR SHAREHOLDER PROPOSALS

Pixar will hold a 2006 annual meeting of shareholders only if the merger is not completed. Any proposal of a shareholder of Pixar which is intended to be presented by such shareholder at Pixar’s 2006 annual meeting of shareholders (if it is held) must be received by Pixar no later than March 13, 2006, in order for such proposal to be considered for inclusion in Pixar’s proxy statement and form of proxy relating to such meeting.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP will pass upon the validity of the shares of Disney offered by this proxy statement/prospectus.

Certain United States federal income tax consequences of the merger will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP and/or Dewey Ballantine LLP and/or Wilson Sonsini Goodrich & Rosati, Professional Corporation for Disney and Pixar.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to The Walt Disney Company’s Current Report on Form 8-K dated February 16, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Pixar as of January 1, 2005 and January 3, 2004, and for each of the years in the three-year period ended January 1, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2005, have been incorporated by reference herein and in the registration statement of which this proxy statement/prospectus is a part in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Disney and Pixar file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Disney or Pixar at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Disney and Pixar are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Disney has filed a registration statement on Form S-4 to register with the SEC the Disney common stock to be issued to Pixar shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Disney, in addition to being a proxy statement of Pixar for its Special Meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Disney, Disney common stock and Pixar. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Disney and Pixar to “incorporate by reference” information into this proxy statement/prospectus. This means that Disney and Pixar can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. Neither Disney nor Pixar incorporate the contents of their websites into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Disney and Pixar have previously filed with the SEC. They contain important information about Disney and Pixar and their financial condition. The following documents, which were filed by Disney with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Disney’s annual report on Form 10-K for the fiscal year ended October 1, 2005, filed with the SEC on December 7, 2005;

•	Disney’s quarterly report on Form 10-Q for the quarterly period ended December 31, 2005, filed with the SEC on February 6, 2006;

•	Disney’s current report on Form 8-K dated December 30, 2005, filed with the SEC on January 3, 2006;

•	Disney’s current report on Form 8-K dated January 24, 2006, filed with the SEC on January 26, 2006;

•	Disney’s current report on Form 8-K dated February 6, 2006, filed with the SEC on February 6, 2006;

•	Disney’s current report on Form 8-K dated February 6, 2006, filed with the SEC on February 10, 2006;

•	Disney’s current report on Form 8-K dated February 16, 2006, filed with the SEC on February 17, 2006; and

•	the description of Disney’s common stock contained in its registration statement on Form 8-A filed with the SEC on November 17, 1999 and any amendment or report filed with the SEC for the purpose of updating the description.

The following documents, which were filed by Pixar with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Pixar’s annual report on Form 10-K for the fiscal year ended January 1, 2005, filed with the SEC on March 17, 2005;

•	Pixar’s quarterly report on Form 10-Q for the quarterly period ended April 2, 2005, filed with the SEC on May 12, 2005;

•	Pixar’s quarterly report on Form 10-Q for the quarterly period ended July 2, 2005, filed with the SEC on August 11, 2005;

•	Pixar’s quarterly report on Form 10-Q for the quarterly period ended October 1, 2005, filed with the SEC on November 10, 2005;

•	Pixar’s current report on Form 8-K dated April 4, 2005, filed with the SEC on April 5, 2005;

•	Pixar’s current report on Form 8-K dated January 24, 2006, filed with the SEC on January 24, 2006;

•	Pixar’s current report on Form 8-K dated January 24, 2006 filed with the SEC on January 26, 2006;

•	Pixar’s current report on Form 8-K dated January 27, 2006 filed with the SEC on February 2, 2006; and

•	the description of Pixar’s common stock contained in its registration statement on Form 8-A filed with the SEC on October 10, 1995 and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, Disney and Pixar incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the Special Meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 7.01 or Item 8.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD under the Exchange Act, as well as proxy statements.

Disney and Pixar also incorporate by reference the agreement and plan of merger attached to this proxy statement/prospectus as Annex A and the voting agreement attached to this proxy statement/prospectus as Annex B.

Disney has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Disney and Pixar has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Pixar.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus through Disney or Pixar, as the case may be, or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Disney and Pixar without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Disney stockholders and Pixar shareholders may request a copy of such documents by contacting the applicable department at:

The Walt Disney Company 500 South Buena Vista Street, MC9722 Burbank, California 91521 (818) 553-7200 Attn: Shareholder Services Department	Pixar 1200 Park Avenue Emeryville, California 94608 (510) 752-3000 Attn: Investor Relations

In addition, you may obtain copies of the information relating to Disney, without charge, by sending an e-mail to investor.relations@disneyonline.com.

You may obtain copies of the information relating to Pixar, without charge, by sending an e-mail to ir@pixar.com.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE PIXAR SPECIAL MEETING, PIXAR SHOULD RECEIVE YOUR REQUEST NO LATER THAN                     , 2006.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Disney common stock in the merger should create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

THE WALT DISNEY COMPANY,

LUX ACQUISITION CORP.

and

PIXAR

Dated as of January 24, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 24, 2006, by and among The Walt Disney Company, a Delaware corporation (“Parent”), Lux Acquisition Corp., a California corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Pixar, a California corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the transactions contemplated hereby, and each has determined that the Merger (as defined in Section 2.1) is in the best interests of their respective companies and stockholders or shareholders and, accordingly, have each agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution hereof, in order to induce Parent to enter into this Agreement, Mr. Steven P. Jobs (the “Principal Shareholder”) is entering into a voting agreement, dated as of the date hereof, between the Principal Shareholder and Parent pursuant to which the Principal Shareholder has agreed to vote a number of his shares of Company Common Stock (as defined in Article I), representing forty percent (40%) of the shares of the Company Common Stock outstanding and entitled to vote on the record date for any vote of shareholders of the Company on this Agreement and the transactions contemplated hereby, in favor of the approval of the principal terms of this Agreement and the Merger.

WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized and certain other terms used in this Agreement have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

“Acquisition Agreement” shall have the meaning set forth in Section 6.3(a).

“Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition by any Person after the date hereof of twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of the Company, (ii) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which would result in any Person owning twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of the Company, (iii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, (iv) any other transaction which would, directly or indirectly, result in a Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), or (v) any combination of the foregoing.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Affiliate Letter” shall have the meaning set forth in Section 6.13.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.4.

“Benefit Plan” shall have the meaning set forth in Section 4.10(a).

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Law or other governmental action to close.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“CGCL” shall mean the California General Corporation Law.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company 401(k) Plan” shall have the meaning set forth in Section 6.14(b).

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.4(a).

“Company Affiliates” shall have the meaning set forth in Section 6.13.

“Company Certificate” shall have the meaning set forth in Section 3.5.

“Company Common Stock” shall mean the common stock of the Company, no par value per share.

“Company Contract” shall have the meaning set forth in Section 4.12(a).

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Employees” shall mean the employees of the Company or its Subsidiaries as of the Effective Time.

“Company Financial Advisor” shall have the meaning set forth in Section 4.22.

“Company Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Company MAE Proviso” shall have the meaning set forth in the definition of “Company Material Adverse Effect” in Article I hereof.

“Company Material Adverse Effect” shall mean a fact, event or circumstance which is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether that has been or will or could be, a “Company Material Adverse Effect”: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the Company or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Parent or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of the Company’s stock, in and of itself, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in market price or trading volume, (E) any failure by the Company to meet published revenue or earnings projections, in and of itself, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet published revenue or earnings projections, and (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s shareholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement, the Merger or any other transactions contemplated hereby; provided, further, however, that for purposes of Section 7.2(c), a “Company Material Adverse Effect” shall include (any of the following being referred to as the “Company MAE Proviso”) (1) the loss of the services of either or both of the Company Employees identified on Section 7.2(c)(i) of the Parent Disclosure Schedule by reason of death, disability or otherwise, (2) the loss of the services of a majority of the Company Employees identified on Schedule 7.2(c)(ii) of the Parent Disclosure Schedule by reason of death, disability or otherwise (other than as a result of a voluntary leave of absence), (3) receipt of notice by the Company and/or its Subsidiaries from (a) either or both of the Company Employees identified on Section 7.2(c)(i) of the Parent Disclosure Schedule and/or (b) a majority of the Company Employees identified on Schedule 7.2(c)(ii) of the Parent Disclosure Schedule, in either case, that they intend to terminate their employment with the Company or its Subsidiaries after the Effective Time, and (4) any combination of the foregoing clauses (2) and (3) with respect to the Company Employees identified on Schedule 7.2(c)(ii) of the Parent Disclosure Schedule.

“Company Option” shall have the meaning set forth in Section 3.4(b).

“Company Permits” shall have the meaning set forth in Section 4.14(a).

“Company Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 4.4.

“Company Shareholder Meeting” shall have the meaning set forth in Section 4.24.

“Company Stock Plans” shall mean the Company’s 1995 Stock Plan, 1995 Director Option Plan and 2004 Equity Incentive Plan.

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

“D&O Insurance” shall have the meaning set forth in Section 6.10(b).

“Development Projects” means all Films other than Library Films and Films in Progress that are being developed, produced or acquired (by license or otherwise), or that have been proposed to be developed, produced or acquired, by or on behalf of the Company or any of its Subsidiaries for which pre-production has not commenced, regardless of the stage of development of such work or project and including any abandoned or “turnaround” works or projects.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.3(a).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Elements” shall mean the following physical embodiments of or relating to a Film or its elements wherever located (including in any film laboratory or storage facility), in any video, audio or other format (including PAL, NTSC and high definition) and whether existing on film, print, tape, disc or other media: (i) all positive, negative, fine grain and answer prints; (ii) all exposed or developed film, pre-print materials (including positives, interpositives, negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised), subtitles, special effects, cutouts, stock footage, outtakes, tabs and trims; (iii) all sound and music tracks, audio and video recordings of all types and gauges (whether analog, digital or otherwise) in all languages and (iv) all cells, drawings, storyboards, models, sculptures, puppets, bibles, outlines, scripts, screenplays, marketing and publicity materials and other physical properties of every kind and nature relating to a Film or its elements in whatever state of completion.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any Company Subsidiary or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and regulations and common laws relating to pollution, protection of human health or worker safety (as such matters relate to Materials of Environmental Concern) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” shall have the meaning set forth in Section 4.10(a).

“ERISA Affiliate” shall have the meaning set forth in Section 4.10(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.5.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.

“Exchange Fund” shall have the meaning set forth in Section 3.5.

“Exploit” shall mean, with respect to the Films, to release, reproduce and distribute, perform, display, exhibit, broadcast or telecast, license, or sell, market, create merchandising or otherwise commercially exploit by any and all known or new or changed (i) technology, (ii) uses, (iii) media, (iv) formats, (v) modes of transmission and (vi) methods of distribution, dissemination or performance. The meaning of the term “Exploitation” shall be correlative to the foregoing.

“Films” shall mean all motion pictures (including features, shorts and trailers), television, cable or satellite programming (including on-demand and pay-per-view programming), Internet programming, direct-to-video/DVD programming or other live action, animated, filmed, taped or recorded entertainment of any kind or nature, known or unknown, and all components thereof, including titles, themes, content, dialogue, characters, plots, concepts, scenarios, characterizations, elements and music (whether or not now known or recognized) as to which the Company or any of its Subsidiaries owns or controls any right, title or interest, including: (i) completed and released works or projects; (ii) works or projects in any stage of progress, including works or projects in development and/or pre-production, in principal photography and/or post-production, and completed but not released as of the Closing Date; (iii) “turnaround” works or projects; (iv) copyright and other intellectual property or proprietary rights in and to the literary, dramatic and musical and other material associated with or related to or necessary to the Exploitation of the works or projects referred to in the foregoing clauses (i) through (iii); (v) to the extent related to the works or projects referred to in the foregoing clauses (i) through (iii), sequel, prequel and remake rights and other derivative production rights, including all novelization, merchandising, character, serialization, game and interactive rights; (vi) all other allied, ancillary, subsidiary and derivative rights (including theme park rights), known and unknown, throughout the world related to the works and projects referenced in the foregoing clauses (i) through (v); and (vii) all contractual and other rights associated with or related to such works or projects referenced in the foregoing clauses (i) through (v), whether in any media now known or hereafter developed. For the avoidance of doubt, the term “Films” shall include all Library Films, Films in Progress and Development Projects.

“Films In Progress” shall have the meaning set forth in Section 4.20.

“Foreign Plan” shall have the meaning set forth in Section 4.10(m).

“Form S-4” shall have the meaning set forth in Section 6.6.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any governmental body, court, agency, official or regulatory or other authority, whether federal, state, local or foreign.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 6.10(a).

“Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“IP Contracts” shall have the meaning set forth in Section 4.18(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” or any similar formulation of knowledge shall mean the actual knowledge (after reasonable inquiry) of those members of senior management of the Company or Parent, as the case may be, whose duties would, in the normal course of the Company’s or Parent’s affairs, as the case may be, result in such member or members having such knowledge.

“Law” shall mean any statute, law, ordinance, rule, regulation or other enforceable requirement of any Governmental Entity.

“Library Films” shall mean any and all Films that have been completed and/or acquired, delivered, and for which the Exploitation has commenced on or prior to the date of this Agreement, and any and all additional Films that have been completed and/or acquired, delivered, and for which the Exploitation has commenced after the date of this Agreement, but on or prior to the Closing Date. For the avoidance of doubt, the term “Library Films” shall include all Films other than Films In Progress and Development Projects.

“Liens” shall mean, with respect to any asset, pledges, mortgages, title defects or objections, claims, liens, charges, encumbrances and security interests of any kind or nature.

“Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus or mold.

“Maximum Annual Premium” shall have the meaning set forth in Section 6.10(b).

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Consideration” shall have the meaning set forth in Section 3.1.

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“NASD” shall mean the National Association of Securities Dealers.

“Non-Competition Agreement” shall mean a Contract that prohibits or materially restricts the ability of the Company or any of its Subsidiaries to operate in any geographical area or compete or operate in any line of business in which the Company or such Subsidiary, as applicable, presently is engaged, other than (a) provisions relating to geographic exclusivity and/or exclusivity by medium or manner of Exploitation contained in agreements for the Exploitation of Films or Intellectual Property licenses or (b) channel distribution restrictions.

“Non-Owned Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.4(c).

“NYSE” shall mean the New York State Exchange.

“Order” shall mean any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.

“Owned Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Closing Share Price” shall mean the average of the daily volume weighted average sale price of one share of Parent Common Stock for the five trading days immediately preceding the Closing Date on the NYSE.

“Parent Common Stock” shall mean the common stock of Parent, par value $0.01 per share.

“Parent Disclosure Schedule” shall have the meaning set forth in Article V.

“Parent Financial Advisors” shall have the meaning set forth in Section 5.10.

“Parent IP” shall have the meaning set forth in Section 4.18(a).

“Parent MAE Proviso” shall have the meaning set forth in the definition of “Parent Material Adverse Effect” in Article I hereof.

“Parent Material Adverse Effect” shall mean a fact, event or circumstance which is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether that has been or will or could be, a “Parent Material Adverse Effect”: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which Parent or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of the Company or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of Parent’s stock, in and of itself, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in market price or trading volume, (E) any failure by Parent to meet published revenue or earnings projections, in and of itself, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet published revenue or earnings projections, and (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of Parent’s stockholders (on their own behalf or on behalf of Parent) arising out of or related to this Agreement, the Merger or any other transactions contemplated hereby provided, further, however, that for purposes of Section 7.3(c), a “Parent Material Adverse Effect” shall include (the following being referred to as the “Parent MAE Proviso”) the loss of the services of the individual identified on Section 7.3(c) of the Company Disclosure Schedule as indicated on Section 7.3(c) of the Company Disclosure Schedule.

“Parent Permits” shall have the meaning set forth in Section 5.8(a).

“Parent Preferred Shares” shall have the meaning set forth in Section 5.2(a).

“Parent SEC Documents” shall have the meaning set forth in Section 5.5(a).

“Patents” shall have the meaning set forth in Section 4.18(a).

“Pension Plans” shall have the meaning set forth in Section 4.10(a).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entities.

“Principal Shareholder” shall have the meaning set forth in the Recitals hereto.

“Proxy Statement” shall have the meaning set forth in Section 4.5(a).

“Qualified Acquisition Proposal” shall have the meaning set forth in Section 8.3(a).

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” shall have the meaning set forth in Section 6.3(a).

“Reinstated Recommendation” shall have the meaning set forth in Section 6.5.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.7(a).

“SEC” shall mean the United States Securities and Exchange Commission or the staff thereof.

“Secretary of State” shall have the meaning set forth in Section 2.3.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separate Film” shall have the meaning set forth in Section 4.18(b).

“Software Products” shall have the meaning set forth in Section 4.18(b).

“Subsidiary” of any Person shall mean (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the provisions in the definition of Acquisition Proposal adjusted to increase the percentages referenced therein to one hundred percent (100%)) which the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be more favorable to the shareholders of the Company as compared to the transactions provided for herein (including any revisions to this Agreement made or proposed in writing by Parent) and any alternative transaction proposed in writing by Parent in accordance with Section 6.4(c) hereof, taking into account, among other things, (i) the Person making such Acquisition Proposal, (ii) the likelihood that the transaction contemplated by such Acquisition Proposal will be consummated and the timing thereof, (iii) the terms and conditions of this Agreement and such Acquisition Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition and (iv) any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination and any alternative transaction proposed in writing by Parent in accordance with Section 6.4(c) hereof.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

“Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

“Tax Opinions” shall have the meaning set forth in Section 6.17.

“Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 8.3(a).

“Trade Secrets” shall have the meaning set forth in Section 4.18(a).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Welfare Plans” shall have the meaning set forth in Section 4.10(a).

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, on the Closing Date, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the CGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Pacific time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Article VII of this Agreement, other than those conditions that by their nature cannot be satisfied until the Closing (but subject to the satisfaction of those conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1100, Palo Alto, California 94301, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.3 Effective Time. Concurrently with the Closing, the parties hereto shall file this Agreement together with the related officers’ certificates required by Section 1103 of the CGCL, in a customary form (the “Certificate of Merger”), with the Secretary of State of the State of California (the “Secretary of State”). The parties hereto shall make all other filings, recordings or publications required by the CGCL in connection with the Merger. The Merger shall become effective at the time specified in the Certificate of Merger (the time at which the Merger becomes effective being the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the CGCL. From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

Section 2.5 Articles of Incorporation and By-Laws.

(a) At the Effective Time, subject to the terms of Section 6.10(a) hereof, the articles of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Date, shall be amended and restated in their entirety to reflect the terms of the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that Article I thereof shall provide that the name of the Surviving Corporation shall be “Pixar”), until duly amended as provided therein or by applicable Law.

(b) At the Effective Time, subject to the terms of Section 6.10(a) hereof, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until duly amended as provided therein or by applicable Law.

Section 2.6 Directors and Officers.

(a) At the Effective Time, the size of the board of directors of the Surviving Corporation shall be increased to a number equal to the number of members of the board of directors of the Company and Merger Sub immediately prior to the Effective Time. At the Effective Time, the directors of the Company and Merger Sub immediately prior to the Effective Time shall be the members of the initial board of directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation or by-laws of the Surviving Corporation or as otherwise provided by Law. Parent shall not cause the removal of the directors from the board of directors of the Surviving Corporation until it has filed any registration statements on Form S-8 as contemplated by Section 3.4(c).

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly chosen and qualified, as the case may be.

Section 2.7 Additional Actions. Notwithstanding anything to the contrary in this Agreement, in the event that the tax opinions contemplated by Section 7.1(g) cannot be delivered at the Closing, the parties hereto shall negotiate in good faith to take additional actions in conjunction with and/or immediately following the Merger to permit the opinions referred to in Section 7.1(g) to be given except that “Section 368(a)” shall be substituted for “Section 368(a)(2)(E)” therein. Nothing in this section 2.7 shall be interpreted as requiring any change in the amount or kind of consideration payable to any Company shareholder in connection with the Merger.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into 2.3 shares (the “Exchange Ratio”) of Parent Common Stock (the “Merger Consideration”), subject to Section 3.2. The Exchange Ratio shall be appropriately and equitably adjusted to reflect fully the effect of any stock split, reverse stock split, reclassification, recapitalization, consolidation, exchange or like change with respect to Parent Common Stock or Company Common Stock or any extraordinary dividend or distribution with respect to Parent Common Stock, in each case, occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

Section 3.2 No Fractional Shares; Treasury Stock and Parent-Owned Company Common Stock.

(a) Notwithstanding any other provision of this Agreement, no certificates for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Parent Closing Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(b) Notwithstanding any other provision of this Agreement, all shares of Company Common Stock that are (i) held by the Company as treasury shares or (ii) owned by Parent or any Subsidiary of Parent, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

Section 3.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that the applicable requirements of Section 1300(b) of the CGCL have been satisfied, shares of Company Common Stock which were outstanding on the date for the determination of shareholders entitled to vote on the Merger and which were voted against the Merger or did not consent thereto in writing (if such action is taken by written consent) and the holders of which have demanded that the Company purchase such shares at their fair market value in accordance with Section 1301 of CGCL and have submitted such shares for endorsement in accordance with Section 1302 of CGCL and have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to purchase for case under CGCL (the “Dissenting Shares”) shall not be converted into the Merger Consideration, but, instead, the holders thereof shall be entitled to have their shares purchased by the Company for cash at the fair market value of such Company Dissenting Shares as agreed upon or determined in accordance with the provisions of Section 1300 et seq. of CGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to payment under CGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time of the Merger, into the Merger Consideration set forth in Section 3.1 hereof, without any interest thereon.

(b) The Company shall give Parent (i) prompt notice of any demands pursuant to Section 1300 et seq. of CGCL received by the Company, withdrawals of such demands and any other instruments served pursuant to CGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands under Section 1300 et seq. of CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 3.4 Options.

(a) At the Effective Time, Parent shall assume the Company Stock Plans as well as the rights, duties and obligations of the Company with respect to the administration of such plans.

(b) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each, a“Company Option”) which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed and shall be converted into an option to acquire, on the same terms and conditions as were applicable to the original Company Option, that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share of Company Common Stock, at a price per share (rounded up the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Option divided by the Exchange Ratio; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. The parties will make good faith efforts to make equitable adjustments to ensure that the conversions of Company Options contemplated by this Section 3.4(b) comply with Section 409A of the Code. Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 3.4.

(c) On the same day as the Effective Time (if it has not done so prior thereto), Parent shall prepare and file with the SEC a registration statement on Form S-8 to register the sale of shares of Parent Common Stock issuable pursuant to the Company Options assumed by Parent pursuant to Section 3.4(a), and Parent shall cause such registration statement to become and remain effective until the earlier of (i) the date on which all such assumed Company Options are no longer outstanding and (ii) the date on which all such shares of Parent Common Stock issuable pursuant to all such assumed Company Options are tradable without restriction as to volume pursuant to Rule 144 of the Securities Act. In addition, Parent shall take further actions as may be reasonably necessary to include under such registration statement all shares of Parent Common Stock issuable pursuant to all such assumed Company Options of those persons who are directors of the Company immediately prior to the Effective Time.

Section 3.5 Exchange Agent. Parent shall appoint an agent (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Company Certificates”) for the Merger Consideration. At or promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Certificates, for exchange in accordance with this Article III, certificates representing the shares of Parent Common Stock and an estimated amount of cash sufficient to pay any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

Section 3.6 Exchange Procedures. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing the shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock, if any, into which the shares of Company Common Stock represented by such Company Certificate or Company Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Company Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to the provisions of this Article III, a check representing the amount of cash (if any) payable in lieu of fractional shares of Parent Common Stock which such former holder has the right to receive in respect of the Company Certificate surrendered pursuant to the provisions of this Article III, and any dividends or other distributions to which such holder shall have become entitled pursuant to Section 3.6(b), and the Company Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

(b) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with this Article III. After the surrender of a Company Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Parent Common Stock represented by such Company Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in the name of a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented for transfer to Parent, the Surviving Company or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve months after the Effective Time shall be paid, at the request of Parent, to Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock held by such shareholder at the Effective

Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g) Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax Law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

Section 3.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations, or otherwise, to take, and they will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

Section 3.8 Capital Stock of Merger Sub. No shares of Merger Sub stock will be issued directly or indirectly in the Merger. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (i) in the disclosure schedule delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided that any disclosure in the Company Disclosure Schedule, relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections or subsections), and (ii) in the Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. The Company (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of California, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of its articles of incorporation and by-laws and all the amendments thereto, as currently in effect.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value per share, of the Company (“Company Preferred Stock”). As of January 1, 2006, (i) 119,297,468 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 16,709,252 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (iv) no shares of Company Common Stock were reserved for issuance under the Company’s 1995 Stock Plan, (v) no shares of Company Common Stock were reserved for issuance under the Company’s 1995 Director Option Plan, and (vi) 6,687,706 shares of Company Common Stock were reserved for issuance under the Company’s 2004 Equity Incentive Plan. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in the Company, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company or any Subsidiary of the Company, or obligations of the Company or any Subsidiary of the Company to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, the Company, or obligations of the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Company, or to vote or to dispose of any shares of capital stock of the Company.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of January 1, 2006, held outstanding Company Options under the Company Stock Plans or under any other equity incentive plan of the Company and its Subsidiaries, indicating, with respect to each Company Option then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Option, the name of the plan under which such Company Option was granted, the exercise price, date of grant, vesting schedule and expiration date thereof, including to the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. Since November 29, 1995, each Company Option has been granted with an exercise price equal to the fair market value of the shares of Company Common Stock subject to such Company Options on the date of grant. The Company has made available to Parent true, complete and correct copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Options.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries. No agreement or other document grants or imposes on any shares of the capital stock of the Company any right, preference, privilege or transfer restrictions with respect to the transactions contemplated by this Agreement (including any rights of first refusal).

Section 4.3 Subsidiaries.

(a) Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each Subsidiary, and all amendments thereto, as currently in effect.

(b) All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the outstanding capital stock or securities of, or other ownership interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests). There are no outstanding (i) shares of capital stock, debt securities or voting securities or other ownership interests of any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Subsidiary of the Company, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Subsidiary of the Company, or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any Subsidiary of the Company, or to vote or to dispose of any shares of the capital stock or other ownership interests of any Subsidiary of the Company.

(c) Section 4.3(c) of the Company Disclosure Schedule lists (i) each Subsidiary of the Company, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries and as set forth on Section 4.3(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

Section 4.4 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the approval of the principal terms of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 4.5 Consents and Approvals; No Violations.

(a) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of the agreements of, and obligations under, this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Law or regulation, (iii) the filing with the SEC of (A) a proxy statement relating to the approval by the shareholders of the Company of the principal terms of this Agreement and the Merger (the “Proxy Statement”) and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) the filing of the Certificate of Merger or other documents as required by the CGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(b) Subject to the approval of the principal terms of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock, the execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance by the Company of its agreements and obligations under this Agreement will not, (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of the Company or any similar organizational documents of any of its Subsidiaries, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Books and Records. The Company’s and its Subsidiaries’ books, accounts and records are, and have been, in all material respects, maintained in the Company’s and its Subsidiaries’ usual, regular and ordinary manner, in accordance with GAAP, as applicable, and all material transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein.

Section 4.7 SEC Reports and Financial Statements.

(a) The Company has filed, or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). The Company SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, Securities Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”), and the applicable rules and regulations of the SEC thereunder. No Subsidiary of the Company is required to make any filings with the SEC.

(b) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

Since January 1, 2003, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f) There are no amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act and (ii) the Company SEC Documents themselves. The Company has timely responded to all comment letters of the Staff of the SEC relating to the Company SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has heretofore made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2003. None of the Company SEC Documents is to the Company’s Knowledge the subject of ongoing SEC review.

Section 4.8 Absence of Company Material Adverse Effect. Since January 1, 2005 through the date hereof, there have not been any events that have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for (including any liability for breach of Contract, breach of warranty, torts, infringements, claims or lawsuits), which individually or in the aggregate have had, or would be reasonably likely to have, a Company Material Adverse Effect.

Section 4.10 Benefit Plans; Employees and Employment Practices.

(a) Section 4.10 of the Company Disclosure Schedule contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA and sometimes referred to herein as “Welfare Plans”) and each other “Benefit Plan” (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement (including any employment agreement) to provide medical, health, disability, life, bonus, incentive, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, incentive insurance, fringe or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of (i) any current independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries or ERISA Affiliates and (ii) any former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries or ERISA Affiliates who still have benefits payable by the Company or any of its Subsidiaries or ERISA Affiliates. The Company has delivered or made available to Parent true, complete and correct copies of (i) each Benefit Plan, including all amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required) with all required attachments, (iii) the most recent summary plan description and all subsequent summaries of material modifications for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity Contract relating to any Benefit Plan required, (v) the most recent determination letter from the IRS, if any and (vi) copies of the actuarial reports, if required under ERISA, with respect to each Pension Plan for the last three (3) plan years ending prior to the date of this Agreement. To the Company’s Knowledge, each Benefit Plan has been established, funded, maintained and administered in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no amendments to any Benefit Plan, except where required by applicable Law, or the establishment of any new Benefit Plan, that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken or committed to make any such amendments or to adopt or approve any new plans.

(b) All Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs and, no circumstances exist and no events have occurred that could adversely affect the qualification of any Pension Plan or the related trust. No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(c) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any Pension Plan that is subject to Title IV of ERISA. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever contributed to or been requested to contribute to any “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA.

(e) With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a “welfare benefits fund,” as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self insured, and (iii) each such Welfare Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code that is maintained by a ERISA Affiliate is in compliance with the applicable requirements of Section 4980B(f) of the Code.

(f) Neither the Company, nor any of its Subsidiaries, nor any Person acting on behalf of the Company or its Subsidiaries has made or entered into any legally binding commitment (including loans) with, any current or former directors, officers, employees, consultants or independent contractors of the Company, any of its Subsidiaries or of any ERISA Affiliate to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any plans or arrangements provided by Parent will be made available to such employees or (v) any trusts or other funding mechanisms will be required to be funded.

(g) Neither the Company, its Subsidiaries or any ERISA Affiliate has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans other than Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or any other applicable Law.

(h) To the Company’s Knowledge, all contributions or premiums owed by the Company or any of its Subsidiaries with respect to Benefit Plans under Law, Contract or otherwise have been made in full and on a timely basis and the Company or its Subsidiaries are not obligated to contribute with respect to any Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due.

(i) To the Company’s Knowledge, no Pension Plan or Welfare Plan or any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exemption is not available.

(j) There are no pending or, to the Company’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Each currently outstanding Company Option or similar arrangement on the date of its issuance had an exercise price equal to or greater than the fair market value of Company Common Stock on such date.

(l) No amounts payable under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) of the Code.

(m) With respect to each Benefit Plan that is subject to the Laws or applicable customs or rules of relevant jurisdictions other than the United States (each, a “Foreign Plan”): (i) each Foreign Plan is in compliance in all material respects with the applicable provisions of the Laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan; (ii) each Foreign Plan has been administered at all times and in all material respects in accordance with its terms; (iii) there are no pending investigations by any Governmental Entity involving any Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, create or otherwise result in any material liability, accelerated payment or any enhanced benefits with respect to any Foreign Plan and (v) all liabilities with respect to each Foreign Plan have been funded in accordance with the terms of such Foreign Plan and have been properly reflected in the financial statements of the Company and its Subsidiaries.

Section 4.11 Employment/Labor.

(a) To the Company’s Knowledge, no officer or employee of, or consultant to, the Company or any Subsidiary is, or is expected to be, in violation of any term of any Contract relating to employment, consulting, proprietary information, noncompetition, nonsolicitation or any other Contract including those matters relating to (i) the relationship of any such officer, employee or consultant with the Company or any Subsidiary or with any other party or (ii) unfair competition, trade secrets or proprietary information, and to the Company’s Knowledge, the continued employment or engagement of the Company’s or Subsidiary’s officers, employees and consultants does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach or other material violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or its Subsidiaries is a party.

(b) The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries. There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations, material grievances or other labor disputes pending or, to the Company’s Knowledge, threatened between the Company or its Subsidiaries and any representatives of any of their employees or affecting the Company or its Subsidiaries nor have any such events occurred in the past three (3) years. No labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or its Subsidiaries nor have any such events occurred in the past three (3) years. To the Company’s Knowledge, neither the Company nor its Subsidiaries, nor their respective employees, agents or representatives, has committed an unfair labor practice. Neither the Company nor its Subsidiaries is the subject of any proceeding asserting that any of them has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There are no pending or, to the Company’s Knowledge, threatened complaints, charges or claims against the Company or any of its Subsidiaries brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of any employees or other persons providing services to or on behalf of the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries is a party to, or otherwise bound by any Order relating to employees or employment practices.

(c) To the Company’s Knowledge, the Company and its Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including all such Laws and Orders relating to discrimination, civil rights, safety and health, workers’ compensation, wages, hours, overtime classification, employment standards, including the WARN Act, the California

WARN Act (California Labor Code Section 1400, et seq.), Title VII of the Civil Rights Act of 1964, California Fair Employment and Housing Act, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA, Family and Medical Leave Act and California Family Rights Act.

(d) To the Company’s Knowledge, the Company and each Subsidiary has, in all material respects, properly classified the employment or other service status of all employees and other persons providing services to or on behalf of the Company or any of its Subsidiaries for purposes of (i) all applicable Laws and Orders, (ii) the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement and (iii) the collection and payment of withholding and/or social security Taxes and any similar Tax.

(e) The Company has listed all material written personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company and/or its Subsidiaries in Section 4.11(e) of the Company Disclosure Schedule and provided true and complete copies thereof to Parent.

(f) To the Company’s Knowledge no Governmental Entity responsible for the enforcement of any immigration, worker health and safety, labor or employment Laws of any sort intends to conduct or is conducting an investigation with respect to or relating the Company and/or any of its Subsidiaries.

Section 4.12 Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents (such Contracts, the “Company Contracts”) have been so filed. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any other party, (i) is in violation or breach of or in default under nor does there exist any condition which together with the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under any Company Contract, or (ii) has otherwise failed to exercise an option under any Company Contract which may adversely impact the Company’s or any of its Subsidiaries’ rights under a Company Contract, in each case, except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any material Contract to which the Company or any of its Subsidiaries is a party has alleged that the Company or any Subsidiary is in material violation or material breach of or in material default under any such material Contract or has notified the Company or any Subsidiary of an intention to modify any material terms of or not to renew any such material Contract. Since January 1, 2005, neither the Company nor any of its Subsidiaries has released or waived any material right under any such material Contract other than in the ordinary course of business.

(b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any undischarged written or oral (i) Non-Competition Agreement or (ii) agreement not entered into in the ordinary course of business between the Company and any of its Affiliates other than any Subsidiary of the Company.

Section 4.13 Litigation. There is no suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to the Company’s Knowledge, threatened within the three year period prior to the date hereof against the Company or any of its Subsidiaries or their respective assets or properties. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order or Orders. There is no suit, claim, action, proceeding, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 4.14 Compliance with Applicable Law.

(a) Each of the Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “Company Permits”). Each of the Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. The businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except to the extent such violation in the aggregate would not be reasonably likely to cause a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct any such investigation or review.

(b) The Company is not an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

(c) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NASD.

Section 4.15 Taxes and Tax Returns.

(a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by the Company and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

(b) All material Taxes for which the Company or any of its Subsidiaries is liable in respect of taxable periods (or portions thereof) ending on or before the Closing Date have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP for the payment of all such Taxes (exclusive of deferred tax assets and deferred tax liabilities or similar items that reflect timing differences between tax and financial accounting principles) has been established on the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents. All liabilities for Taxes attributable to the period commencing on the date following the date of the most recent Company SEC Document were incurred in the ordinary course of business.

(c) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for real and personal property Taxes not yet due and payable.

(d) No Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and to the Knowledge of the Company, no such Audit is threatened.

(e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(f) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of material Taxes other than any such agreement to which the Company or any of its Subsidiaries and Parent or any of its Subsidiaries are the exclusive parties.

(g) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(i) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise.

Section 4.16 Environmental Matters.

(a) The Company and each of its Subsidiaries is in compliance, in all material respects, with all Environmental Laws, which compliance includes the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under any Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in such compliance, in all material respects, with any Environmental Laws, and, to the Company’s Knowledge, there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future.

(b) There is no material Environmental Claim pending or threatened against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim either the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(c) Except as would not be reasonably likely to result, either individually or in the aggregate, in a Company Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d) The Company has made available to Parent and Merger Sub all material environmental assessments, reports, data, results of investigations, audits and other material documents in the possession or control of the Company or any of its Subsidiaries regarding environmental matters pertaining to the environmental condition of any real properties owned or operated by the Company or any of its Subsidiaries, any Environmental Claims respecting the Company or any of its Subsidiaries, or the noncompliance by the Company or any of its Subsidiaries with any Environmental Laws.

(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, to perform a site assessment for Materials of Environmental Concern.

Section 4.17 State Takeover Statutes. No “fair price,” “business combination,” “moratorium,” “control share acquisition” or other similar antitakeover statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by the Company and its board of directors, to permit the consummation of the Merger in accordance with the terms hereof.

Section 4.18 Intellectual Property.

(a) For purposes of this Agreement, the term (A) “Intellectual Property” shall mean any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: (i) patents and applications therefor (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and the like) and equivalents thereof throughout the world (“Patents”); (ii) trade secrets, know-how, confidential and/or proprietary business or technical information, computer programs, computer models, data, tools, algorithms, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable (collectively, “Trade Secrets”); (iii) trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs, common law trademark rights in motion picture titles, characters’ names and other protectable elements and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world; (iv) copyrights and similar rights in protectable material (including rights of use, display, publication, reproduction, distribution, performance and rights to create derivative works), software (including databases and source and object code), websites, mask works and other semiconductor chip rights, and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world and (v) rights of privacy, publicity and all other intellectual property and intangible rights; for the avoidance of doubt, the term “Intellectual Property,” when used with respect to the Company or any of its Subsidiaries, shall include all rights in and to the Films; (B) “IP Contracts” shall mean, collectively, any and all agreements relating to Intellectual Property to which the Company or its Subsidiaries are a party pursuant to which rights in Intellectual Property are in any manner transferred, conveyed, granted, restricted or waived, including any rights relating to the Exploitation of any of the Films, including rights acquisition and licensing agreements, distribution and subdivision agreements, license agreements, revenue-sharing arrangements, sales agency agreements, distribution and production services agreements, “rent-a-system” agreements, merchandising agreements, commercial tie-in arrangements and other similar agreements or arrangements; (C) “Owned Intellectual Property” means Intellectual Property in which the Company or any of its Subsidiaries has an ownership interest; (D) “Non-Owned Intellectual Property” means all Intellectual Property which is used by the Company or any of its Subsidiaries that is not Owned Intellectual Property; and (E) “Company Intellectual Property” means the Non-Owned Intellectual Property together with the Owned Intellectual Property. Notwithstanding this Section 4.18, except as specifically set forth herein the Company and its Subsidiaries make no representations under this Section 4.18 with respect to any Film (or Intellectual Property related thereto) that is co-owned with Parent or any of its Subsidiaries and to which Parent or any of its Subsidiaries currently has Exploitation rights (“Parent IP”).

(b) Section 4.18(b) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) all material software products currently sold or distributed by, and material software owned by, the Company and its Subsidiaries (“Software Products”); (ii) all Owned Intellectual Property that is registered, applied for, filed or recorded with any Governmental Entity and not co-owned by Parent or any of its Subsidiaries; and (iii) any material Library Film of which Parent or any of its Subsidiaries does not already have Exploitation rights (“Separate Film”). The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property listed in Section 4.18(b) of the Company Disclosure Schedule in each case free and clear of (1) all Liens and material royalty obligations or (2) grants to any third party of any material rights or interests in the Owned Intellectual Property. The Company and its Subsidiaries have not granted or created any Liens upon their rights with respect to any Parent IP.

(c) The Company and its Subsidiaries have taken legally and commercially reasonable steps to protect, register and maintain Owned Intellectual Property (including rights of the Company and its Subsidiaries in the Separate Films) that Company and its Subsidiaries in the exercise of its reasonable business judgment determined to protect, register or maintain. The Company has a policy requiring (A) each employee of the Company and its Subsidiaries who contributes to the production or development of the Intellectual Property, Software Products or Films on behalf of the Company or any of its Subsidiaries to execute an Employee Confidentiality and Proprietary Rights Agreement in substantially the forms made available to Parent, and (B) each of the Company’s and its Subsidiaries’ consultants that could reasonably be expected (i) to have access to the Company’s or any of its Subsidiaries’ confidential information to execute a written agreement reasonably protecting the confidentiality of such information, or (ii) to contribute to the production or development of the Intellectual Property, Software Products or Films on behalf of the Company or any of its Subsidiaries to execute a written agreement with an assignment of inventions and rights provision (such as a certificate of authorship or certificate of results and proceeds) or work-made-for-hire provision. The Company and its Subsidiaries are in material compliance with such policy. The Company has a policy in which neither the Company nor any of its Subsidiaries is to divulge, furnish to or make accessible any of their material Trade Secrets to any Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets. The Company and its Subsidiaries are in material compliance with such policy, and the Company and its Subsidiaries otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.

(d) To the Company’s Knowledge, the Company or its Subsidiaries owns, or is licensed or otherwise possesses sufficient legal enforceable rights to use, the Company Intellectual Property in the manner that the Company and its Subsidiaries currently use such Company Intellectual Property to conduct their businesses. To the Company’s Knowledge, there are no facts, proceedings, claims or challenges that cause or would cause any Owned Intellectual Property to be invalid or unenforceable and the Company has not received any notice or subsequent correspondence from any Person in the three year period prior to the date of this Agreement bringing or threatening to bring such proceedings, claims or challenges. Neither the Company nor any of its Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any material Owned Intellectual Property. To the extent required in the Company’s and its Subsidiaries’ reasonable judgment and consistent with prudent practices, all necessary registration, maintenance and renewal fees in respect of the Owned Intellectual Property listed in Section 4.18(b) of the Company Disclosure Schedule have been paid and the Company is current with all necessary documents and certificates filings with the relevant Governmental Entities for the purpose of maintaining such Owned Intellectual Property.

(e) To the Company’s Knowledge, none of the Company, its Subsidiaries or any of their respective current activities, products or services (including any Film and any of the literary, dramatic or musical material contained therein or upon which any Film is based) infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or constitutes a libel, slander or other defamation of any Person. The Company has not received any notice of, and to the Company’s Knowledge, there have been no threatened proceedings claiming or alleging the matters described in the preceding sentence (or challenging the Company’s sole ownership or exclusive right to use any Owned Intellectual Property) in the three year period prior to the date of this Agreement, nor are there any such claims pending. There are no proceedings or claims pending in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(f) To the Company’s Knowledge, the consummation of the transactions under this Agreement will not (i) restrict, limit, invalidate, result in the loss of or otherwise materially adversely affect any right, title or interest of the Company or any of its Subsidiaries in any Owned Intellectual Property, (ii) grant or require the Company or any Subsidiary to grant to any Person any material rights with respect to any Owned Intellectual Property, other than those granted in the absence of the consummation of the transactions contemplated by this Agreement, (iii) grant or require Parent or Merger Sub to grant any Person any rights with respect to Intellectual Property owned or held by Parent or Merger Sub prior to the Closing, other than those granted in the absence of the consummation of the transactions contemplated by this Agreement, (iv) subject the Company or any of its Subsidiaries to any increase in royalties or other payments under any IP Contract, other than those owing in the absence of the consummation of the transactions contemplated by this Agreement, (v) diminish any royalties or other payments the Company or its Subsidiaries would otherwise be entitled to under any IP Contract in the absence of the consummation of the transactions contemplated by this Agreement, or (vi) except as would not reasonably be likely to result in a Company Material Adverse Effect, result in the breach or, by the terms of such contract, termination of any IP Contract.

Section 4.19 Library Films; Library Film Materials. The Company has delivered to Parent a complete and accurate list of the locations of all original negatives (if any) and master copies of the Library Films of the Company or its Subsidiaries that are not under Parent control, and to the extent such locations are owned or controlled by a third Person, the Company or its Subsidiaries are party to customary access agreements regarding the Elements at such locations. An original negative (if any) or master of each such Library Film has been properly stored in accordance with prudent standards in the media, motion picture, television and entertainment industry, and is in a commercially reasonable condition.

Section 4.20 Films in Progress; Development Projects. Section 4.20 of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of all Films for which pre-production, principal photography or post-production has commenced, or that have been completed and/or acquired, or completed and/or acquired but not Exploited, or on which a director or principal cast has been made “pay or play,” in each case whether being produced by the Company or any of its Subsidiaries, or whether the Company or any of its Subsidiaries is committed, or has the right, to acquire any rights in such Film from a third Person (collectively, the “Films In Progress”) and cost commitments as of the date of this Agreement. The Company and its Subsidiaries have not entered into any Contracts for the distribution for such Films in Progress.

Section 4.21 Absence of Indemnifiable Claims, etc. There are no pending claims and, to the Company’s Knowledge, no facts that would reasonably entitle any director or officer of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable Law, the articles of incorporation or by-laws of the Company or its Subsidiaries, any insurance policy maintained by the Company or its Subsidiaries or any indemnity agreements of the Company or similar agreements to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets is or may be bound.

Section 4.22 Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company’s shareholders from a financial point of view.

Section 4.23 Board Approval. The Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote of those directors present, (a) subject to the terms of Section 6.4 hereof, determined that this Agreement and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Company and its shareholders, (b) approved this Agreement, and (c) subject to the terms of Section 6.4 hereof, determined to recommend that the principal terms of this Agreement and the Merger be approved by the holders of Company Common Stock.

Section 4.24 Voting Requirements. The affirmative vote of holders of a majority of the outstanding Company Common Stock at the meeting of the Company’s shareholders to be held in connection with the Merger (the “Company Shareholder Meeting”) or any adjournment or postponement thereof to approve the principal terms of this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.25 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company (as reflected in an agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.26 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 to be filled with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth (i) in the disclosure schedule delivered by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Schedule”), which Parent Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided that any disclosure in the Parent Disclosure Schedule relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections or subsections) and (ii) in the Parent SEC Documents filed prior to the date hereof, Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Parent and the articles of incorporation and by-laws of Merger Sub, each as currently in effect.

Section 5.2 Capitalization. The authorized capital stock of Parent consists of 3,600,000,000 shares of Parent Common Stock, 1,000,000 shares of go.com Common Stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share, of Parent (“Parent Preferred Shares”). As of January 9, 2006, (i) 1,922,306,909 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) 241,409,066 shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of go.com Common Stock were issued and outstanding, and (iv) no Parent Preferred Stock was issued and outstanding. As of January 20, 2006, (i) 227,492,736 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Options and 25,417,220 of restricted stock units, (ii) 38,741,447 shares of Parent Common Stock were reserved for issuance under Parent Stock Plans and (iii) 44,908,309 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s Convertible Senior Notes due 2023. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in Parent, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Parent or any Subsidiary of Parent, or obligations of Parent or any Subsidiary of Parent to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, Parent, or obligations of Parent or any Subsidiary of Parent to grant, extend or enter into any such agreement or commitment or (iv) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Parent, or to vote or to dispose of any shares of capital stock of Parent.

Section 5.3 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub, as the case may be, and assuming the due authorization, execution and delivery by the

Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.4 Consents and Approvals; No Violations.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of the respective agreements of, and obligations under, this Agreement by Parent and Merger Sub will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Law or regulation, (iii) the filing of the Form S-4 with the SEC in accordance with the Securities Act, (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) the filing of the Certificate of Merger or other documents as required by the CGCL, and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered by Parent and Merger Sub at the Closing will not, and the performance by Parent and Merger Sub of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, (i) conflict with or result in any breach of any provision of the certificate of incorporation and by-laws of Parent or the articles of incorporation or by-laws of Merger Sub, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of its properties or assets may be bound or (iii) violate any Order or Law applicable to Parent or Merger Sub or any of their properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 SEC Reports and Financial Statements.

(a) Parent has filed, or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since October 1, 2005 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

(b) The consolidated financial statements of Parent included or incorporated by reference in Parent SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments which were not material in amount. Since January 1, 2003, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP, except as described in the notes to such Parent financial statements.

(c) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of the Company and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent has no outstanding “extensions of credit,” and Parent has not arranged any outstanding “extensions of credit,” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(f) There are no amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by Parent with the SEC pursuant to the Exchange Act and (ii) the Parent SEC Documents themselves. Parent has timely responded to all comment letters of the Staff of the SEC relating to the Parent SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Parent SEC Documents is to Parent’s Knowledge the subject of ongoing SEC review.

Section 5.6 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for (including any liability for breach of Contract, breach of warranty, torts, infringements, claims or lawsuits), which individually or in the aggregate have had, or would be reasonably likely to have, a Parent Material Adverse Effect.

Section 5.7 Litigation. There is no suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries or their respective assets or properties, except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order or Orders that would reasonably be likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. There is no suit, claim, action, proceeding, arbitration or investigation pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 5.8 Compliance with Applicable Law.

(a) Each of Parent and its Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “Parent Permits”), except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except to the extent such violation in the aggregate would not be reasonably likely to cause a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to Parent’s Knowledge, threatened, nor, to Parent’s Knowledge, has any Governmental Entity indicated an intention to conduct any such investigation or review.

(b) Parent is not an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

(c) Parent and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

Section 5.9 Absence of Parent Material Adverse Effect. Since October 1, 2005 through the date hereof, there have not been any events that have had, or are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Bear, Stearns & Co. Inc. and Goldman, Sachs & Co. (the “Parent Financial Advisors”) the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.11 Opinion of Financial Advisor. Parent has received the opinion of the Parent Financial Advisors, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Parent from a financial point of view.

Section 5.12 Board Approval. The respective Boards of Directors of Parent and Merger Sub, at meetings duly called and held, have, by vote of the directors, (a) determined that this Agreement and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Parent and its shareholders and (b) approved this Agreement.

Section 5.13 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

Section 5.14 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of consummating the Merger pursuant to Section 2.1 hereof and has not conducted and will not conduct any activities other than the execution of this Agreement and the consummation of the Merger.

ARTICLE VI

COVENANTS

Section 6.1 Covenants of the Company. From the date hereof until the Effective Time, except (i) as set forth in the Company Disclosure Schedule, (ii) as required by applicable Law (iii) as required or contemplated by this Agreement or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course, (B) use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees, and (c) use its reasonable best efforts to protect the Company Intellectual Property to the end that the Company’s and its Subsidiaries’ goodwill and ongoing business shall not be impaired in any material respects as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (i) as set forth in the Company Disclosure Schedule, (ii) as required by applicable Law (iii) as required or contemplated by this Agreement or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by a wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any of its Subsidiaries or any other securities, other than pursuant to the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any of its subsidiary.

(b) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than (i) the issuance of shares pursuant to the exercise of Company Options outstanding on the date of this Agreement, (ii) the granting of restricted shares and Company Options in the ordinary course of business under the terms of Company Stock Plans not to exceed 2.5 million shares), and (iii) grants pursuant to Section 6.20 of this Agreement.

(c) Governing Documents. Except to the extent required to comply with its obligations hereunder, the Company shall not, and shall cause each of its Subsidiaries not to, amend or propose to amend its articles of incorporation or by-laws or similar organizational or governance documents.

(d) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

(e) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company), other than dispositions of assets with an aggregate fair market value of less than $2.5 million.

(f) Film Production and Distribution. The Company shall not, and shall not permit any of its Subsidiaries to (A) “green light” any Film, (B) commit to any prints and advertising spending commitments, other than as agreed to in writing by Parent, (C) commit to the acquisition, development or financing of any

Film, and (D) enter into or commit to enter into any agreement providing for the distribution, co-ownership, co-production, co-financing or co-branding of any Film produced or to be produced by the Company or its Subsidiaries.

(g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (i) make, any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business not to exceed $2.5 million in the aggregate, or (B) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company, (ii) incur, assume or modify any indebtedness for borrowed money, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt securities, indebtedness or other obligations of another Person (other than a guaranty by the Company or one of its Subsidiaries on behalf of the Company or one of its Subsidiaries), (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (v) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any or the wholly owned Subsidiaries of the Company or (vii) enter into any arrangement having the economic effect of any of the foregoing.

(h) Accounting Matters. The Company shall not change its methods of accounting, except (i) as disclosed in the Company SEC Documents filed prior to the date of this Agreement, (ii) as required by a Governmental Entity, (iii) as required by changes in GAAP or Regulation S-X of the Exchange Act (as agreed to with the Company’s independent public accountants), or (iv) as may be required by a change in applicable Law.

(i) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or expenditures, or enter into any agreement(s) or arrangement(s) providing for payments for capital expenditures, other than (i) the capital expenditures set forth in Section 6.1 of the Company Disclosure Schedule and (ii) any capital expenditure or expenditures not reflected in Section 6.1 of the Company Disclosure Schedule but made in the ordinary course of business and in an aggregate amount not to exceed to additional $1.0 million.

(j) Certain Actions. The Company and its Subsidiaries shall not take any action, or omit to take any action where such omission, that would be reasonably likely to prevent or materially delay the consummation of the Merger.

(k) Discharge of Liabilities. The Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent in amount and kind with past practice or in accordance with their terms, of claims, liabilities or obligations (i) disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents or (ii) incurred since the date of such financial statements in the ordinary course of business and (iii) set forth in Section 6.1(k) of the Company Disclosure Schedule.

(l) Material Contracts. Except as otherwise set forth in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i)(A) amend, terminate, cancel, extend, or request any material change in, or agree to any material change in, or (B) waive, release or assign any material right or claim under, any Company Contract or (ii) enter into any material Contract, other than in the ordinary course of business not to exceed $1.0 million per Contract and $5.0 million in the aggregate for all Contracts.

(m) Intellectual Property. The Company shall not, and shall not permit any of its Subsidiaries to (i) grant Liens, sell, assign, license, sublicense, impair, abandon or fail to maintain any Company Intellectual Property, (ii) grant, extend, amend, waive or modify any rights in or to the Company Intellectual Property, (iii) fail to maintain or diligently prosecute the Company’s and its Subsidiaries’ Intellectual Property applications as applicable, (iv) enter into any IP Contract or (v) amend, terminate, request or agree to a change, fail to exercise a right of renewal or extension, or waive, release or assign any material right or claim under any IP Contract.

(n) Benefits Changes. The Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation or benefits of, or make any loans to, any director, officer, or, except in the ordinary course of business, any other employee, consultant or other service provider, (ii) adopt any new employee benefit plan or any amendment to an existing Benefit Plan other than as required by applicable Law, (iii) enter into or amend any agreement with any director, officer or employee, (iv) enter into or amend any consulting agreement with any consultant or other service provider providing for payments in excess of $250,000 per year and $500,000 in the aggregate, (v) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except as required (without discretion) pursuant to the terms of the Company Stock Plans or any agreement existing on the date of this Agreement, (vi) enter into or amend any employment, severance, retention, termination, change of control or similar agreement or arrangement with any director, officer, employee, consultant or other service provider of the Company or any of its Subsidiaries, (vii) grant any stock option or other equity or incentive awards to any director, officer, employee, consultant or other service provider or (viii) make any loans to any of its officers, directors, employees, Affiliates, consultants or other service provider or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, other than advances to employees in the ordinary course of business.

(o) Tax Matters.

(i) The Company shall not, and shall not permit any of its Subsidiaries to, fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries for taxable years or periods ending on or before the Closing Date and due on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any Taxes due in respect of such Tax Returns. All such Tax Returns shall be true, correct and complete.

(ii) The Company shall not, and shall not permit any of its Subsidiaries to, amend any material Tax Returns, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, Regulation S-X of the Exchange Act (as agreed with the Company’s independent public accountants) or a change in the Code, enter into any closing agreement relating to Taxes, settle or consent to any claim or assessment relating to Taxes or consent to any waiver of the statute of limitations for any claim or audit relating to Taxes.

(p) Transactions with Affiliates. The Company shall not, and shall not permit it Subsidiaries to, enter into any transaction with any of its Affiliates.

(q) Liquidation, Dissolutions and Mergers. The Company shall not, and shall not permit its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger).

(r) Distribution and Related Agreements. The Company shall not, and shall not permit its Subsidiaries to, enter into, continue or otherwise participate in any discussions or negotiations regarding any agreement providing for the distribution, co-ownership, co-production, co-financing or co-branding of any Films produced or to be produced by the Company or its Subsidiaries.

(s) General. The Company shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.

Section 6.2 Covenants of the Parent. From the date hereof until the Effective Time, except (i) as set forth in the Parent Disclosure Schedule, (ii) as required by applicable Law (iii) as required or contemplated by this Agreement or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (i) as set forth in the Parent Disclosure Schedule, (ii) as required by applicable Law (iii) as required or contemplated by this Agreement or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Form S-4. Parent and its Subsidiaries shall not take any action, or omit to take any action where such omission, pursuant to which Parent would be required under applicable Law to include any historical or pro forma financial data or other information in the Form S-4 for any transaction other than the transactions contemplated hereby.

(b) Certain Actions. Parent and its Subsidiaries shall not take any action, or omit to take any action where such omission, that would reasonably be expected to prevent or materially delay the consummation of the Merger.

(c) Amendments to Certificate of Incorporation. Parent shall not amend or propose to amend its certificate of incorporation or by-laws, provided that Parent may amend its certificate of incorporation in connection with the issuance of preferred stock.

(d) Accounting Matters. Parent shall not change its methods of accounting, except (i) as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, (ii) as required by a Governmental Entity, (iii) as required or, if immaterial, permitted by GAAP or Regulation S-X of the Exchange Act (as agreed to with Parent’s independent public accountants), or (iv) as may be required by a change in applicable Law.

(e) General. Parent shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.

Section 6.3 No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action intended to facilitate, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information, any Acquisition Proposal, or (iii) allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to lead to, any Acquisition Proposal (an “Acquisition Agreement”). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.3(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding anything to the contrary set forth in this Section 6.3 or elsewhere in this Agreement, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal that was made after the date hereof and which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably likely to lead to, a Superior Proposal, the Company may (x) furnish any information to the person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (y) enter into, continue or otherwise participate in any discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(b) In addition to the obligations of the Company set forth in Section 6.3(a), the Company shall promptly advise Parent orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. The Company shall (x) keep Parent reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal, and (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal.

Section 6.4 Company Board Recommendation; Termination Right for Superior Proposal.

(a) Subject to the terms of this Section 6.4, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent in any material respect), or publicly propose to withdraw (or modify in a manner adverse to Parent in any material respect), the adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement or the Merger or (ii) adopt or recommend, or propose publicly to adopt or recommend, any Acquisition Proposal (any action described in the preceding clauses (i) or (ii) being referred to as a “Company Adverse Recommendation Change”).

(b) Notwithstanding anything to the contrary set forth in Section 6.4(a) or elsewhere in this Agreement, at any time prior to the Effective Time, the Board of Directors of the Company may take any of the actions contemplated by clause (i) of Section 6.4(a) if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to take such action would be reasonably expected to be a breach of its fiduciary duties under applicable Law.

(c) Notwithstanding anything to the contrary set forth in Section 6.4(a) or elsewhere in this Agreement, at any time prior to obtaining the Company Shareholder Approval, in response to an Acquisition Proposal that did not result from a breach of Section 6.3 and which the Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal, (1) make or effect a Company Adverse Recommendation Change, or (2) cause the Company to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement relating to such Superior Proposal; provided, however, that the Company shall not be entitled to exercise its rights under the preceding clauses (1) or (2) until after the fifth (5th) Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five (5) Business Day period). In determining whether to exercise its rights under the preceding clauses (1) or (2), the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal or otherwise.

(d) Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Rule 14a-9 under the Exchange Act, or (y) making any disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would be reasonably expected to be a breach of its duty of candor under applicable Law; provided, however, that any action taken or disclosure made under this Section 6.4 shall not limit or modify the effect that any such action or disclosure may have under any other provision of this Agreement.

Section 6.5 Company Shareholder Meeting. The Company shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting. Subject to Section 6.3 and Section 6.4, the Company shall, through its Board of Directors, recommend to its shareholders approval of the principal terms of this Agreement and the Merger and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the

Company’s obligations pursuant to the first sentence of this Section 6.5 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement or the Merger. If a Company Adverse Recommendation Change shall have occurred and thereafter the Board of Directors shall recommend this Agreement and the Merger (the “Reinstated Recommendation”), the Company shall not hold or shall adjourn the Company Shareholder Meeting until not less than ten (10) calendar days after the date of such Reinstated Recommendation.

Section 6.6 Form S-4 and Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and Parent shall file with the SEC a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be further amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company, in each case without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

Section 6.7 Access to Information. Subject to the terms of this Section 6.7, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and its officers, employees, accountants, counsel, agents and other Representatives reasonable access to all of the properties, personnel, books and records of the Company and its Subsidiaries (including Tax Returns filed and those in preparation, workpapers and other items relating to Taxes), and shall furnish promptly all information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request. Any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not interfere with the normal operations of the Company. Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.7 shall require the Company to disclose any information that, in its sole and absolute discretion, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable law or binding order (including any Antitrust Law) or (ii) the disclosure of which would be reasonably likely to cause the loss of any attorney-client or other legal privilege.

Section 6.8 Reasonable Best Efforts.

(a) Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement as promptly as practicable, including by (i) preparing and filing as soon as practicable of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any third party or Governmental Entity, including filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as reasonably practicable, any form or report required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters), (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed until the issuance of a final, non-appealable Order, and (iii) using reasonable best efforts to cause the satisfaction of all conditions to Closing. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.8 shall require or be construed to require any of Parent, Merger Sub or the Company to enter into any consent arrangement that would be reasonably expected to have a material adverse effect on (i) the feature animation business of Parent together with the Surviving Corporation, taken as a whole, or (ii) the benefits that are expected to derive from the Merger and other transactions contemplated by this Agreement.

(b) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

Section 6.9 State Takeover Statutes. Parent, the Company and their respective Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated by this Agreement on the terms set forth herein and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transaction contemplated by this Agreement on the terms set forth herein, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement on the terms set forth herein may be consummated as promptly as practicable on the terms set forth herein and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement on the terms set forth herein.

Section 6.10 Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its Subsidiaries and any of its current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to the coverage and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option, (i) substitute therefor policies of the Surviving Corporation containing terms with respect to coverage and amount no less favorable to such persons or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time), provided further, however, that in satisfying its obligations under this Section 6.10(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year (such 250% amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be $958,000 in the aggregate), provided that that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, the Company may request Parent to purchase a six-year “tail” prepaid policy on the D&O Insurance and if Parent rejects such request, the Company may purchase such “tail” policy on the D&O Insurance on terms and conditions no less advantageous than the D&O Insurance, provided that the amount paid by the Company for such “tail” policy shall not exceed six times the Maximum Annual Premium and provided further that the Company and Parent shall coordinate with each other in good faith to optimize the terms and prices of such “tail” policy. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.10(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 6.10.

(d) The obligations under this Section 6.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(e) The obligations and liability of Parent, the Surviving Corporation and its Subsidiaries under this Section 6.10 shall be joint and several.

Section 6.11 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation and shall consider Parent’s views with respect to such shareholder litigation and shall not settle any such shareholder litigation without the prior written consent of Parent which shall not be unreasonably withheld.

Section 6.12 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Section 7.2(a) would fail to be satisfied, and (ii) to the extent it has Knowledge thereof, any failure by the Company to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Section 7.2(b) would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.12(a) shall not limit or otherwise affect any remedies available to Parent.

(b) Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Parent and Merger Sub to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Section 7.3(a) would fail to be satisfied, and (ii) to the extent it has Knowledge thereof, any failure by Parent or Merger Sub to materially comply with or materially satisfy any covenant or other agreement to be complied with by them hereunder such that the conditions to closing set forth in Section 7.3(b) would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.12(b) shall not limit or otherwise affect any remedies available to the Company.

(c) The Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any material Contract, or (ii) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice pursuant to this Section 6.12(c) shall not limit or otherwise affect the remedies available hereunder to Parent.

Section 6.13 Affiliate Letters. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company’s reasonable judgment at the record date for Company shareholder meeting to approve the Merger, “affiliates” (each such person, a “Company Affiliate”) of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Company Affiliates identified in the foregoing list, an affiliate letter (an “Affiliate Letter”) in a customary form. Parent shall be entitled to place legends as specified in such Affiliates Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

Section 6.14 Employee Benefits; 401(k) Plan.

(a) Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Parent and Surviving Corporation shall, for a period ending on the date one (1) year after the Closing Date, maintain a severance pay practice for the benefit of each Employee that is no less favorable than the severance pay practice provided in Section 6.14(a) of the Company Disclosure Schedule.

(b) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the Company 401(k) Plan (the “Company 401(k) Plan”) as Parent may deem necessary or appropriate (after reasonable consultation with the Company), including terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable Law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan.

Section 6.15 Directorship. Effective as of the Effective Time, Parent shall cause the Board of Directors of Parent to be expanded by one member and shall appoint Mr. Steven P. Jobs to fill such vacancy.

Section 6.16 Feature Animation Management and Operations. Parent shall take sufficient action to adopt and implement immediately following the Effective Time the policies, practices and management structure with respect to the feature animation businesses of Parent and the Surviving Corporation set forth on Schedule 6.16 hereto.

Section 6.17 Tax Matters. None of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their respective reasonable best efforts to obtain the Tax opinions set forth in Section 7.1(g) hereof (collectively, the “Tax Opinions”). Officers of Parent and the Company shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, and Skadden, Arps, Slate, Meagher & Flom LLP and Dewey Ballantine LLP, counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

Section 6.18 Certain Plans. Prior to the Effective Time, the Company’s Board of Directors shall take all necessary and appropriate actions to (i) amend the Company’s 2004 Equity Incentive Plan to delete Section 10 in its entirety so that no awards may be granted under such Section on or after the Effective Time, and (ii) to the extent applicable, amend the 1995 Director Option Plan so that no awards may be granted under the 1995 Director Option Plan on or after the Effective Time. Any outstanding option awards granted under either such plan prior to the Effective Time shall be assumed and converted into the right to receive shares of Parent Common Stock pursuant to Section 3.4 of this Agreement.

Section 6.19 Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.20 Grant of Performance Unit Awards. Promptly following the execution of this Agreement (and in any event prior to the mailing of the Proxy Statement), the Company shall cause the grant of performance unit awards pursuant to the 2004 Equity Incentive Plan to Company Employees identified by the Company and agreed to by Parent and in such amounts as determined by Parent and the Company. Such performance unit awards shall be effective as of the Effective Time, shall vest on the fifth anniversary of the Effective Time and shall contain such other terms and conditions as are consented to by Parent.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction of the following conditions (none of which may be waived by the parties hereto):

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Antitrust Approvals. (i) All necessary waiting periods (and all extensions thereof) applicable to the Merger under the HSR Act and all other material antitrust laws shall have terminated or expired, and (ii) all clearances, consents, approvals, orders and authorizations that are strictly necessary for the Closing shall have been obtained, in the case of clauses (i) and (ii), except as would not reasonably be expected to have a material adverse effect on the business and operations of the feature animation business of Parent and the Surviving Corporation, taken as a whole, and the benefits that are expected to derive from the Merger and the other transactions contemplated hereby.

(c) No Illegality. No Law shall have been enacted, entered, enforced or deemed applicable to the Merger by a Governmental Entity that makes the consummation of the Merger illegal in the U.S. or any foreign jurisdiction in which Parent or the Company has substantial business and operations.

(d) No Injunctions or Restraints. No Order issued or granted by any Governmental Entity in the U.S. or any foreign jurisdiction in which Parent or the Company has substantial business and operations making the consummation of the Merger illegal in the U.S. or any such foreign jurisdiction shall be in effect.

(e) NYSE Listing. The shares of Parent Common Stock issuable to the shareholders of the Company and to holders of the Company Options as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no SEC proceeding for that purpose shall have been initiated by the SEC.

(g) Tax Opinions. Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Dewey Ballantine LLP and the Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, each dated as of the Effective Time, and each to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code; provided, however, that if (i) Skadden, Arps, Slate, Meagher & Flom LLP or Dewey Ballantine LLP fails to render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if the other of such firms renders such opinion to Parent, and if neither such firm renders such opinion to Parent, this condition shall nonetheless be deemed to be satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation, renders such opinion to Parent and (ii) if Wilson Sonsini Goodrich & Rosati, Professional Corporation, fails to render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if either Skadden, Arps, Slate, Meagher & Flom LLP or Dewey Ballantine LLP renders such opinion to the Company. The issuance of such opinions shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Parent, Merger Sub, and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

Section 7.2 Conditions to Parent and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, solely by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date as if made on and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be so true and correct at and as of the Closing Date would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance. The Company shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any events that have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate of the Company, validly executed for and on behalf of the Company by a duly authorized officer thereof, certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

Section 7.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, solely by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date as if made on and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be so true and correct at and as of the Closing Date would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance. Parent and Merger Sub shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any events that have had, or are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub by a duly authorized officer thereof, certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company, duly authorized by the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before September 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this

Section 8.1(b)(i) shall not be available to any party who has breached its obligations under this Agreement in any material respect, provided that such breach has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

(ii) if any Law shall have been enacted, entered, enforced or deemed applicable to the Merger by a Governmental Entity that makes the consummation of the Merger illegal in the U.S. or any foreign jurisdiction in which Parent or the Company has substantial business and operations;

(iii) if any Governmental Entity in the U.S. or foreign jurisdiction in which Parent or the Company has substantial business and operations shall have issued or granted any Order making the Merger illegal in the U.S. or any such foreign jurisdiction and such Order has become final and non-appealable; or

(iv) if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (provided it is not then in material breach of any of its obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement, or the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions to Parent’s obligation to effect the Merger set forth in Section 7.2(a) or Section 7.2(b) would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not reasonably capable of being cured by the Company prior to the Termination Date;

(d) by the Company (provided it is not then in material breach of any of its obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of Parent and Merger Sub set forth in this Agreement, or Parent or Merger Sub are then failing to perform any of their respective covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions to the Company’s obligation to effect the Merger set forth in Section 7.3(a) or Section 7.3(b) would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not reasonably capable of being cured by Parent and Merger Sub prior to the Termination Date;

(e) by Parent, if a Company Adverse Recommendation Change shall have occurred and be continuing, or if the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement and the Merger within ten (10) Business Days following the date upon which a third party first commences a tender or exchange offer for shares of Company capital stock;

(f) by the Company pursuant to and in accordance with the terms and subject to the conditions of Section 6.4(c), provided that not later than the day of such termination, Parent has received the Termination Fee set forth in Section 8.3;

(g) by Parent, if there has occurred a Company Material Adverse Effect due to the occurrence of any of the events described in the Company MAE Proviso; provided, however, that, prior to the termination of this Agreement pursuant to this Section 8.1(g), Parent shall, in good faith, (i) discuss with the Company: (x) the occurrence of the events upon which Parent is terminating this Agreement pursuant to this Section 8.1(g), and (y) the impact of such events on the future operations of Parent, the Company and their Subsidiaries and the benefits that are expected to derive from the Merger and the other transactions contemplated by this Agreement, and (ii) after such discussions, determine in good faith that such events materially and adversely affect, in the sole judgment of Parent, the benefits that are expected to derive from the Merger and the other transactions contemplated by this Agreement; provided, further, however, that such discussions (and the obligation to have such discussions in good faith) and the determination made thereafter by Parent (including the obligation to make such determination in good faith) shall not (A) limit the right of Parent to terminate this Agreement pursuant to this Section 8.1(g), or (B) create any legally binding obligations on Parent with respect to the consummation of the transactions contemplated by this Agreement; or

(h) by the Company, if there has occurred a Parent Material Adverse Effect due to the occurrence of any of the events described in the Parent MAE Proviso; provided, however, that, prior to the termination of this Agreement pursuant to this Section 8.1(h), the Company shall, in good faith, (i) discuss with Parent: (x) the occurrence of the events upon which the Company is terminating this Agreement pursuant to this Section 8.1(h), and (y) the impact of such events on the future operations of the Parent, the Company and their Subsidiaries and the benefits that are expected to derive from the Merger and the other transactions contemplated by this Agreement, and (ii) after such discussions, determine in good faith that such events materially and adversely affect, in the sole judgment of the Company, the benefits that are expected to derive from the Merger and the other transactions contemplated by this Agreement provided, further, however, that such discussions (and the obligation to have such discussions in good faith) and the determination made thereafter by the Company (including the obligation to make such determination in good faith) shall not (A) limit the right of the Company to terminate this Agreement pursuant to this Section 8.1(h), or (B) create any legally binding obligations on the Company with respect to the consummation of the transactions contemplated by this Agreement.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the provisions of this Section 8.2, Section 8.3, Section 8.4 and Article IX, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful breach of this Agreement.

Section 8.3 Termination Fees.

(a) In the event that (i) this Agreement is terminated by Parent pursuant to Section 8.1(e), (ii) this Agreement is terminated by the Company pursuant to Section 8.1(f) or (iii) (A) prior to the Company Shareholder Meeting, a Qualified Acquisition Proposal (as defined below) shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Qualified Acquisition Proposal, (B) after any of the events referenced in the preceding clause (A), this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(iv), and (C) within twelve (12) months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transaction contemplated by such Qualified Acquisition Proposal referenced in the preceding clause (A), then the Company shall pay Parent a fee equal to $210,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C). For purposes of the foregoing, a “Qualified Acquisition Proposal” shall mean an Acquisition Proposal, with all of the provisions in the definition of “Acquisition Proposal” adjusted to increase the percentages referenced therein to a “majority.”

(b) The parties hereto acknowledge and agree that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company and Parent would not have entered into this Agreement. Payment of the Termination Fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of Section 6.3 of this Agreement, but is otherwise the sole and exclusive remedy of the parties for termination on the bases specified in Sections 8.1(e) and 8.1(f). If the Company fails promptly to pay the amount due pursuant to Section 8.3(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit.

Section 8.4 Amendment. This Agreement may be amended by the parties, only by action taken by or on behalf of their respective Boards of Directors, at any time prior to (but not following) the Effective Time; provided, however, that notwithstanding the foregoing, after the Company Shareholder Approval has been obtained, this Agreement may not be amended without approval by the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to (but not following) the Effective Time, the parties hereto may, only by action taken by or on behalf of their respective Boards of Directors, and only to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any certificate, instrument or other document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein to the extent permitted hereby. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party hereto to assert any of its rights under this Agreement or otherwise shall not impair such rights, constitute a waiver of such rights or be deemed to be an acquiescence in any breach of any representation, warranty, covenant or other agreement set forth in this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Nonsurvival of Representations and Warranties; Survival of Certain Covenants and Agreements. None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time. The terms of Article I and this Article IX, as well as the covenants and other agreements set forth in Article II, Article III and Article VIII that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made by a party hereto only upon receipt by the receiving party at the following addresses (if mailed) or the following telecopy numbers (if delivered by facsimile), or at such other address or telecopy number for a party as shall be specified by like notice:

(a)	if to Parent or Merger Sub, to

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Attention: Alan N. Braverman

                 Tom Staggs

Telecopy: (818) 560-7896

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Brian J. McCarthy, Esq.

                 Joseph J. Giunta, Esq.

Telecopy: (213) 687-5600

and:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: Morton A. Pierce, Esq

                 Gordon E. Warnke, Esq

Telecopy: (212) 259-6333

(b)	if to the Company, to

Pixar

1200 Park Avenue,

Emeryille, California 94608

Attention: General Counsel

Telecopy: (510) 752-3099

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Larry W. Sonsini, Esq.

                 Martin W. Korman, Esq.

                 Jose F. Macias, Esq.

Telecopy: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street, Spear Tower

Suite 3300

San Francisco, CA 94105

Attention: Michael S. Ringler, Esq.

Telecopy: (415) 947-2099

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Agreement is the result of the joint efforts of Parent, Merger Sub and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

(d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

Section 9.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than with respect to the matters set forth in Section 6.10 (Indemnification and Insurance), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Parent and Merger Sub nor the Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties made by itself or any of its respective officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Merger, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to the principles of conflicts of law thereof.

Section 9.7 Publicity. Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon consultation with outside counsel be required by applicable Law or the rules and regulations of the NYSE or NASD, as applicable, if it has used its reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement, and provided, further, no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 6.3 or Section 6.4.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations hereunder to Parent or to any wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby (a) submit to the jurisdiction of any federal or state court sitting in the State of California, (b) agree not to object to venue in such courts or to claim that such forum is inconvenient and (c) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 9.2 hereof. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law.

Section 9.10 Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.11 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If of any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

Section 9.12 Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection this Agreement and the transactions contemplated hereby (including (a) all fees and expenses of agents, representatives, counsel, financial advisors and accountants and (b) all fees and expenses incurred in connection with the preparation and filing of the Proxy Statement and the Form S-4 and other appropriate registration statements) shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE WALT DISNEY COMPANY

By:	/s/ ROBERT A. IGER
Name:	Robert A. Iger
Title:	President and Chief Executive Officer

LUX ACQUISITION CORP.

By:	/s/ ALAN N. BRAVERMAN
Name:	Alan N. Braverman
Title:	Senior Executive Vice President, General Counsel and Secretary

PIXAR

By:	/s/ STEVEN P. JOBS
Name:	Steven P. Jobs
Title:	Chairman and Chief Executive Officer

The following are excerpts from the disclosure schedules referred to in the foregoing agreement:

Section 7.2(c)(i): Company Material Adverse Effect

Edwin E. Catmull

John A. Lasseter

Section 7.2(c)(ii): Company Material Adverse Effect

Andrew Stanton

Pete Docter

Brad Bird

Bob Peterson

Lee Unkrich

Brenda Chapman

Gary Rydstrom

Section 7.3: Conditions to the Company’s Obligation to Effect the Merger

(c)

1.	Mr. Robert A. Iger ceases to be the Chief Executive Officer of Parent, by reason of death, disability or otherwise;

2.	Receipt of notice by Parent from Robert A. Iger that he intends to terminate his employment with Parent after the Effective Time; or

3.	A statement by Parent that Mr. Robert A. Iger will no longer be Chief Executive Officer of Parent.

Schedule 6.16

POLICIES FOR MANAGEMENT

OF

THE FEATURE ANIMATION BUSINESSES

The following sets forth certain policies and principles which shall be adopted and implemented with respect to the management and operation of the Disney and Pixar Feature Animation Businesses, all of which are subject to the authority of the Disney Chief Executive Officer to take such actions as are in the best interests of the shareholders of Disney.

Management Responsibilities

Edwin E. Catmull shall be the President of Pixar and Disney Animation, heading the combined animation businesses of Disney and Pixar, reporting directly to Robert A. Iger and Richard Cook jointly.

John A. Lasseter shall be the Chief Creative Officer of Pixar and Disney Animation and Walt Disney Imagineering, reporting to Robert A. Iger. John A. Lasseter will have “greenlighting” authority for Disney and Pixar feature animation productions, subject to final approval by Disney’s CEO.

Steering Committee

Upon the effective date of the Disney - Pixar merger, a Committee (“Committee”) shall be immediately established to help provide oversight to the Feature Animation Businesses of Disney and Pixar.

The principal objectives of the Committee are: (i) to help maintain the Pixar “culture,” (ii) to help supervise Pixar and Disney Feature Animation, (iii) to oversee Pixar compensation practices and (iv) to approve the film budgets of Pixar, all subject to final approval by Disney’s Chief Executive Officer.

The Committee shall initially consist of the following members: Edwin E. Catmull, John A. Lasseter, Robert A. Iger, Richard Cook, Thomas O. Staggs, and Steven P. Jobs.

It is intended that the Committee will meet at the headquarters of Pixar in Emeryville for at least one full day during every other calendar month.

Pixar Compensation Practices

Pixar shall retain its existing compensation philosophies and practices, including not using employment contracts, the granting of employee stock options, the maintenance of executive employee bonus plans and employee medical benefits and other fundamental human resource policies and practices for at least five years or such shorter period as the Committee may decide.

Branding Arrangements

Pixar will continue to be called “Pixar”.

The branding of Pixar’s previous films and products will not be altered.

Future films produced by Pixar will be branded Disney Pixar.

Location

Pixar’s operations will continue to be based in Emeryville, California. The Pixar sign at the gate shall not be altered.

ANNEX B

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of January 24, 2006, (this “Agreement”), by and between The Walt Disney Company, a Delaware corporation (“Parent”) and Mr. Steven P. Jobs (“Principal Shareholder”).

WHEREAS, as of the date hereof, Principal Shareholder owns 60,000,002 shares (the “Shares”) of the Common Stock, no par value (the “Company Common Stock”), of Pixar, a California corporation (the “Company”);

WHEREAS, Parent proposes to enter into a transaction (such transaction, including the contemplated merger and the effects thereof, the “Transaction”) with the Company, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Lux Acquisition Corp., a California corporation (“Merger Sub”) and the Company (the “Merger Agreement”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Principal Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2. Representations of Principal Shareholder.

(a) Principal Shareholder hereby represents and warrants to Parent as follows:

(i) Principal Shareholder is the record and beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, but without regard to any conditions (including the passage of time) to the acquisition of such shares) of, and has good and valid and marketable title to, the Shares.

(ii) As of the date hereof, Principal Shareholder is not the record or beneficial owner of any shares of Company Common Stock or other voting securities or instruments of the Company, other than the Shares.

(iii) Principal Shareholder has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(iv) This Agreement has been duly executed and delivered by Principal Shareholder and this Agreement constitutes a valid and binding agreement of Principal Shareholder, enforceable against Principal Shareholder in accordance with its terms.

(v) Other than as required or permitted by this Agreement, the Shares are now and shall at all times during the term of this Agreement be owned of record by Principal Shareholder, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of the Shares in any such case that would, individually or in the aggregate, reasonably be expected to materially impair the ability of Principal Shareholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of the Shares other than this Agreement.

(vi) The execution and delivery of this Agreement by Principal Shareholder and the performance by Principal Shareholder of its obligations hereunder will not (including with notice or lapse of time or both):

(1) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

(2) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Principal Shareholder is a party or by which Principal Shareholder or any of its assets is bound that would, individually or in the aggregate, reasonably be expected to materially impair the ability of Principal Shareholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or

(3) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Principal Shareholder in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of Principal Shareholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

(vii) Principal Shareholder acknowledges receipt and review of the Merger Agreement and understands the terms and conditions thereof. Principal Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of its own choosing. Principal Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Principal Shareholder’s execution, delivery and performance of this Agreement.

(viii) Principal Shareholder hereby waives, and agrees not to assert or perfect, any dissenters’ rights and any similar rights that it may have by virtue of ownership of the Shares.

(ix) No consent of Principal Shareholder’s is necessary under any “community property” or other laws in order for Principal Shareholder to enter into and perform its obligations under this Agreement.

(b) Except where expressly stated to be given as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of each date from the date hereof through and including the date of termination of this Agreement.

3. Agreement to Vote Shares.

(a) Whereas the Board of Directors of the Company has approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of the Merger Agreement and in accordance with the CGCL, during the period commencing on the date hereof and continuing until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, Principal Shareholder agrees to: (i) appear (in person or by proxy) at any annual or special meeting of the shareholders of the Company for the purpose of obtaining a quorum; and (ii) vote (or, if requested, execute proxies), or execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of the Company, in either case solely with respect to a number of the Shares equal to forty percent (40%) of the outstanding shares of Company Common Stock on the record date of any such vote or written consent (the “Covered Shares”): (a) in favor of approval of the principal terms of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (b) against (1) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Principal Shareholder under this Agreement and (2) any action, proposal, transaction or agreement that would reasonably be expected to compete with or would reasonably be expected to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transaction. Notwithstanding the foregoing, Principal Shareholder shall remain free (i) to vote (or execute consents or proxies with respect to) the Covered Shares with respect to any matter not covered by this Section 3 in any manner he deems appropriate, provided that such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transaction, and (ii) to vote (or execute consents or proxies with respect to) any Shares that are not Covered Shares in any manner he deems appropriate. Notwithstanding any reference in this paragraph to actions by written consent, Principal Shareholder shall have no obligation to execute any written consent in lieu of a meeting with respect thereto for the purpose of approving the principal terms of the Merger and the Merger Agreement unless the Company shall have requested that such approval and adoption be effected through the execution of any such written consent, in which case Principal Shareholder shall execute such consent.

(b) In furtherance of the covenants set forth in Sections 3(a) hereof, Principal Shareholder agrees, for a period beginning on the date hereof and continuing until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, to deliver (or cause to be delivered) to Parent upon request a proxy authorizing the Covered Shares to be voted in accordance with Section 3(a) of this Agreement, substantially in the form of Annex A attached hereto.

4. Representations of Parent. Parent hereby represents and warrants to Principal Shareholder that:

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and is a valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(c) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both):

(i) contravene or conflict with the certificate of incorporation or the bylaws of Parent;

(ii) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound; violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party.

5. Transfer and Encumbrance. Subject to the terms of this Agreement, for a period beginning on the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Principal Shareholder agrees not to, directly or indirectly, transfer, sell, offer, hypothecate, assign, pledge or otherwise dispose of or encumber (“Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares or Principal Shareholder’s voting or economic interest therein. Subject to the terms of this Agreement, during the term of this Agreement, Principal Shareholder agrees not to (i) grant any proxies, options or rights of first offer or refusal with respect to any of the Covered Shares, (ii) permit any such Covered Shares to become subject to, any new pledges, liens, preemptive rights, security interests, claims, charges or other encumbrances or arrangements or (iii) enter into any voting agreement, voting trust or other voting arrangement with respect to any of the Covered Shares. Notwithstanding the foregoing, Principal Shareholder may take any action described in the previous two sentences, so long as the other party (a “transferee”) to such Transfer or other arrangement described in the second sentence of this Section 5 executes this Agreement (or a joinder thereto in a form reasonably satisfactory to Parent) and agrees to be bound by its terms; provided, however, that notwithstanding such Transfer or arrangement, Principal Shareholder shall continue to be liable for any breach by such transferee of its agreements and covenants under this Agreement.

6. Additional Covenant of Principal Shareholder. Principal Shareholder shall notify Parent of any development occurring after the date of this Agreement that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties set forth in Section 2 hereof.

7. Covenants of Principal Shareholder and Parent.

(a) Each of Parent and Principal Shareholder shall use its respective reasonable best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement and the Merger Agreement.

(b) Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by them or on their behalf in connection with the transactions contemplated hereunder, including fees and expenses of their own financial consultants, investment bankers, accountants and counsel.

8. Fiduciary Duties. Nothing contained herein shall limit or affect any actions taken by Principal Shareholder or any person or entity controlling or under the control of Principal Shareholder of the types described in the Merger Agreement (including Sections 6.3 and 6.4 thereof) in response to a Acquisition Proposal, to the extent that the Company is permitted to take such actions under the Merger Agreement and provided that Principal Shareholder acts in accordance with any requirement set forth in the Merger Agreement, nor shall anything contained herein limit or affect any actions taken by Principal Shareholder or any other person in his capacity as a director of the Company, and none of such actions taken in accordance with the provisions of this Section 8 or in accordance with the provisions of the Merger Agreement shall be deemed to constitute a breach of this Agreement.

9. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damages to the other parties if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other parties will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

10. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable; and, other than in respect of Section 9, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable without the written consent of the other party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates.

11. Termination. This Agreement will terminate automatically, without any action on the part of any party hereto, on the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to its terms and (c) at any time upon notice by Parent to Principal Shareholder.

12. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed and fully performed within the State of California, without regard to the conflicts of laws provisions thereof.

14. Jurisdiction; Waiver of Venue. Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of California or the United States District Court for the Central District of California (each, a “Designated Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Designated Court, and any claim that any such action or proceeding brought in any Designated Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Designated Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Designated Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to Parent, to:

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Attention: Alan N. Braverman

                  Tom Staggs

Telecopy: (818) 560-7896

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Brian J. McCarthy

                  Joseph J. Giunta

Telecopy: (213) 687-5600

and:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: Morton A. Pierce, Esq

                 Gordon E. Warnke, Esq

Telecopy: (212) 259-6333

(ii)	if to Principal Shareholder, to:

Steven P. Jobs

c/o Pixar

1200 Park Avenue

Emeryville, California 94608

Telecopy: (510) 752-3099

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Larry W. Sonsini, Esq.

                 Martin W. Korman, Esq.

                 Jose F. Macias, Esq.

Telecopy: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler

Telecopy: (415) 947-2011

16. Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

17. Waiver. The parties hereto may, to the extent permitted by applicable Law, subject to Section 18 hereof, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

18. Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

19. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

20. Headings. All Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

THE WALT DISNEY COMPANY

By:	/s/ ALAN N. BRAVERMAN
Name:	Alan N. Braverman
Title:	Senior Executive Vice President, General Counsel and Secretary

PRINCIPAL SHAREHOLDER:

/s/ STEVE JOBS
Steven P. Jobs

ANNEX A

FORM OF IRREVOCABLE PROXY

The undersigned is a party to the Voting Agreement, dated as of January 24, 2006 (the “Voting Agreement”), by and between The Walt Disney Company, a Delaware corporation, and the undersigned.

The undersigned hereby revokes any previous proxies previously granted with respect to any Covered Shares (as defined in the Voting Agreement) and appoints the Walt Disney Company, a Delaware corporation (“Parent”), and any individual who shall be designated by Parent, with full power of substitution and resubstitution, as attorney-in-fact and proxy of the undersigned to attend any and all meetings of shareholders (and any adjournments or postponements thereof) of Pixar, a California corporation (the “Company”), solely to vote all Covered Shares (as defined in the Voting Agreement) in accordance with the terms of the Voting Agreement. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement.

This proxy has been granted pursuant to Section 3 of the Voting Agreement. This proxy shall be deemed to be a proxy coupled with an interest and is irrevocable during the term of the Voting Agreement to the fullest extent permitted under California law, and except that such proxy shall terminate upon the termination of the Voting Agreement.

The undersigned authorizes such attorney and proxy to substitute any other person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.

Dated: January 24, 2006

/s/ STEVE JOBS
Steven P. Jobs

ANNEX C

January 24, 2006

Board of Directors

Pixar

1200 Park Avenue

Emeryville, CA 94608

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, no par value per share (“Company Common Stock”), of Pixar (the “Company”), other than affiliates of the Company, of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of January 24, 2006 (the “Merger Agreement”), by and among The Walt Disney Company (the “Acquiror”), Lux Acquisition Corp., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 2.30 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror.

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, as well as certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts provided to or discussed with us by the Company and the Acquiror, and have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company and the Acquiror and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and the Acquiror, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the financial forecasts for the Acquiror that we have reviewed, the management of the Acquiror has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the future financial performance of the Acquiror. In addition, we have relied upon, without independent verification, the assessment of the managements of the Company and the Acquiror as to (i) their ability to retain key employees, (ii) the strategic benefits and potential costs savings and other synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger, (iii) the existing technology, products and services of the Company and the Acquiror and the validity of, and risks associated with, the future technology, products and services of the Company and the Acquiror, and (iv) their ability to integrate the businesses of the Company and the Acquiror. You have also informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. We also have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party approvals, consents, and agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Acquiror or the contemplated benefits of the

C-1

Board of Directors

Pixar

January 24, 2006

Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of shares of Company Common Stock, other than affiliates of the Company, of the Exchange Ratio and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided to the Acquiror investment banking and other financial services for which we and our affiliates have received compensation and in the future we and our affiliates may provide investment banking and other financial services to the Company and the Acquiror, for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, other than affiliates of the Company.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

C-2

ANNEX D

California General Corporation Law

Chapter 13. Dissenters’ Rights

§ 1300. Right to Require Purchase—“Dissenting Shares” and “Dissenting Shareholder” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Agreed Price—Time for Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Dissenter’s Action to Enforce Payment.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Appraisers’ Report—Payment—Costs.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310. Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Attacking Validity of Reorganization or Merger.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The registrant’s Restated Certificate of Incorporation and Bylaws, as amended to date, provide that the registrant shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the registrant or by reason of the fact that such director or officer, at the request of the registrant, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The registrant’s Restated Certificate of Incorporation and Bylaws further provide that (i) the registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant or is serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of law, and (ii) the registrant may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any and all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere. The registrant’s Restated Certificate of Incorporation further provides that a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

The registrant maintains an officer’s and director’s liability insurance policy insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the registrant under certain circumstances, in the event that indemnification payments are made to such officers and directors.

The registrant has also entered into indemnification agreements (the “Indemnification Agreements”) with certain of its directors and officers (individually, the “Indemnitee”). The Indemnification Agreements, among other things, provide for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The Indemnification Agreements provide for the prompt advancement of all expenses to the Indemnitee and for reimbursement to the registrant if it is found that such Indemnitee is not entitled to such indemnification under applicable law. The Indemnification Agreements also provide that after a Change in Control (as defined in the Indemnification Agreements) of the registrant which is not approved by the Board of Directors of the registrant, all determinations regarding a right to indemnity and the right to advancement of expenses shall be made by independent legal counsel selected by the Indemnitee and approved by the Board of Directors. In addition, in the event of a Potential Change In Control (as defined in the Indemnification Agreements), the Indemnitee may require the registrant to establish a trust for his or her benefit and to fund such trust in amounts reasonably anticipated or proposed to be paid to satisfy the registrant’s indemnification obligations under the Indemnification Agreements.

Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Article Ninth of the Disney Restated Certificate of Incorporation eliminates the liability of a director of Disney to Disney or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s Restated Certificate of Incorporation and Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of January 24, 2006, by and among the Walt Disney Company, Lux Acquisition Corp., and Pixar (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being issued.*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to tax matters.*

8.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation relating to tax matters.*

10.1	Voting Agreement, dated as of January 24, 2006, by and among the Walt Disney Company and Steven P. Jobs (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

23.1	Consent of PricewaterhouseCoopers LLP (related to Disney’s consolidated financial statements).

23.2	Consent of KPMG LLP (related to Pixar’s financial statements).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).*

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).*

23.5	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.2).*

24.1	Power of Attorney (included in Part II to this Registration Statement).

Exhibit Number	Exhibit Description
99.1	Consent of Credit Suisse Securities (USA) LLC.

99.2	Consent of Steven P. Jobs to be named a director of Disney upon completion of the merger.

99.3	Form of Proxy of Pixar.

*	To be filed by amendment.

Item 22. Undertakings

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, as amended, Disney has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Burbank, California, on February 16, 2006.

THE WALT DISNEY COMPANY

By:	/S/ ALAN N. BRAVERMAN
Name:	Alan N. Braverman
Title:	Senior Executive Vice President, General Counsel & Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas O. Staggs, Alan N. Braverman, and Roger J. Patterson, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated below on February 16, 2006:

Signature	Title
/S/ ROBERT A. IGER Robert A. Iger	President and Chief Executive Officer, Director

/S/ THOMAS O. STAGGS Thomas O. Staggs	Senior Executive Vice President and Chief Financial Officer

/S/ GEORGE J. MITCHELL George J. Mitchell	Chairman of the Board

/S/ JOHN E. BRYSON John E. Bryson	Director

/s/ JOHN S. CHEN John S. Chen	Director

/S/ JUDITH L. ESTRIN Judith L. Estrin	Director

/S/ FRED H. LANGHAMMER Fred H. Langhammer	Director

Signature	Title
/S/ AYLWIN B. LEWIS Aylwin B. Lewis	Director

/S/ MONICA C. LOZANO Monica C. Lozano	Director

/S/ ROBERT W. MATSCHULLAT Robert W. Matschullat	Director

/S/ LEO J. O’DONOVAN, S.J. Leo J. O’Donovan, S.J.	Director

/s/ JOHN E. PEPPER, JR. John E. Pepper, Jr.	Director

/S/ ORIN C. SMITH Orin C. Smith	Director

/S/ GARY L. WILSON Gary L. Wilson	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of January 24, 2006, by and among the Walt Disney Company, Lux Acquisition Corp., and Pixar (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being issued.*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to tax matters.*

8.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation relating to tax matters.*

10.1	Voting Agreement, dated as of January 24, 2006, by and among the Walt Disney Company and Steven P. Jobs (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

23.1	Consent of PricewaterhouseCoopers LLP (related to Disney’s consolidated financial statements).

23.2	Consent of KPMG LLP (related to Pixar’s financial statements).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).*

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).*

23.5	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.2).*

24.1	Power of Attorney (included in Part II to this Registration Statement).

99.1	Consent of Credit Suisse Securities (USA) LLC.

99.2	Consent of Steven P. Jobs to be named a director of Disney upon completion of the merger.

99.3	Form of Proxy of Pixar.

*	To be filed by amendment.